CREDIT AGREEMENT,
dated as of February 22, 2017
among
WAYFAIR LLC,
as Borrower,

WAYFAIR INC.,
as Guarantor,

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,
and
CITIBANK, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer

CITIBANK, N.A., as Lead Arranger and Bookrunner

i

Section 4.6	Certificates for Reimbursement; Delay in Request	54
Section 4.7	Taxes.	55
Section 4.8	Payments, Interest Calculations, etc.	59
Section 4.9	Sharing of Payments	59
Section 4.10	Setoff	60
Section 4.11	Use of Proceeds	61
Section 4.12	Funding and Payment Reliance, etc.	61
Section 4.13	Designation of a Different Lending Office	62
Section 4.14	Replacement of Lenders	62
Section 4.15	Defaulting Lenders.	63
Section 4.16	Cash Collateral by the Borrower	66
Article V	Conditions Precedent to Credit Extensions	67
Section 5.1	Conditions to Effective Date	67
Section 5.2	Conditions to Each Credit Extension	70
Section 5.3	Satisfactory Legal Form	71
Section 5.4	Determinations Under Section 5.1	71
Article VI	Representations and Warranties	71
Section 6.1	Organization, etc.	72
Section 6.2	Due Authorization, Non Contravention, etc.	71
Section 6.3	Required Approvals	72
Section 6.4	Validity, etc.	72
Section 6.5	Financial Condition	73
Section 6.6	No Material Adverse Change	73
Section 6.7	Litigation, Labor Matters, etc.	73
Section 6.8	Capitalization and Subsidiaries	74
Section 6.9	Compliance with Laws, etc.	74
Section 6.10	Properties, Permits, etc.	74
Section 6.11	Taxes, etc.	75
Section 6.12	ERISA	75
Section 6.13	Environmental Warranties	76
Section 6.14	Inventory	76
Section 6.15	Intellectual Property	76

v

SCHEDULES
SCHEDULE I     -     Percentages and Amounts
SCHEDULE II     -     Guarantors Schedule
SCHEDULE III     -     Administrative Information
SCHEDULE 5.1.5    -    Indebtedness to be Paid
SCHEDULE 6.8    -    Initial Capitalization
SCHEDULE 6.10(c)    -    Real Property Assets
SCHEDULE 6.14    -    Inventory Locations
SCHEDULE 6.15    -    Intellectual Property
SCHEDULE 6.22    -    Insurance
SCHEDULE 6.23    -    Related Party Transactions
SCHEDULE 8.2(c)    -    Existing Indebtedness
SCHEDULE 8.2(j)    -    Existing Letters of Credit
SCHEDULE 8.3(c)    -    Existing Liens
SCHEDULE 8.5(a)    -    Existing Investments

EXHIBITS
EXHIBIT A-1    -    Form of Revolving Note
EXHIBIT A-2     -    Form of Swing Line Note
EXHIBIT B-1    -    Form of Borrowing Request
EXHIBIT B-2    -    Form of Continuation/Conversion Notice
EXHIBIT B-3    -    Form of Letter of Credit Issuance Request
EXHIBIT C    -    Form of Assignment and Assumption
EXHIBIT D    -    Form of Compliance Certificate
EXHIBIT E    -    Form of Security Agreement
EXHIBIT F    -    Form of Guaranty

EXHIBIT G-1	- Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT G-2	- Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT G-3	- Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT G-4	- Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

EXHIBIT H	- Form of Incremental Commitment Joinder Agreement

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among WAYFAIR LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), WAYFAIR INC., a corporation organized under the laws of the State of Delaware (the “Parent”), each lender from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and CITIBANK, N.A. (“Citibank”), as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer.
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders provide Revolving Loan Commitments pursuant to which (a) Revolving Loans will be made by the Lenders from time to time in an aggregate principal amount at any one time outstanding not to exceed the Revolving Loan Commitment Amount, (b) Letters of Credit will be issued by each L/C Issuer from time to time in an aggregate principal amount at any one time outstanding not to exceed the Letter of Credit Commitment Amount and (c) Swing Line Loans will be made by the Swing Line Lender in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Loan Commitment Amount; provided that, in any event, the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans, together with the aggregate principal amount of all Letter of Credit Outstandings, shall not at any one time exceed the Revolving Loan Commitment Amount; and
WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments, make such Loans and issue (or participate in) Letters of Credit;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.1    Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:
“Account” means any “account” (as defined in Section 9-102(a)(2)(i) or 9-102(a)(2)(ii) of the U.C.C.) of any Person.
“Accounting Change” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Acquired Entity” has the meaning set forth in the definition of “Permitted Acquisition”.
“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum obtained by dividing (rounded upwards to the next nearest 1/100 of 1%) (a) (i) the rate per annum equal to the rate appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, or (ii) in the event the rates referenced in the preceding clause (i) are not available, the rate per annum equal to the offered quotation rate to major banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, by (b) an amount equal to (i) one minus (ii) the Eurodollar Reserve Requirement; provided that, if the Adjusted Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Administrative Agent” has the meaning set forth in the preamble and includes each successor Administrative Agent pursuant to Section 10.5.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more of its intermediaries, Controls or is Controlled by or is under common Control with such specified Person.
“Agreement” has the meaning set forth in the preamble.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of: (a) the rate of interest in effect for such day as announced publicly by Citibank as its prime rate for loans denominated in Dollars; (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%; and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day plus 1.00% (for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London, England time on such day); provided, that if the Alternate Base Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively, and without the necessity of notice being provided to the Borrower or any other Person.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the rules and regulations and legally enforceable requirements thereunder, the United Kingdom Bribery Act of 2010 (the “UK Bribery Act”) and all laws, rules and regulations of any jurisdiction applicable to the Loan Parties at the relevant time concerning or relating to bribery or corruption.

“Applicable Margin” means (a) with respect to the unpaid principal amount of each Base Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Base Rate Loans”; and (b) with respect to the unpaid principal amount of each Eurodollar Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Eurodollar Rate Loans”.

Level	Consolidated Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans	Unused Commitment Fee Rate
I.	Greater than or equal to 2.00:1.00	1.00%	2.00%	0.30%
II.	Greater than 1.00:1.00 but less than 2.00:1.00	0.75%	1.75%	0.25%
III.	Equal to or less than 1.00:1.00	0.50%	1.50%	0.20%

Prior to the Covenant Changeover Date, the Applicable Margin shall conclusively be presumed to be the relevant Applicable Margin set forth in Level II above. After the Covenant Changeover Date, the Consolidated Leverage Ratio that is used to compute the Applicable Margin shall be the Consolidated Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent pursuant to Section 7.1(f); changes in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective on the first day of the month following delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to Section 7.1(f). If the Borrower shall fail to deliver a Compliance Certificate as and when required pursuant to Section 7.1(f), from and including the date of such required delivery to but not including the date the Borrower delivers to the Administrative Agent such Compliance Certificate, the Applicable Margin shall conclusively be presumed to equal the relevant Applicable Margin set forth at Level I above. In the event that (i) any financial statement delivered pursuant to Section 7.1(a) or Section 7.1(b) or any Compliance Certificate delivered by the Borrower is shown to be inaccurate and (ii) such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (x) the Borrower shall promptly (and, in any event, within five (5) Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such period and (y) the Borrower shall promptly (and, in any event, within five (5) Business Days thereafter) pay to the Administrative Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such period. Upon (a) the occurrence and during the continuation of an Event of Default occurring under Section 9.1.1 or Section 9.1.9 or (b) for any other Event of Default, at the election of the Administrative Agent, the Applicable Margin shall be automatically increased to the Applicable Margin set forth in Level I above.
“Applicable Revolving Percentage” means, relative to any Lender, the percentage of the total Revolving Loan Commitment represented by such Lender’s Revolving Loan Commitment. If the Revolving Loan Commitment has terminated or expired, the Applicable Revolving Percentage shall be determined based upon the Revolving Loan Commitment most recently in effect, giving effect to any assignments.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Authorized Officer” means, relative to any Loan Party, each Financial Officer and other officers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2, as such certificate may be updated from time to time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law of such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bailee Waiver” means a Bailee Waiver in form and substance reasonably satisfactory to the Administrative Agent.
“Base Rate Loan” means a Loan bearing interest at a fluctuating interest rate determined by reference to the Alternate Base Rate.
“Borrower” has the meaning set forth in the preamble.
“Borrower Investment Policy” means the Borrower’s investment policy provided to the Lenders prior to the Effective Date together with such amendments, supplements, modifications or replacements thereto as may be approved by the Required Lenders after the Effective Date (such approval not to be unreasonably withheld or delayed).
“Borrowing” means the Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.
“Borrowing Request” means a Borrowing Request, duly executed by an Authorized Officer of the Borrower, in substantially the form of Exhibit B-1 attached hereto.

“Business Day” means (a) any day on which the Administrative Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed under the Laws of, or are in fact closed in, New York, New York; and (b) relative to the making, continuing, conversion into, prepaying or repaying of any Eurodollar Rate Loan, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Capitalized Lease” of any Person, means any lease of real or personal property by such Person as lessee which, in accordance with GAAP, is classified on the balance sheet of such Person as a capitalized lease.
“Capitalized Lease Liabilities” means all monetary obligations of the Parent and its Subsidiaries under any Capitalized Lease, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
“Cash Collateral” shall have a meaning correlative to the definition “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Lenders, as collateral for Letter of Credit Outstandings or obligations of the Lenders to fund participations in respect of Letter of Credit Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer.
“Cash Equivalent Investment” means, at any time: (a) any evidence of Indebtedness, maturing not more than one year after the date of issuance, issued or guaranteed by the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States); (b) Dollar denominated commercial paper (including asset-backed commercial paper) and Euro denominated commercial paper rated at least A-1 by S&P or P 1 by Moody’s, which is issued by a corporation (other than an Affiliate of any Loan Party); (c) any certificate of deposit or bankers’ acceptance or time deposit, maturing not more than one year after such time, which is issued by a commercial banking institution that (i) is a member of the Federal Reserve System, (ii) has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and (iii) has a credit rating at least A-1 by S&P or P 1 by Moody’s; (d) any investment in money market mutual funds rated at least AAA by S&P or aaa by Moody’s; provided that in no event may the amount invested by any such money market mutual fund in any individual issuer exceed (i) more than 5.00% of the total amount invested by such money market mutual fund or (ii) $200,000,000; or (e) any repurchase agreement that is entered into with a commercial banking institution of the stature referred to in clause (c) that is secured by a fully perfected Lien in any securities of the type described in any of clauses (a) through (c), has a maturity of not more than 90 days and a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such commercial banking institution.
“Cash Management Liabilities” means all obligations of the Parent or any of its Subsidiaries owing to any Lender or Affiliate thereof with respect to (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and depository network services) and (c) any other demand deposit or operating account relationships or other cash management services.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“CFTC” means the U.S. Commodity Futures Trading Commission.
“Change in Control” means: (a) the failure at any time of the Parent to own and Control beneficially at least 100% of the issued and outstanding Equity Interests of the Borrower (whether voting or non-voting), on a fully diluted basis, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Secured Parties pursuant to the Loan Documents); (b) except to the extent permitted by Section 8.8(a), Section 8.8(b), Section 8.8(d), Section 8.9(c), Section 8.9(d) or Section 8.9(i), the failure of SK Retail, Inc. or the Borrower at any time to directly or indirectly own and Control beneficially 100% of the issued and outstanding Equity Interests of any of its Subsidiaries (whether voting or non-voting), on a fully diluted basis, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Secured Parties pursuant to the Loan Documents); (c) except to the extent permitted by Section 8.8(a), Section 8.8(b), Section 8.8(d), Section 8.9(c), Section 8.9(d) or Section 8.9(i), and subject to the limitations set forth in clause (a) of this definition, the failure of the Parent at any time to directly or indirectly own and Control beneficially 100% of the issued and outstanding Equity Interests of any of its Subsidiaries (whether voting or non-voting), on a fully diluted basis, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Secured Parties pursuant to the Loan Documents); or (d) other than in connection with any transaction with the Permitted Holders, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding Equity Interests of the Parent.
“Change in Law” means the occurrence, after the Effective Date, of (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Change in Working Capital” means, for any Fiscal Quarter, the sum of the Current Assets and Liabilities for such Fiscal Quarter minus the Current Assets and Liabilities for the prior Fiscal Quarter.
“Citibank” has the meaning set forth in the preamble.
“Code” means the Internal Revenue Code of 1986, as amended, or otherwise modified from time to time.
“Collateral” means the “Collateral” or other similar term referred to in any Collateral Document and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the Security Agreement, the Irish Share Charge, intellectual property security agreements, or similar agreements, and any joinders to any of the Collateral Documents delivered to the Administrative Agent pursuant to Section 7.7, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commercial Letter of Credit Commitment Amount” means, as of any date, $5,000,000, which is a sub-facility of the Letter of Credit Commitment and is a part of, and not in addition to, the Letter of Credit Commitment.
“Commitment” means, as the context may require, a Lender’s Revolving Loan Commitment, Letter of Credit Commitment or Swing Line Loan Commitment.
“Commitment Amount” means, as the context may require, (i) the Revolving Loan Commitment Amount, (ii) the Letter of Credit Commitment Amount, (iii) the Commercial Letter of Credit Commitment Amount, (iv) the Standby Letter of Credit Commitment Amount or (v) the Swing Line Loan Commitment Amount.
“Commitment Letter” means that certain Commitment Letter, dated as of January 18, 2017, by and among the Borrower, Citibank and Silicon Valley Bank.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et. seq.), as amended from time to time and any successor statute.
“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is a part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Lender Party by means of electronic communications pursuant to this Section, including through the Platform.
“Competitor” means (a) any online or offline retailer, manufacturer, or producer of home goods or furniture, or (b) any company of the type referred to in clause (a) that (i) provides e-commerce services, including website development, advertising, fulfillment, customer service, and payment processing or (ii) provides fulfillment and logistics services for themselves or for third parties, whether online or offline.
“Compliance Certificate” means a Compliance Certificate duly executed by a Financial Officer of the Parent, substantially in the form of Exhibit D attached hereto.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures” means, for any period, the sum (without duplication) of (a) the aggregate amount of all expenditures of the Parent and its Subsidiaries for fixed or capital assets or additions to plant, property or equipment (including replacements and capitalized repairs) made during such period which, in accordance with GAAP, would be classified as capital expenditures; and (b) the aggregate amount of all Capitalized Lease Liabilities payments during such period.
“Consolidated EBITDA” means, for any period, the sum, without duplication, for such period, of Consolidated Net Income of the Parent and its Subsidiaries on a consolidated basis during such period; plus the following to the extent deducted in calculating Consolidated Net Income: (a) Consolidated Interest Expense during such period; (b) the provision for all income, franchise and similar taxes (whether paid or deferred) of the Parent and its Subsidiaries; (c) the amortization, accretion and depreciation of expense of the Parent and its Subsidiaries during such period; (d) reasonable fees, expenses and charges related to (A) the Loans and the Loan Documents, (B) other Indebtedness permitted to be incurred by the Parent or its Subsidiaries under this Agreement, and (C) mergers, acquisitions, restructurings and dispositions permitted by this Agreement in an aggregate amount during any rolling twelve month period not to exceed 10% of Consolidated EBITDA prior to giving effect to any such add-backs; (e) stock-based compensation expenses; and (f) other expenses reducing Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such period), minus the following to the extent included in calculating Consolidated Net Income: (i) all income and franchise tax credits; and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such period). Notwithstanding the foregoing or anything to the contrary contained herein, Consolidated EBITDA for the fiscal quarters ended March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016 is -$20,687,000, -$24,871,000, -$30,581,000 and -$11,965,000, respectively.

“Consolidated Fixed Charge Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio of: (a) Post-Covenant Changeover Consolidated EBITDA for the Rolling Period ending as of such Fiscal Quarter end to (b) Consolidated Fixed Charges during such Rolling Period.
“Consolidated Fixed Charges” means, with respect to the Parent and its Subsidiaries as of any Fiscal Quarter, the sum of (without duplication): (a) Consolidated Interest Expenses paid or required to be paid in cash during such Rolling Period (other than interest paid-in-kind, amortization of financing fees, and other non-cash Consolidated Interest Expense), plus (b) the amount of Taxes based on income actually paid in cash or required to be paid (including Taxes relating to net settlement of equity awards to the extent they constitute a use of cash), plus (c) Consolidated Capital Expenditures, plus (d) cash dividends and other distributions paid to any Person that is not a Loan Party during such period, plus (e) payments made or required to be made during such period on account of principal of Indebtedness of the Parent and its Subsidiaries (excluding principal payments under this Agreement to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment Amount), plus (f) payments made or required to be made during such period on Capitalized Leases.
“Consolidated Interest Expense” means, for any period, the aggregate consolidated interest expense of the Parent and its Subsidiaries for such period, as determined in accordance with GAAP, including, to the extent applicable and without duplication, the portion of any Capitalized Lease Liabilities of the Parent and its Subsidiaries allocable to interest expense, all commissions, discounts and other fees charged with respect to letters of credit and bankers’ acceptance financing, the amortization of debt discounts and the net costs under Swap Agreements in respect of interest rates, and the interest portion of any deferred payment obligations, in each case paid, payable or allocable during such period.
“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of: (a) the outstanding principal amount of Consolidated Total Indebtedness as of the last day of such Fiscal Quarter of the Parent and its Subsidiaries; to (b) Post-Covenant Changeover Consolidated EBITDA for the Rolling Period ending as of the last day of such Fiscal Quarter.
“Consolidated Net Income” means, for any period, all amounts (exclusive of all amounts, net of tax, in respect of any extraordinary gains or losses) which, in accordance with GAAP, would be included as net income or net loss on the consolidated statements of income of the Parent and its Subsidiaries at such time; provided, however, that there shall be excluded from Consolidated Net Income, without duplication, (a) the income of any Person in which any other Person has a joint interest (other than a Subsidiary), except to the extent of the amount of dividends or other distributions that were actually paid in cash to the Parent or any of its Subsidiaries by such Person during such period; (b) the net income or net loss of any Person prior to the date it became a Subsidiary of, or was merged or consolidated into, the Parent or any of its Subsidiaries; or (c) the undistributed earnings of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or distributions of such earnings by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of Law applicable to such Subsidiary.

“Consolidated Total Assets” means, for any period, the total amount of all assets of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recent date for which financial statements have been made available hereunder.
“Consolidated Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP. For purpose of determining Consolidated Total Indebtedness, the Indebtedness of the Parent or any Subsidiary in respect of a Swap Agreement on the date of determination shall be the Termination Value.
“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss (including by providing a Lien on its property or assets, maintaining any financial statement condition or liquidity level, or purchasing or leasing any property or services)) the Indebtedness or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person. The amount of any Contingent Liability shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Liability is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, and, in each case, in accordance with GAAP.
“Continuation/Conversion Notice” means a Continuation/Conversion Notice duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 attached hereto.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.
“Controlled Account” means each Deposit Account that is subject to a Deposit Account Control Agreement.
“Covenant Changeover Date” means the last day of the Fiscal Quarter of the Borrower that is ten (10) Fiscal Quarters after the Fiscal Quarter ending on March 31, 2017.
“Credit Extension” means, as the context may require (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, any increase in the Stated Amount of any Letter of Credit or the extension of any Stated Expiry Date of any existing Letter of Credit, by an L/C Issuer.
“Current Assets and Liabilities” means, for any Fiscal Quarter, the total assets of the Parent and its Subsidiaries which may be properly classified as current assets on a consolidated balance sheet in accordance with GAAP (excluding cash and cash equivalents and short term investments)

minus the total liabilities (other than the current portion of any Indebtedness) of the Parent and its Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet in accordance with GAAP.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions, in each case from time to time in effect.
“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, if any, shall be specifically identified in writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any other Lender Party in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) became the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of a written notice of such determination.
“Deposit Account” has the meaning provided for in the U.C.C. and includes, without limitation, each bank account, lock-box account, concentration account and collateral account maintained by any Loan Party.
“Deposit Account Bank” means each bank or other financial institution that has entered into a Deposit Account Control Agreement.
“Deposit Account Control Agreement” means each Deposit Account Control Agreement, in form and substance reasonably acceptable to the Administrative Agent, executed by a Deposit Account Bank, the Administrative Agent and the Borrower or other applicable Loan Party.
“Disbursement” has the meaning set forth in Section 2.7.3.
“Disbursement Date” has the meaning set forth in Section 2.7.3.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale), (b) is redeemable at the option of the holder thereof (other than for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale), (c) provides for and requires scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of current and former employees, directors, managers, officers or consultants of the Parent (or any parent company) or its Subsidiaries or by any such plan to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Effective Date and (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than five (5) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Dollar” and the symbol “$” mean lawful money of the United States.

“Domestic Subsidiary” means each Subsidiary of the Parent that is organized under the Laws of any State of the United States or the District of Columbia (other than any such Subsidiary that is an Excluded Foreign Subsidiary).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date this Agreement becomes effective pursuant to Section 11.8.
“Effective Yield” means the effective yield for any Indebtedness, taking into account the interest rate, applicable interest rate margins, any interest rate floors or similar devices, interest rate indexes and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Indebtedness and (y) the four years following the incurrence thereof) payable generally to lenders providing such loans, but excluding any commitment, underwriting or arrangement fees payable to any arranger (or Affiliate thereof) in connection with the commitment or syndication of such Indebtedness, and not shared generally with the providers of such Indebtedness.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.10(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.10(f).
“Environmental Laws” means any and all Federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges of waste or public systems.
“Equipment” has the meaning provided for in the U.C.C. and includes, without limitation, all Equipment wherever located and whether or not affixed to any real property, including all accessories, additions, attachments, improvements, substitutions and replacements thereto.
“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Effective Date; provided that for the avoidance of doubt, Permitted Convertible Indebtedness shall not be considered “Equity Interests”.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any ERISA Reportable Event with respect to a Pension Plan or Multiemployer Plan; (b) the failure by any Pension Plan or Multiemployer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) and, in the case of any Multiemployer Plan, Sections 431 and 432 of the Code, in all cases whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or Multiemployer Plan; (d) the incurrence by the Borrower or any of it ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, or the commencement of proceedings by the PBGC to terminate any Pension Plan or Multiemployer Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any Withdrawal Liability; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“ERISA Reportable Event” means (a) any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the 30 day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 4043; (b) withdrawal from a Pension Plan described in Section 4063 of ERISA; (c) a cessation of operations described in Section 4062(e) of ERISA; (d) any requirement to make additional contributions or give security to any Pension Plan pursuant to Section 436 of the Code or Section 206(g) of ERISA; or (e) a failure to make a payment required by Section 412(m) of the Code or Section 302(e) of ERISA when due.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Adjusted Eurodollar Rate.
“Eurodollar Reserve Requirement” means, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal,

special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the F.R.S. Board) under regulations issued from time to time by the F.R.S. Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans. For the purposes of this Agreement, Eurodollar Rate Loans shall constitute Eurocurrency liabilities and shall be subject to applicable reserve requirements without the benefit of or credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.
“Event of Default” has the meaning set forth in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Accounts” has the meaning set forth in the Security Agreement.
“Excluded Foreign Subsidiary” means any Subsidiary of the Parent (a) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code; (b) substantially all the assets of which consist of Equity Interests in one or more Subsidiaries described in clause (a) of this definition; or (c) the Equity Interests of which are directly or indirectly owned by any Subsidiary described in clause (a) or (b); provided, however, that with respect to clauses (a) through (c) of this definition, as of the last day of the Fiscal Quarter of the Parent for which financial statements have been delivered hereunder (x) such Subsidiary does not have assets, in accordance with GAAP, with a value in excess of 5% of the Consolidated Total Assets and (y) when taken together with all other Excluded Foreign Subsidiaries as of such date, such Excluded Foreign Subsidiaries do not have assets, in accordance with GAAP, with a value in excess of 15% of the Consolidated Total Assets.
“Excluded Subsidiary” means any Subsidiary that is (a) an Excluded Foreign Subsidiary, or (b) a Massachusetts Security Corporation.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.7(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Indebtedness” means all Indebtedness of the Borrower under that certain Loan Agreement, dated as of October 29, 2012, between the Borrower and Bank of America, N.A., as the same may have been amended, amended and restated, supplemented or otherwise modified prior to the date hereof.
“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.
“Federal Fund Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.
“Fee Letter” means the Fee Letter, dated January 18, 2017, between Citibank and the Borrower.
“Financial Officer” means the president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Parent (as applicable) whose signatures and incumbency have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2, as such certificate may be updated from time to time.
“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of 12 consecutive calendar months ending on December 31.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Free Cash Flow” means, for any period, Consolidated EBITDA plus Changes in Working Capital, minus Consolidated Capital Expenditures, minus Consolidated Interest Expense (other than interest paid-in-kind, amortization of financing fees, other non-cash Consolidated Interest Expenses and any expenses Cash Collateralized in accordance with the terms of this Agreement), minus the amount of Taxes based on income actually paid in cash or required to be paid in cash (including Taxes relating to net settlement of equity awards to the extent they constitute a use of cash), minus Restricted Payments made in cash and minus cash consideration paid in connection with a Permitted Acquisition. Free Cash Flow at any date may be a positive or negative number. Free Cash Flow increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Percentage of the Letter of Credit Outstandings with respect to Letters of Credit issued by such L/C Issuer, other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Revolving Percentage of outstanding Swing Line Loans made by such Swing Line Lender, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means the Parent and the other entities listed on the Guarantors Schedule and each other Subsidiary that shall be required to deliver a Guaranty or guarantee supplement pursuant to Section 7.7.
“Guarantors Schedule” means the Guarantors Schedule attached as Schedule II hereto, as amended, supplemented or otherwise modified from time to time by the Borrower.
“Guaranty” means the Guaranty made by the Parent under Article XII in favor of the Secured Parties and the Guaranty made by the other Guarantors in favor of the Secured Parties substantially in the form of Exhibit F attached hereto, together with each other guaranty and guaranty supplement delivered pursuant to Section 7.7.
“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious medical waste and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Incremental Commitment” has the meaning set forth in Section 2.11.1.
“Incremental Commitment Increase Effective Date” has the meaning set forth in Section 2.11.4.
“Incremental Commitment Joinder Agreement” means Incremental Commitment Joinder Agreement, substantially in the form of Exhibit H attached hereto.
“Incremental Commitment Request” has the meaning set forth in Section 2.11.1.
“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Loans); (b) all direct or contingent obligations relative to the face amount of all letters of credit (including, without limitation, the Letters of Credit), whether or not drawn, and banker’s acceptances issued for the account of such Person; (c) all obligations of such Person in the nature of Capitalized Lease Liabilities; (d) the Termination Value of all Swap Agreements of such Person; (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business not more than one hundred twenty (120) days past due and in an amount not exceeding 20% of the aggregate trade accounts payable outstanding at such time), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value (including by means of converting into, or exchanging for, Indebtedness) any Equity Interest of another Person valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all Off Balance Sheet Obligations of such Person (to the extent the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument was accounted for as a Capitalized Lease); (h) all Contingent Liabilities of such Person in respect of any of the foregoing; and (i) any Permitted Convertible Indebtedness. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer; provided, however, that to the extent any such Indebtedness is limited recourse to the Parent or any of its Subsidiaries only the amount of such Indebtedness that is recourse to the Parent or its Subsidiaries shall be included for purposes of this definition and unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Parties” is defined in Section 11.4.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Intellectual Property Collateral” means, collectively, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral, as set forth in Schedule 6.15 (“Intellectual Property”), each as defined in the Security Agreement.
“Interest Period” means, relative to any Eurodollar Rate Loan, the period beginning on (and including) the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to Section 2.4 or Section 2.5 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter, in each case as the Borrower may select in its relevant notice pursuant to Section 2.4 or Section 2.5; provided, however, that:
(a)    the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six (6) different dates;
(b)    if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day);
(c)    if any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period), such Interest Period shall end on the last Business Day of such month; and
(d)    the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Maturity Date.

“Inventory” means “inventory” as defined in Section 9-102(a)(48) of the U.C.C.
“Investment” means, with respect to any Person, (a) any loan, advance, other extension of credit or capital contribution made by such Person to any other Person (excluding Accounts generated in the ordinary course of business of such Person and loans, advances or guarantees provided by such Person to or for the benefit of its employees in connection with an employee benefit program or arrangement), (b) any Contingent Liability of such Person incurred in connection with any item described in clause (a), and (c) any Equity Interest held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.
“Investment Company Act” means the Investment Company Act of 1940 (17 C.F.R. Part 270), as amended.
“Irish Share Charge” means that certain Irish law governed share charge, in which the Borrower provides a charge to the Administrative Agent over no more than 65% of its Equity Interest in Wayfair Stores Limited, a Irish private limited company.
“IRS” means the United States Internal Revenue Service.
“Issuance Request” means an Letter of Credit Issuance Request duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-3 hereto.
“Landlord Waiver” means a Landlord Waiver, executed by the Administrative Agent, the applicable Loan Party and the applicable landlord, in form and substance reasonably satisfactory to the Administrative Agent.
“Laws” means, collectively, all statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, consent decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“LCA Election” has the meaning set forth in Section 1.5.
“LCA Test Date” has the meaning set forth in Section 1.5.
“L/C Issuer” means Citibank or an Affiliate of Citibank, each in its capacity as issuer of Letters of Credit and/or such other Lender as the Borrower may from time to time select as an L/C Issuer hereunder; provided that such Lender has agreed to become an L/C Issuer.
“Lead Arranger” has the meaning set forth in Section 11.20.

“Lender” and “Lenders” has the meaning set forth in the preamble and, as the context requires, includes the Swing Line Lender.
“Lender Party” means, as the context may require, any Lender (including the Swing Line Lender), any L/C Issuer or the Administrative Agent, together with each of their respective successors, transferees and permitted assigns.
“Letter of Credit” has the meaning set forth in Section 2.1.2.
“Letter of Credit Commitment” has the meaning set forth in Section 2.1.2. The Letter of Credit Commitment is a sub-facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.
“Letter of Credit Commitment Amount” means, on any date, $40,000,000, as such amount is reduced from time to time in accordance with Section 2.3.
“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.
“Lien” means any security interest, mortgage, pledge, hypothecation, collateral, assignment for security, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement in the nature of a security interest.
“Limited Condition Acquisition” means any acquisition or similar Investment by one or more of the Parent and its Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Loan” means, as the context may require, either a Revolving Loan or a Swing Line Loan.
“Loan Documents” means, collectively, this Agreement, the Notes, any document or application entered into by the L/C Issuer and the Borrower relating to the Letters of Credit, the Fee Letter, the Collateral Documents, the Guaranty, each Bailee Waiver, each Landlord Waiver, each Deposit Account Control Agreement and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents.
“Loan Party” and “Loan Parties” means, collectively, the Parent, the Borrower, and each Guarantor.
“Margin Stock” shall have the meaning set forth in Regulation U of the F.R.S. Board.
“Massachusetts Security Corporation” means a Person that qualifies as a Massachusetts “security corporation” under Mass. Gen. L. c. 63, §38B, but only to the extent, and during the time period, it so qualifies.

“Material Adverse Effect” means any event or series of events (whether or not related) that could reasonably be expected to have a material adverse effect on: (a) the business, assets, operations, properties, condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole; (b) the ability of the Parent, the Borrower or any other Loan Party, taken as a whole, to perform or pay its Obligations in accordance with the terms hereof or of any other Loan Document; (c) the Administrative Agent’s first priority security interest (subject to any Liens permitted in Section 8.3) in the Collateral to the extent such material adverse effect was not caused by the Administrative Agent’s failure to retain possession of the Collateral physically delivered to it or the Administrative Agent’s failure to timely file U.C.C. continuation statements or intellectual property security agreements with the applicable intellectual property office; or (d) the validity or enforceability against any Loan Party of any Loan Document or the rights and remedies available to the Administrative Agent or the Lenders under any Loan Document.
“Maturity Date” means the earlier of (a) February 21, 2020 and (b) the acceleration of the Obligations pursuant to Section 9.2 or Section 9.3.
“Maximum Rate” has the meaning set forth in Section 3.2.4.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and each applicable L/C Issuer in their sole discretion.
“Monthly Payment Date” means the last Business Day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.1 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means, as the context may require, either a Revolving Note or a Swing Line Note.
“Obligations” means (a) all obligations (monetary or otherwise) of the Parent, the Borrower and each other Loan Party arising under or in connection with this Agreement and each other Loan Document, including principal, interest (including post default interest and interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding referred to in Section 9.1.9, whether or not a claim for post filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender required to be paid by the Borrower pursuant to the terms of any Loan Document) that are owing under this Agreement and the other Loan Documents, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due, (b) the Cash Management Liabilities, and (c) Swap Liabilities arising from any Swap Agreement that at the time of entering into was between the Parent or any of its Subsidiaries, on the one hand, and a Lender or an Affiliate of a Lender, on the other hand; provided, however, that Obligations shall exclude any Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use of property or sale of assets that creates obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).
“Organizational Document” means, with respect to any Loan Party, its articles of incorporation, partnership agreement, operating agreement and/or bylaws, as applicable.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.14).
“Parent” has the meaning set forth in the preamble.
“Participant” has the meaning set forth in Section 11.10(d).
“Participant Register” has the meaning set forth in Section 11.10(d).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Percentage” means, relative to any Lender, the percentage set forth opposite the name of such Lender on Schedule I hereto, in a duly executed Incremental Commitment Joinder Agreement or in a duly executed Assignment and Assumption, as such percentage may be adjusted from time to time pursuant to each Assignment and Assumption executed and delivered pursuant to Section 11.10.
“Permitted Acquisition” means the acquisition by the Parent or any of its Subsidiaries of all or substantially all the assets of a Person or line of business of a Person, or all or substantially all of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (a) such Acquired Entity is in compliance with Section 8.1; (b) such acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Parent, any of its Subsidiaries or any of their Related Parties; (c) the Acquired Entity shall, upon consummation of the acquisition, be owned (or, in the case of an asset purchase, such assets shall be owned) by the Parent or a Wholly Owned Subsidiary of the Parent; (d) at the time of such transaction, both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; provided that in the case of any Limited Condition Acquisition, this clause (d) shall be limited to no Event of Default under Section 9.1.1, Section 9.1.9, or Section 9.1.10 having occurred and be continuing on the LCA Test Date; (e) subject to the Limited Condition Acquisition provisions, immediately before and after giving effect to any such acquisition, the Parent and its Subsidiaries are in compliance with the negative covenant set forth in Section 8.4 as of the end of the most recent Fiscal Quarter for which financial statements have been delivered; (f) all actions required to be taken with respect to such Acquired Entity under Section 7.7 and Section 7.8 shall have been taken; provided that if the acquisition is being financed by any Incremental Commitment, to the extent agreed by the applicable Lenders providing such Incremental Commitment, all actions under this clause (f) shall be subject to customary “Sungard” limitations; (g) the Borrower shall have delivered to the Administrative Agent a certificate showing satisfactory evidence of compliance with clause (e); (h) the aggregate cash consideration paid for such acquisition or acquisitions shall not exceed $50,000,000 in the aggregate in any one Fiscal Year and $100,000,000 in the aggregate during the term of this Agreement and (i) any other financial information, transactional information or other information reasonably requested by the Administrative Agent shall be provided to the Administrative Agent at least five (5) days prior to the closing of any such acquisition.
“Permitted Bond Hedge Transaction” means any call or capped call option on the Parent’s Equity Interests purchased by the Parent from a leading dealer in the relevant market (the “Hedge Provider”) in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction; provided, further that such call option is a Swap Agreement and will be entered into between the Parent and the Hedge Provider under an ISDA Master Agreement and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case provided by the Parent or the Borrower; provided, further, that immediately before and after giving pro forma effect to the purchase of such call option and any concurrent use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder.
“Permitted Convertible Indebtedness” means Indebtedness permitted to be incurred under the terms of this Agreement that (a) is either (i) a debt security issued by the Parent which is convertible into Equity Interests of the Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests of the Parent and/or cash (in an amount determined by reference to the price of such Equity Interests); (b) is unsecured; (c) will not have a stated maturity prior to the day six (6) months following the Maturity Date; (d) has no scheduled amortization or principal payments or requires any mandatory redemptions or payments of principal prior to the day six (6) months following the Maturity Date other than customary payments upon a change of control or fundamental change event (it being understood that conversion of any such Indebtedness shall not be considered a redemption or payment); and (e) immediately before and after giving pro forma effect to the incurrence of such Indebtedness and any concurrent use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.
“Permitted Disposition” means any sale, lease, transfer or other disposition of assets (including, without limitation, Equity Interests of any Subsidiary of the Parent and Accounts) of the Parent or any of its Subsidiaries not otherwise permitted by clause (a) or (b) of Section 8.9; provided, however, that (a) the Parent and/or the applicable Subsidiary shall receive only cash consideration therefor; (b) the aggregate fair market value of all the assets subject to such dispositions shall not exceed (i) an amount equal to 5% of the total net asset value reflected on the most recent consolidated financial statement of the Parent and its Subsidiaries that has been made available hereunder or (ii) during the term of this Agreement, an aggregate amount equal to 15% of the total net asset value reflected on the most recent consolidated financial statement of the Parent and its Subsidiaries that has been made available hereunder, (c); the Parent and/or the applicable Subsidiary shall have received fair value therefor; and (d) both immediately before and after giving effect to each such disposition no Default or Event of Default shall have occurred and be continuing.
“Permitted Holders” means Steven K. Conine, Niraj Shah, the Niraj Shah 2007 Irrevocable Trust, the Niraj Shah 2007 Non Exempt Irrevocable Trust, the Steven K. Conine 2007 Irrevocable Trust, the Steven K. Conine 2007 Non-Exempt Irrevocable Trust and any Affiliate or Permitted Transferee thereof.
“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Indebtedness is not greater than the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness except by an amount equal to a reasonable premium, penalties and unpaid interest thereon, and reasonable fees and expenses incurred in connection with such refinancing, refunding, extension, renewal or replacement and by an amount equal to any existing commitments unutilized thereunder, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Contingent Liabilities thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Contingent Liabilities thereof are subordinated on terms no less favorable to the Lenders in any material respect, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacing Indebtedness, except as otherwise permitted hereunder and (e) the terms and conditions (excluding interest rates and any prepayment premium, redemption or put provisions) of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness.
“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such person), (a) such Person’s immediate family, including his or her spouse, ex‑spouse, children, step‑children and their respective lineal descendants, (b) the estate of Steven K. Conine, (c) the estate of Niraj Shah and (d) any other trust or other legal entity the beneficiary of which is such person’s immediate family, including his or her spouse, ex‑spouse, children, step‑children or their respective lineal descendants.
“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase the Parent’s Equity Interests sold by the Borrower to the Hedge Provider substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction from the Hedge Provider for which the strike price (or the analogous term defined therein) is greater than the strike price (or the analogous term defined therein) for the Permitted Bond Hedge Transaction; provided that such call option, warrant or contractual right will be entered into between the Parent and the Hedge Provider under an ISDA Master and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case, provided by the Parent or the Borrower; provided, further that immediately before and after giving pro forma effect to the sale of such call option, warrant or contractual right and any concurrent provisions of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder.
“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, company, partnership, trust, Governmental Authority or other entity.
“Platform” has the meaning set forth in Section 11.2(c)(i).
“Post-Covenant Changeover Consolidated EBITDA” means, for any period, the sum, without duplication, for such period, of Post-Covenant Changeover Consolidated Net Income of Parent and its Subsidiaries on a consolidated basis during such period; plus the following to the extent deducted in calculating Post-Covenant Changeover Consolidated Net Income: (a)

Consolidated Interest Expense during such period; (b) the provision for all income, franchise and similar Taxes (whether paid or deferred) of the Parent and its Subsidiaries; (c) the amortization, accretion and depreciation of expense of the Parent and its Subsidiaries during such period; (d) reasonable fees, expenses and charges related to (A) the Loans and the Loan Documents, (B) other Indebtedness permitted to be incurred by the Parent or its Subsidiaries under this Agreement, and (C) mergers, acquisitions, restructurings and dispositions permitted by this Agreement in an aggregate amount during any rolling twelve month period not to exceed 10% of Post-Covenant Changeover Consolidated EBITDA prior to giving effect to any such add-backs or for any such transaction that is not closed in an amount not to exceed $5,000,000; (e) stock-based compensation expenses; (f) reasonable non-recurring integration expenses incurred by the Parent or its Subsidiaries in connection with, and directly related to, any Permitted Acquisition so long as such integration expenses are incurred within eighteen months of closing such acquisition; (g) any non-cash loss related to discontinued operations; (h) the amount of pro forma “run rate” cost savings, operating expense reductions and synergies (in each case net of actual amounts realized) related to any cost-savings initiative or acquisition or disposition outside of the ordinary course of business that are reasonably identifiable, factually supportable and projected by the Parent or Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) within 12 months after the date such acquisition or disposition is consummated or such cost savings initiative is implemented, as the case may be; (i) other reasonable non-recurring or other unusual item of loss or expense incurred during such period in an aggregate amount not to exceed 10% of Post-Covenant Changeover Consolidated EBITDA for the then applicable period (calculated prior to the application of this clause (i), such expenses under this shall, upon the reasonable request of the Administrative Agent, be outlined and described to the Administrative Agent in reasonable detail (with supporting data, calculations and information as may be reasonably requested by the Administrative Agent)) and (j) other expenses reducing Post-Covenant Changeover Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such period), minus the following to the extent included in calculating Post-Covenant Changeover Consolidated Net Income: (i) all income and franchise tax credits; and (ii) all non-cash items increasing Post-Covenant Changeover Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such period).
For purposes of calculating Post-Covenant Changeover Consolidated EBITDA for any period, if, at any time during such period, the Parent or any Subsidiary shall have sold, transferred, leased, contributed, conveyed or disposed of all or substantially all of the assets or Equity Interests of any Person or division, business unit, product line or line of business (a “Disposition”) or consummated a Permitted Acquisition, Post-Covenant Changeover Consolidated EBITDA for such period shall be calculated (a) giving pro forma effect to such transaction as if such Disposition or such Permitted Acquisition, as the case may be, occurred on the first day of such period, (b) excluding all income statement items (whether positive or negative) attributable to the assets or Equity Interests that are subject to any such Disposition made during such period, (c) including all income statement items (whether positive or negative) attributable to the property or Equity Interests of such Person(s) acquired pursuant to any such Permitted Acquisition, as the case may be (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact), and (d) without duplication of any other adjustments already included in the calculation of Post Covenant Changeover Consolidated EBITDA for such period, after giving effect to the pro forma adjustments with respect to such transaction; provided that in each case any such pro forma adjustments are (i) reasonably expected to be realized within twelve (12) months of such Disposition or such Permitted Acquisition, as the case may be, as set forth in reasonable detail on a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, (ii) calculated on a basis consistent with GAAP and (iii) directly attributable to such Disposition or Permitted Acquisition, factually supportable and expected to have a continuing impact on the Parent and its Subsidiaries.
“Post-Covenant Changeover Consolidated Net Income” means, for any period, all amounts which, in accordance with GAAP, would be included as net income or net loss on the consolidated statements of income of the Parent and its Subsidiaries at such time; provided, however, that there shall be excluded from Post-Covenant Changeover Consolidated Net Income, without duplication, (a) the income of any Person in which any other Person has a joint interest (other than a Subsidiary), except to the extent of the amount of dividends or other distributions that were actually paid to the Parent or any of its Subsidiaries by such Person during such period; (b) the undistributed earnings of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or distributions of such earnings by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of Law applicable to such Subsidiary, except that the Loan Party’s equity in any net loss of any such Subsidiary for such period shall be included in the determination of Post-Covenant Changeover Consolidated Net Income; (c) extraordinary gains and extraordinary losses for such period; (d) any gain or loss realized during such period by Parent or any Subsidiary upon any sale of assets (other than dispositions in the ordinary course of business); (e) earnings resulting from any reappraisal, revaluation or write-up of assets during such period; or (f) (i) any net unrealized gain or loss (after any offset) resulting from obligations in respect of Swap Agreements, (ii) any net gain or loss resulting from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain (A) resulting from Swap Agreements for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Agreements or (C) other derivative instruments.
“Pro Rata” means with respect to any Lender, the percentage obtained by dividing (i) the Revolving Loan Commitment Amount of such Lender (or, if the Revolving Loan Commitment has been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of such Lender plus the aggregate principal amount of all participations by such Lender in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans) by (ii) the Revolving Loan Commitment Amount of all the Lenders (or, if the Revolving Loan Commitment has been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of all the Lenders plus the aggregate principal amount of all participations of all the Lenders in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans).

“Qualified ECP Guarantor” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Quarterly Payment Date” means the last Business Day of each March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.
“Real Property Assets” means all interest (including leasehold interests) of any Loan Party in any real property, including those referred to in Schedule 6.10(c) (“Real Property Assets”).
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any L/C Issuer.
“Refunded Swing Line Loans” has the meaning set forth in Section 2.8(b).
“Register” has the meaning set forth in Section 11.10(c).
“Reimbursement Obligation” has the meaning set forth in Section 2.7.4.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means a “release” or “threatened release” as such terms are defined in CERCLA, including any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material into the indoor or outdoor environment.
“Required Lenders” means, at the time any determination thereof is to be made, Non Defaulting Lenders holding more than 50% of the then aggregate unused Commitments and unpaid principal amount of the Loans and Letter of Credit Outstandings (excluding the Commitments and aggregate unpaid principal amount of Loans, Letter of Credit Outstandings and unused Commitments held by Defaulting Lenders); provided, however, that at any time Citibank and SVB each hold at least 20% of the then aggregate unused Commitments and unpaid principal amount of the Loans and Letters of Credit Outstandings, “Required Lenders” shall require each of Citibank and SVB.
“Restricted Payment” has the meaning set forth in Section 8.6(a).

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Outstandings and Swing Line Loans at such time.
“Revolving Loan Commitment” has the meaning set forth in Section 2.1.1.
“Revolving Loan Commitment Amount” means, on any date, $100,000,000, as such amount may, from time to time, be increased pursuant to Section 2.11 or reduced pursuant to Section 2.3.
“Revolving Loans” is defined in Section 2.1.1.
“Revolving Note” means a promissory note of the Borrower that is payable to any Lender, substantially in the form of Exhibit A-1 attached hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans.
“Rolling Period” means, as of any date of calculation, the immediately preceding four Fiscal Quarters.
“S&P” means S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sanctioned Country” means, at any time, any country or territory, which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any European Union member state, (b) any Person operating (with physical local presence), organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time, by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European member state or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each L/C Issuer, Lenders or Affiliates of Lenders who entered into interest rate Swap Agreements in accordance with the terms of this Agreement, Lenders or Affiliates of Lenders with Cash Management Liabilities in accordance with the terms of this Agreement, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.4, and the other Persons with Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit E attached hereto.
“Solvent” means, when used with respect to any Person, that, as of any date of determination: (a) the amount of the “present fair saleable value” of the assets of such Person, as of such date, exceeds the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such value is established and such liabilities are evaluated in accordance with Section 101(32) of the Federal Bankruptcy Code and the relevant state Debtor Relief Laws governing determinations of the insolvency of debtors of New York and each state where such Person is organized or has its principal place of business; (b) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and (c) such Person is able to pay its debts as they mature.
“Specified Representations” means the representations and warranties set forth in Section 6.1, Section 6.2(a), Section 6.4, Section 6.18, Section 6.19, Section 6.21 and Section 6.24.
“Standby Letter of Credit Commitment Amount” means, as of any date, $40,000,000, which is a sub-facility of the Letter of Credit Commitment and is a part of, and not in addition to, the Letter of Credit Commitment.
“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.
“Stated Expiry Date” is defined in Section 2.7.1.
“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Equity Interests (whether by proxy, agreement, operation of law or otherwise); or (b) any partnership, joint venture, limited liability company or other entity as to which such Person, or one or more Subsidiaries of such Person, owns (whether in the form of voting or participation in profits or capital contribution) more than a 50% Equity Interest, acts as the general partner or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture, limited liability company or other entity, as the case may be.
“SVB” means Silicon Valley Bank.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including, without limitation, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.
“Swap Liabilities” means any and all obligations of the Parent or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired, under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Line Lender” means Citibank, acting solely in its capacity as the Lender making Swing Line Loans, and any successor thereto in such capacity.
“Swing Line Loan Commitment” has the meaning set forth in Section 2.1.3. The Swing Line Loan Commitment is a sub facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.
“Swing Line Loan Commitment Amount” means, on any date, $10,000,000, as such amount is reduced from time to time pursuant to Section 2.3.
“Swing Line Loans” has the meaning set forth in Section 2.1.3.
“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit A-2 attached hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans.
“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Value” means, with respect to one or more Swap Agreements at any time, after taking into account the effect of any netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Trade Date” has the meaning set forth in Section 11.10(f).
“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Rate Loan.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.7(g)(ii)(B).
“United States” or “U.S.” means the United States of America.
“Unused Commitment Fee Rate” means the applicable percentage set forth below the column entitled “Unused Commitment Fee Rate” in the table in the definition of “Applicable Margin”.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” means any Subsidiary of a Person of which the Equity Interests (except in the case of a corporation for directors’ qualifying shares and investments by foreign nationals mandated by applicable Laws) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Schedule and each other Loan Document.
Section 1.3    Certain Rules of Construction. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be. The words “herein,” “hereof” and “hereunder” and other words of similar import refer, as the context may require, to the relevant agreement as a whole, including all annexes, exhibits and schedules, and not to any particular section, subsection or clause contained in such agreement, annex, exhibit or schedule. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”, and where general words are followed by a specific listing of items, the general words shall be given their widest meaning and shall not be limited by an enumeration of specific matters; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of any Governmental Authority, Persons succeeding to the relevant functions of such Governmental Authority; all references to any Law shall include any amendments and successors of the same; all references to any agreement, instrument or document shall refer to each such agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on any of the foregoing as may be set forth in this Agreement); and the words “asset” and “property” shall have the same meaning and refer to tangible and intangible assets and properties, including cash, securities, accounts and contract rights. A Default shall be deemed to exist at all times during the period commencing on the date that such Default occurs to the date on which such Default is waived by the applicable Lender Parties as required under Section 11.1 or cured within any period of cure expressly provided for in this Agreement. An Event of Default shall be deemed to exist at all times during the period commencing on the date that such Event of Default occurs to the date on which such Event of Default is waived by the applicable Lender Parties as required under Section 11.1. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that a senior member of management, a senior officer or a member of the board of directors or comparable body of such Loan Party has actual knowledge or awareness of a particular fact or circumstance or a senior member of management, senior officer or member of the board of directors or comparable body of such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. For purposes of computing a period of time from a specified date, the word “from” means “from and including” and the word “to” and “until” each mean “to, but excluding”; provided that in calculating fees and interest payable hereunder, such period shall, in any event, consist of at least one full day.
Section 1.4    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 8.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that notwithstanding the foregoing, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to the re-characterization of leases that would have been characterized as operating leases on the Effective Date as Capitalized Leases. In the event that any Accounting Change other than the foregoing shall occur that results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the Borrower and the Administrative Agent shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition and performance of the Parent and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.
Section 1.5    Certain Calculations and Tests. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when determining compliance with this Agreement or any other Loan Document (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Limited Condition Acquisition, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, a “LCA Election”), the date that the definitive agreement for such Limited Condition Acquisition is entered into (the “LCA Test Date”) may be used as the applicable date of determination. If such provisions are measured after giving effect to such LCA Election and the Borrower could have taken such action on the relevant LCA Test Date in compliance with such provisions, such provisions shall be deemed to have been complied with.
Section 1.6    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS
Section 2.1    Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans, and each L/C Issuer agrees that it will issue Letters of Credit and each Lender severally agrees that it will purchase participation interests in each such Letter of Credit, all pursuant to the Commitments described in this Section.
2.1.1    Revolving Loan Commitment. From time to time on any Business Day occurring prior to the Maturity Date, each Lender agrees to make loans (relative to such Lender, its “Revolving Loans”) to the Borrower equal to such Lender’s Percentage of the aggregate amount of the Borrowing of the Revolving Loans requested by the Borrower to be made on such day. The commitment of each Lender described in this Section is herein referred to as its “Revolving Loan Commitment”. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and re-borrow Revolving Loans.
2.1.2    Letter of Credit Commitment. From time to time on any Business Day not less than seven (7) Business Days prior to the Maturity Date, each L/C Issuer will issue one or more standby or commercial letters of credit (relative to such L/C Issuer, its “Letter of Credit”) for the account of the Borrower in support of any obligations of the Parent or a Subsidiary of the Parent subject to the terms and conditions contained herein and pursuant to the procedures set forth in Section 2.7. The commitment of each L/C Issuer to issue, and each Lender to participate in, each Letter of Credit described in this Section is herein referred to as the “Letter of Credit Commitment”.
2.1.3    Swing Line Loan Commitment. From time to time on any Business Day occurring prior to the Maturity Date, in reliance upon the agreements of the other Lenders set forth in Section 2.8, the Swing Line Lender may, in its sole discretion, make loans (relative to such Lender, its “Swing Line Loans”) to the Borrower equal to the aggregate amount of the Borrowing of the Swing Line Loans requested by the Borrower to be made on such day not to exceed at any time the Swing Line Loan Commitment Amount. The (a) commitment of the Swing Line Lender to consider requests by the Borrower to make the Swing Line Loans and the making of such Swing Line Loans in its sole discretion, and (b) deemed irrevocable and unconditional purchase of a participation interest set out in Section 2.8 of the other Lenders is herein referred to as the “Swing Line Loan Commitment”. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and re-borrow Swing Line Loans.
Section 2.2    Lenders Not Permitted or Required To Make Credit Extensions. No Borrowing of Revolving Loans or Swing Line Loans or issuance or extension of a Letter of Credit shall be made if, after giving effect thereto:
(a)    the aggregate outstanding principal amount of all the Revolving Loans and Swing Line Loans, together with the aggregate principal amount of all Letter of Credit Outstandings, (i) of all the Lenders and the Swing Line Lender would exceed the Revolving Loan Commitment Amount or (ii) of any Lender would exceed such Lender’s Percentage of the Revolving Loan Commitment Amount;
(b)    the aggregate outstanding principal amount of all Swing Line Loans would exceed the Swing Line Loan Commitment Amount;
(c)    the aggregate principal amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount; or
(d)    the aggregate principal amount of all Letter of Credit Outstandings associated with commercial Letters of Credit would exceed the Commercial Letter of Credit Commitment Amount.
Section 2.3    Reduction of the Commitment Amounts.
2.3.1    Voluntary Reduction. The Borrower may, from time to time on any Business Day after the Effective Date, terminate the Commitments hereunder or permanently reduce the unused amount of any remaining Commitment Amount without premium or penalty; provided, however, that (i) all such terminations or reductions shall be made on not less than five (5) Business Days’ prior notice to the Administrative Agent, (ii) any partial reduction of the unused amount of the Revolving Loan Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000, and (iii) any partial reduction of the unused amount of the Swing Line Loan Commitment shall be in a minimum amount of $500,000 and in an integral multiple of $100,000. Any reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the then current amount of the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and Letter of Credit Commitment Amount, as the case may be, to the amount of the Revolving Loan Commitment Amount, as reduced, without any further action on the part of any Lender or otherwise. A notice of termination or reduction delivered by the Borrower hereunder may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Loans, in which case such termination or reduction may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction; provided that the Borrower shall provide the Administrative Agent irrevocable confirmation of such termination or reduction no later than 1:00 p.m. (New York City time) on the date of such termination or reduction specified in a notice that is conditioned upon the effectiveness of other credit facilities or the closing of another transaction.
2.3.2    Mandatory Reduction. The Revolving Loan Commitment Amount shall be permanently reduced by the aggregate amount that the Swing Line Loans, Revolving Loans or Reimbursement Obligations are prepaid or repaid or the Letter of Credit Outstandings are cash collateralized pursuant to Section 3.1.2(b), and the Swing Line Loan Commitment Amount shall be permanently reduced by the amount required from time to time, so that the Swing Line Loan Commitment Amount does not exceed the Revolving Loan Commitment Amount.
Section 2.4    Borrowing Procedures.
(a)    Borrowing Requests. By delivering a duly completed and executed Borrowing Request to the Administrative Agent on or before 11:00 a.m. (New York City time), on a Business Day occurring prior to the Maturity Date, the Borrower may from time to time irrevocably request that (i) a Base Rate Loan be made not less than one (1) nor more than five (5) Business Days thereafter or that (ii) a Eurodollar Rate Loan be made not less than three (3) nor more than five (5) Business Days thereafter; provided, however, that (A) no Revolving Loan shall be made as a Eurodollar Rate Loan after the day that is one (1) month prior to the Maturity Date and (B) any request for a Base Rate Loan all the proceeds of which are used to finance any Reimbursement Obligation may be made on or before 8:00 a.m. (New York City time), on the day of the proposed Borrowing. All (i) Base Rate Loans (other than Swing Line Loans) shall be made in a minimum amount of $1,000,000 and an integral multiple of $100,000 or, if less, in the unused amount of the applicable Commitment, and (ii) Eurodollar Rate Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $100,000. The proceeds of all Loans shall be used solely for the purposes described in Section 4.11.
(b)    Funding by Lenders. The Administrative Agent shall promptly notify each Lender of its receipt of a Borrowing Request pursuant to clause (a), the amount required to be funded by each such Lender and when such amount must be funded. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request. On or before 1:00 p.m. (New York City time) on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request.
Section 2.5    Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably elect on not less than one (1) nor more than five (5) Business Days’ notice, in the case of Base Rate Loans, and not less than three (3) Business Days (but not more than five (5) Business Days’) notice, in the case of Eurodollar Rate Loans, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 be, in the case of Base Rate Loans, converted into Eurodollar Rate Loans (for the Interest Period specified in such Continuation/Conversion Notice) or be, in the case of Eurodollar Rate Loans, converted into Base Rate Loans or continued as Eurodollar Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Rate Loan at least three (3) Business Days (but not more than five (5) Business Days) before the last day of the then current Interest Period with respect thereto, such Eurodollar Rate Loan shall, on such last day, automatically convert to a Eurodollar Rate Loan with an Interest Period of one (1) month); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders, (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Rate Loans when any Default or Event of Default has occurred and is continuing, unless the Required Lenders otherwise agree, and (c) no Loans may be continued as, or be converted into, Eurodollar Rate Loans after the day that is one month prior to the Maturity Date.
Section 2.6    Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Rate Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Loans in accordance with the terms of this Agreement.
Section 2.7    Letters of Credit. The Borrower may request, in accordance with the terms hereof, the issuance of a Letter of Credit for its own account and in support of any obligations of the Parent or a Subsidiary of the Parent, in form and substance reasonably acceptable to the Administrative Agent and the applicable L/C Issuer, at any time and from time to time while the Revolving Loan Commitment remains in effect.
2.7.1    Issuance Procedures.
(a)    By delivering to the relevant L/C Issuer, and, if the L/C Issuer is not Citibank, the Administrative Agent, a duly completed and executed Issuance Request, together with a duly completed application and agreement for such Letter of Credit as such L/C Issuer may specify, on or before 11:00 a.m. (New York City time) on a Business Day not less than seven (7) Business Days prior to the Maturity Date, the Borrower may, from time to time irrevocably request, on not less than three (3) Business Days’ notice (or such shorter period as may be agreed to by the L/C Issuer), that such L/C Issuer issue a Letter of Credit in such form as may be requested by the Borrower and approved by such L/C Issuer, such Letter of Credit to be used solely for the purposes described in Section 4.11. Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of (i) one year from the date of issuance and (ii) five (5) Business Days prior to the Maturity Date; provided that a Letter of Credit may, if requested by the Borrower, provide on terms acceptable to the Administrative Agent and each applicable L/C Issuer, for automatic renewal for successive periods of one year or less (but not beyond five (5) Business Days prior to the Maturity Date), unless the Administrative Agent or such L/C Issuer shall have delivered to the beneficiary of such Letter of Credit a notice of non-renewal at least seven (7) Business Days prior to the Stated Expiry Date of such Letter of Credit. The relevant L/C Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder. Unless notified in writing by the Administrative Agent or the Required Lenders before it issues a Letter of Credit that a Default or Event of Default exists or that the conditions precedent for issuing the same have not been established, the relevant L/C Issuer may issue the requested Letter of Credit in accordance with such L/C Issuer’s customary practices. In the event and to the extent that the provisions of any Letter of Credit application and agreement of the Borrower conflicts with this Agreement, the provisions of this Agreement shall govern.
(b)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if at the time of request of such issuance any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any requirement of Law applicable to such L/C Issuer or any directive from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it. No L/C Issuer shall be required to amend, extend or renew any Letter of Credit if at the time of the request therefor it would not be required to issue a Letter of Credit as provided in this clause.
(c)    If the Administrative Agent is an L/C Issuer, it will notify the Lenders, within three (3) Business Days after the end of each calendar month, of all issuance, renewal and amendment to Letters of Credit during the preceding calendar month. Each L/C Issuer that is not the Administrative Agent will notify the Administrative Agent promptly (and, in any event, within three (3) Business Days following the occurrence thereof) of the issuance, renewal and amendment of all Letters of Credit issued by it.
2.7.2    Other Lenders’ Participation.

(a)    Upon the issuance of each Letter of Credit pursuant hereto, and without further action, each Lender (other than each L/C Issuer) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in each such Letter of Credit, including all Reimbursement Obligations with respect thereto.
(b)    If either (i) any L/C Issuer makes any payment or disbursement under any Letter of Credit and the Borrower has not, in accordance with Section 2.7.3, reimbursed in full the applicable L/C Issuer with respect thereto or (ii) any reimbursement received by any L/C Issuer from the Borrower is returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Lender shall be irrevocably and unconditionally obligated to pay to each applicable L/C Issuer its Percentage of such payment or disbursement; provided that no such payment by the Lenders shall diminish the Obligations of the Borrower under Section 2.7.3 to repay such disbursements and payments in full. Each Lender agrees to make its required reimbursement payment not later than 4:00 p.m. (New York City time) on the Business Day that it receives a notice of payment or disbursement by the Administrative Agent or the applicable L/C Issuer (or, if any Lender receives such notice after 1:00 p.m. (New York City time) on any Business Day, prior to 1:00 p.m. (New York City time) on the next following Business Day), together with interest thereon from the date of requested prepayment until the date of such reimbursement at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first three Business Days following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans. Any Lender’s failure to make available to the applicable L/C Issuer its Percentage of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Lender’s Percentage of such payment, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Percentage of any such payment or disbursement.
(c)    Each Lender (i) that has complied with its obligations under this Section shall be entitled to receive its Pro Rata share of Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each relevant Letter of Credit and (ii) if such Lender has funded a reimbursement payment as provided in clause (b) with respect to a particular Letter of Credit, its Pro Rata share of all reimbursement payments paid by the Borrower with respect thereto.
2.7.3    Disbursements. Each L/C Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such L/C Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, such L/C Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Not later than 4:00 p.m. (New York City time) on any Business Day that each relevant L/C Issuer notifies the Borrower and the Administrative Agent that it has made a Disbursement under a Letter of Credit (or, if the Borrower receives such notice after 1:00 p.m. (New York City time) on any Business Day, prior to 1:00 p.m. (New York City time) on the next following Business Day), the Borrower will reimburse the Administrative Agent, for the account of the relevant L/C Issuer and each such Lender that has made a reimbursement payment to such L/C Issuer with respect thereto pursuant to Section 2.7.2(b), for all amounts which such L/C Issuer and each such Lender have disbursed under such Letter of Credit, together with interest thereon from the Disbursement Date through the date of such reimbursement at a rate per annum applicable to Base Rate Loans that are Revolving Loans (subject to Section 3.2.2 with respect to late payments); provided, however, that the Borrower may request in accordance with Section 2.4 that such payment be financed with Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such reimbursement payments shall be discharged and replaced by the resulting Base Rate Loans.
2.7.4    Reimbursement. The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.7.3 to reimburse each L/C Issuer with respect to each Disbursement and, upon the failure of the Borrower to reimburse each such L/C Issuer (or if any reimbursement by the Borrower must be returned or disgorged by any such L/C Issuer for any reason), each Lender’s obligation under Section 2.7.2(b) to reimburse each such L/C Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or each such Lender, as the case may be, may have or have had against any L/C Issuer, the Administrative Agent or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit, any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit, or the existence of any Default or Event of Default; provided, however, that after paying in full its Reimbursement Obligations hereunder, nothing herein shall adversely affect the right of the Borrower or each such Lender, as the case may be, to commence any proceeding against any L/C Issuer in accordance with the last paragraph of Section 2.7.6.
2.7.5    Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default of the type described in Section 9.1.9 or, with notice from the Administrative Agent, upon the occurrence and during the continuation of any other Event of Default, the Borrower shall Cash Collateralize all the Letters of Credit Outstandings in an amount equal to 105% thereof. Such Cash Collateral shall be held in a Controlled Account. Moneys in such Controlled Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower for the Letters of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy other Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
2.7.6    Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.7.2, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No L/C Issuer shall be responsible for, nor shall any of the obligations of the Borrower or any Lender with respect to any Letter of Credit be affected by, any of the following:

(a)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any Loan Document, any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(b)    the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(c)    the failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
(d)    errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise;
(e)    any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing under such Letter of Credit;
(f)    any other act or omission to act or delay of any kind of the L/C Issuers, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder; or
(g)    the existence of any Default or Event of Default, or the termination of the Commitments.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the L/C Issuers, the Administrative Agent or any Lender hereunder. In furtherance of the foregoing, neither the Administrative Agent nor any L/C Issuer or Lender shall have any liability or responsibility by reason of, or in connection with, the form, validity issuance, transfer, payment, non-payment or any other transaction related to any Letter of Credit, provided the foregoing shall not excuse any L/C Issuer from liability to the Borrower or the Lenders to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and the Lenders to the extent permitted by applicable Law) suffered by the Borrower, the Administrative Agent or the Lenders that are caused by such L/C Issuer’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised reasonable care in each such determination. Without limiting the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, each L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

2.7.7    Uniform Customs and Practice. The (a) Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any commercial Letter of Credit shall apply to each such commercial Letter of Credit and (b) the International Standby Practices 1998 ISP 98 published by the Institute of International Banking Law & Practice most recently at the time of issuance of any standby Letter of Credit shall apply to each such standby Letter of Credit.
2.7.8    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of the Parent or any Subsidiary of the Parent, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit in support of obligations of the Parent or any Subsidiary of the Parent inures to the benefit of the Borrower, and the Borrower’s business derives substantial benefits from the business of the Parent and such Subsidiaries of the Parent.
Section 2.8    Swing Line Loans.
(a)    Borrowing Requests. By utilizing a form of electronic communication that has been approved by the Administrative Agent and the Swing Line Lender pursuant to Section 11.2, the Borrower may irrevocably request, on or before 2:00 p.m. (New York City time) on any Business Day a proposed Swing Line Loan is to be made, that Swing Line Loans be made by the Swing Line Lender in any minimum amount. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Eurodollar Rate Loans. Promptly following confirmation from the Administrative Agent to the Swing Line Lender that all the conditions for making a Swing Line Loan have been satisfied, the proceeds of each Swing Line Loan shall be made available by the Swing Line Lender, by its close of business on the Business Day in which it receives such confirmation from the Administrative Agent, to the Borrower, by wire transfer in accordance with the written instructions provided to the Swing Line Lender by the Borrower. Upon the making of any Swing Line Loan, and without further action, each Lender (other than the Swing Line Lender) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in each such Swing Line Loan.
(b)    Refinancing Swing Line Loans.
(i)    If:
(1)    requested at any time by the Swing Line Lender (as communicated to the Administrative Agent and the Borrower) in its sole discretion;
(2)    any Swing Line Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan be made; or
(3)    any Default or Event of Default shall occur and be continuing;

then in each case, each Lender (other than the Swing Line Lender) irrevocably agrees that it will, promptly following notice from the Administrative Agent to the Lenders of the occurrence of any of the events referred to in the preceding clauses (1) through (3) (which notice the Administrative Agent agrees to provide promptly for and on behalf of the Swing Line Lender to the Borrower), make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender’s Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”). On or before 1:00 p.m. (New York City time) on the first Business Day following the occurrence of one of the foregoing (provided that if any Lender shall receive such notice at or prior to 1:00 p.m. (New York City time) on a Business Day such funding shall be made by such Lender on or before 2:00 p.m. (New York City time) on such Business Day), each such Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the aforementioned Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become outstanding under such Lender’s Revolving Note and shall no longer be owed under the Swing Line Note. The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of the Revolving Loans made by the Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by a Refunded Swing Line Loan in accordance with clause (i), the request for any such Refunded Swing Line Loan shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan, and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to clause (i) shall be deemed payment in respect of such participation.
(iii)    In the event any Lender fails to fund when due as herein provided its Refunded Swing Line Loan or participation in any Swing Line Loan, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans. Each Lender’s obligation to make Refunded Swing Line Loans and fund its participation in any Swing Line Loan shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) the acceleration or maturity of any Loans or the termination of any Commitment after the making of any Swing Line Loan; (D) any breach of this Agreement or any other Loan Document by the Borrower, any Lender or the Administrative Agent; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(c)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment that is received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned or disgorged by the Swing Line Lender for any reason, each Lender shall pay to the Swing Line Lender its Percentage thereof promptly following a demand therefor by the Administrative Agent (which demand the Administrative Agent agrees to promptly make upon the request of the Swing Line Lender), plus interest thereon from the date of such demand to the date such amount is returned to the Swing Line Lender, at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.
Section 2.9    Notes. Each Lender’s Loans under a Commitment shall, if requested by such Lender, be evidenced by a Note payable to the order of such Lender in a principal amount equal to such Lender’s Percentage of the original Commitment Amount. Each Lender shall record in its records the outstanding amount owing pursuant to its Notes; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Loan Party. Such notations shall be conclusive and binding on the Borrower absent manifest error.
Section 2.10    Cashless Settlement. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
Section 2.11    Increase in Commitment.
2.11.1    Request for Increase. The Borrower may, from time to time, request (each an “Incremental Commitment Request”) by delivering a notice to the Administrative Agent (who shall promptly notify the Lenders of the substance thereof) that the Revolving Loan Commitment Amount be increased by an aggregate amount (for all such requests) not exceeding $25,000,000 (each such increase, an “Incremental Commitment”); provided that (i) each such Incremental

Commitment Request shall request an increase in a minimum amount of $5,000,000 (or, if less, the remaining portion of such of total amount) and integral multiples of $1,000,000 in excess thereof and (ii) the Borrower may not submit more than three (3) Incremental Commitment Requests during the term of this Agreement. The notice by the Administrative Agent to the Lenders describing each Incremental Commitment Request shall specify the time period (to be determined by the Borrower in consultation with the Administrative Agent but in no event to be less than ten (10) Business Days from the date of delivery by the Borrower of the applicable Incremental Commitment Request to the Administrative Agent) within which each Lender is required to inform the Administrative Agent whether such Lender intends to provide any portion of the applicable Incremental Commitment.
2.11.2    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within the required time period whether or not it agrees to provide any portion of the applicable Incremental Commitment and, if so, shall specify the amount of such Incremental Commitment it desires to be allocated to it. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment Amount. Each determination by a Lender to provide a portion of an Incremental Commitment shall be made by it in its sole and absolute discretion.
2.11.3    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each Incremental Commitment Request. To achieve the full amount of the Incremental Commitment specified in the applicable Incremental Commitment Request, subject to the approval of the Administrative Agent, the Swing Line Lender and the L/C Issuer (which approvals shall not be unreasonably withheld) the Borrower may obtain the agreement of additional Eligible Assignees to become Lenders pursuant to an Incremental Commitment Joinder Agreement. Each such Eligible Assignee shall, as a condition to participating in any Incremental Commitment, be required to deliver all forms, if any, that are required to be delivered by such Eligible Assignee pursuant Section 4.7(g) and any other information that the Administrative Agent requires from Lenders as a condition to becoming a party to this Agreement.
2.11.4    Effective Date and Allocations. If the Commitment Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date of each such increase (each an “Incremental Commitment Increase Effective Date”) and the final allocation of each Incremental Commitment. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the applicable Incremental Commitment Increase Effective Date.
2.11.5    Conditions to Effectiveness of Increase. In connection with the occurrence of each Incremental Commitment Increase Effective Date, the Borrower shall (a) pay all reasonable fees and out-of-pocket expenses (including any upfront fees and reasonable fees and out-of-pocket expenses of counsel) of the Lenders providing such Incremental Commitment and Citibank, in its capacity as Administrative Agent on or prior to the Incremental Commitment Increase Effective Date, to the extent such invoices have been delivered at least one (1) Business Day prior to such Incremental Commitment Increase Effective Date and (b) deliver to the Administrative Agent a certificate dated as of such Incremental Commitment Increase Effective Date and signed by a

Financial Officer (i) certifying and attaching the resolutions adopted by the Borrower approving the applicable Incremental Commitment and (ii) certifying that:
(A)    immediately prior to and after giving effect to the applicable Incremental Commitment, the representations and warranties of the Loan Parties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such Incremental Commitment Increase Effective Date; provided that such representations and warranties (x) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (y) shall be true and correct in all respects if they are qualified by a materiality standard; provided, further, that if the Incremental Commitment is being incurred in connection with a Limited Condition Acquisition, on the date of the initial Credit Extension under the Incremental Commitment (or the date the Incremental Commitment is provided), the only representations and warranties that will be required to be true and correct in all material respects shall be the Specified Representations;
(B)    subject to the Limited Condition Acquisition provisions set forth in the definition of “Permitted Acquisition” and Section 1.5, if applicable, immediately prior to and after giving effect to the applicable Incremental Commitment, no Default or Event of Default shall have occurred and be continuing; and
(C)    subject to the Limited Condition Acquisition provisions set forth in the definition of “Permitted Acquisition” and Section 1.5, if applicable, for the most recently completed Rolling Period prior to the applicable Incremental Commitment Increase Effective Date, the Borrower is in compliance with the covenants set forth in Section 8.4 before and after giving pro forma effect to the Credit Extensions to be made on the Incremental Commitment Increase Effective Date (to the extent the Borrower is requesting a Credit Extension on the Incremental Commitment Increase Effective Date); provided, however, that in the event the initial Credit Extension hereunder is requested after the Incremental Commitment Increase Effective Date, the Borrower shall be required to provide a certificate for the most recently completed Rolling Period prior to the date of such Credit Extension with respect to an Incremental Commitment that the Borrower is in compliance with the covenants set forth in Section 8.4 (before and after giving pro forma effect to such Credit Extension).
2.11.6    Terms of Incremental Commitment. The terms and provisions of the incremental Loans comprising each Incremental Commitment shall be documented solely as an increase to the Commitments without any change of terms to this Agreement (other than with respect to Effective Yield as provided in clause (iii) below) and shall (i) rank pari passu in right of payment and of security with, and shall have the same guarantees as the existing Loans; (ii) have a maturity date that is not earlier than the Maturity Date; (iii) have a rate of interest as set forth in each applicable Incremental Commitment Joinder Agreement; provided that, if the Effective Yield for the

Incremental Commitments is greater than the Effective Yield for the existing Loans by more than 50 basis points, then the Effective Yield for the existing Loans shall be increased to the extent necessary so that the Effective Yield for the Incremental Commitments is not more than 50 basis points higher than the Effective Yield for the existing Loans; and (iv) otherwise be treated the same as, and not be entitled to any additional benefits than or impose any more obligations than, the existing Loans.
2.11.7    Notes. Any existing Lender that has a Note and participates in any Incremental Commitment shall, substantially contemporaneously with the delivery of its Note to be replaced to the Borrower, receive a replacement Note that evidences the aggregate principal amount of its Loans outstanding hereunder. Any new Lender requesting a Note shall receive such a Note in an amount equal to the aggregate principal amount of the Incremental Commitment it is required to fund pursuant to the terms of this Section.
2.11.8    Percentage Adjustment. The Borrower and the Lenders authorize the Administrative Agent to ratably adjust the Percentage of each Lender in order to give effect to any Incremental Commitment with respect to the Revolving Loan Commitment. Upon a Lender providing any Incremental Commitment, each other Lender that does not participate in such Incremental Commitment shall have its Percentage reduced on a pro rata basis such that the total Percentage of all Lenders shall remain 100%.
2.11.9    Incremental Revolver Prepayment. If the Borrower shall increase the Revolving Loan Commitment Amount pursuant to this Section it shall prepay any Revolving Loans that are outstanding on the date of such increase (and pay any amounts required pursuant to Section 4.4) to the extent necessary to keep the outstanding Revolving Loan ratable with any revised Percentages as provided in Section 2.11.2 that arise from any non-ratable increase in the Revolving Loan Commitment Amount.
ARTICLE III
PAYMENTS, INTEREST AND FEES
Section 3.1    Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan on the Maturity Date. Prior thereto, repayments and prepayments of Loans shall be made as set forth in this Section.
3.1.1    Voluntary Prepayments. Prior to the Maturity Date, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:
(a)    any such prepayments shall be made Pro Rata among Loans having the same Interest Period of all the applicable Lenders;
(b)    all such voluntary prepayments shall require (i) in the case of Eurodollar Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) not less than three (3) Business Days in advance of any prepayment thereof, and (ii) in the case of

Base Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on the Business Day of any prepayment thereof;
(c)    all such voluntary partial prepayments shall be (i) in the case of Revolving Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 or, if less, the aggregate principal amount of the Revolving Loans outstanding hereunder, or (ii) in the case of Swing Line Loans, in any minimum amount; and
(d)    each such notice delivered pursuant to clause (b) hereof shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Loans, in which case such prepayment may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction; provided, further that the Borrower shall provide the Administrative Agent irrevocable confirmation of such prepayment no later than 1:00 p.m. (New York City time) on the date of such prepayment specified in the notice delivered pursuant to clause (b).
3.1.2    Mandatory Repayments and Prepayments.
(a)    Excess Outstandings. If for any reason the aggregate Revolving Credit Exposure at any time exceeds the Revolving Loan Commitment Amount at such time, the Borrower shall immediately prepay Revolving Loans and Swing Line Loans and Cash Collateralize the Letters of Credit Outstandings (other than Reimbursement Obligations) in an aggregate amount equal to such excess in the manner set forth in Section 3.1.3.
(b)    Mandatory Prepayment from Permitted Convertible Indebtedness. Upon the incurrence or issuance by the Parent of any Indebtedness pursuant to Section 8.2(h), the Borrower shall, or shall cause the Parent to, promptly prepay the principal amount of the Revolving Loans in an amount equal to 100% of principal amount of such Indebtedness in the manner set forth in Section 3.1.3.
(c)    [Reserved].
(d)    Acceleration. The Borrower shall, immediately upon any acceleration of the Maturity Date of any Loans or Letter of Credit Outstandings pursuant to Section 9.2 or Section 9.3, (i) repay all (or if only a portion is accelerated thereunder, such portion of) the Loans and Reimbursement Obligations then outstanding and (ii) Cash Collateralize all other Letter of Credit Outstandings in an amount equal to 105% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer.
3.1.3    Application of Prepayments, etc.

(a)    Each prepayment of any Loans made pursuant to this Section shall be applied, to the extent of such prepayment, first, to the payment of all the Swing Line Loans until they have been paid in full, second, to the payment of the outstanding Reimbursement Obligations until they have been paid in full, third, to the payment of the Revolving Loans until they have been paid in full, fourth, to Cash Collateralize all remaining Letters of Credit Outstandings in an amount equal to 105% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer.
(b)    Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty but subject to Section 4.4.
Section 3.2    Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section.
3.2.1    Rates. Subject to Section 2.4, Section 2.5 and Section 2.8, the Borrower may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, that Loans comprising a Borrowing accrue interest at a rate per annum:
(a)    on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and
(b)    on that portion maintained from time to time as a Eurodollar Rate Loan (except in the case of Swing Line Loans), during each Interest Period applicable thereto, equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Margin.
3.2.2    Post Default Rates. Upon (a) the occurrence and during the continuation of an Event of Default occurring under Section 9.1.1 or Section 9.1.9 or (b) for any other Event of Default, at the election of the Required Lenders, the Borrower shall pay, but only to the extent permitted by applicable Law, interest (after as well as before judgment) on the Loans and the Letter of Credit Outstandings, the rate per annum equal to the rate that would be applicable to a Base Rate Loan plus 2.00% per annum until such Event of Default is cured or waived; provided that no interest at such default rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
3.2.3    Payment Dates. Interest accrued on each Loan shall be paid as follows:
(a)    on the Maturity Date;
(b)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
(c)    with respect to Base Rate Loans, on each Monthly Payment Date; and
(d)    with respect to Eurodollar Rate Loans, on the last day of each applicable Interest Period; provided, however, that if an Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be an interest payment date.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
3.2.4    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 3.3    Fees. The Borrower agrees to pay the fees set forth in this Section. All such fees shall be non-refundable.
3.3.1    Upfront Fee. The Borrower agrees to pay on the Effective Date an upfront fee equal to 0.25% of the Revolving Loan Commitment Amount as of the Effective Date, such fee to be fully earned and payable to the Administrative Agent, for the Pro Rata account of each Lender.
3.3.2    Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Lender (other than any Defaulting Lender), for the period (including any portion thereof when the Revolving Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Section 5.2) commencing on the Effective Date and continuing through the Maturity Date, an unused commitment fee at the rate per annum equal to the Unused Commitment Fee Rate on such Lender’s Percentage of the average daily unused portion of the Revolving Loan Commitment Amount. Such unused commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Maturity Date. The unused commitment fee shall be calculated quarterly in arrears, and if there is any change in the Unused Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Unused Commitment Fee Rate separately for each period during such quarter that such Unused Commitment Fee Rate was in effect. For purposes of calculating the unused commitment fee the making of Swing Line Loans by the Swing Line Lender shall not constitute the usage of the Revolving Loan Commitment.
3.3.3    Letter of Credit Fee.
(a)    The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Lender, a Letter of Credit fee in an amount equal to (i) the greater of (x) the then Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans (whether or not Eurodollar Rate Loans are actually outstanding) minus 0.75% and (y) 1.00%, multiplied by (ii) the average aggregate daily principal amount of Letter of Credit Outstandings of each such

Letter of Credit. Such fee shall be calculated quarterly in arrears and shall be paid by the Borrower in arrears on each Quarterly Payment Date (commencing with the first Quarterly Payment Date following the first issuance of such Letter of Credit), on the Maturity Date and on the expiry date of each such Letter of Credit.
(b)    The Borrower further agrees to pay directly to each L/C Issuer for its own account with respect to each of its outstanding Letters of Credit (i) a fronting fee equal to 0.125% per annum times the average daily maximum amount available to be drawn under all of its Letters of Credit and (ii) all customary related costs, expenses and processing charges, calculated quarterly in arrears and paid by the Borrower on each Quarterly Payment Date (commencing with the first Quarterly Payment Date following the first issuance of such Letter of Credit), on the Maturity Date and on the expiry date of each such Letter of Credit.
Section 3.4    Administrative Agent’s Fees, etc. The Borrower agrees to pay to the Administrative Agent, for its own account, and without duplication of any fees paid hereunder, fees in the amounts, on the dates and in the manner set forth in the Fee Letter.
ARTICLE IV
YIELD PROTECTION, TAXES AND RELATED PROVISIONS
Section 4.1    Eurodollar Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such Eurodollar Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist. All outstanding Eurodollar Rate Loans of such Lender shall (a) automatically convert into Base Rate Loans or (b) be prepaid by the Borrower, in each case, at the end of the then current Interest Periods with respect thereto or sooner, if required by such Law or assertion. With respect to any determination of the Alternate Base Rate for Base Rate Loans incurred pursuant to this Section, the Alternate Base Rate will be determined without reference to the Eurodollar Rate component of the Alternate Base Rate.
Section 4.2    Inability to Determine Rates. If the Administrative Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders or do not adequately cover the costs of such Lenders of making or maintaining Eurodollar Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.4 and Section 2.5 to make or continue any Loans as, or to convert any Loans into, Eurodollar Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist. With respect to any determination of the Alternate Base Rate for Base Rate Loans incurred pursuant to this Section, the Alternate Base Rate will be determined without reference to the Eurodollar Rate component of the Alternate Base Rate.

Section 4.3    Increased Costs, Generally. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Reserve Requirement) or any L/C Issuer;
(b)    subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes) on its Credit Extensions or Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)    impose on any Recipient or the London interbank market any other condition, cost or expense affecting this Agreement (other than Taxes), any Loan or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount) then, upon request of such Recipient, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered. A certificate of such Recipient delivered to the Borrower (with a copy to the Administrative Agent) as to such additional amount or amounts that are necessary to compensate such Recipient as aforesaid shall, absent manifest error, be conclusive and binding on the Borrower and shall be payable within 10 days after receipt thereof by the Borrower. Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Recipient notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 4.4    Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:
(a)    any conversion or repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.5, Section 3.1, Section 4.1, Article IX or otherwise;

(b)    any Loans not being made as Eurodollar Rate Loans in accordance with the Borrowing Request therefor;
(c)    any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with the Continuation/Conversion Notice therefor; or
(d)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of the operation of Section 4.14;
then, upon the notice of such Lender to the Borrower setting forth in reasonable detail the basis therefor (with a copy to the Administrative Agent), the Borrower shall promptly (and, in any event, within ten (10) days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. For the purpose of calculating the amount or amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of the amount or amounts payable under this Section.
Section 4.5    Increased Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or L/C Issuer or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender or L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.
Section 4.6    Certificates for Reimbursement; Delay in Request. A certificate of a Lender or L/C Issuer delivered to the Borrower (with a copy to the Administrative Agent) as to any such additional amount or amounts or reduced returns as specified in Section 4.4 or Section 4.5 shall, absent manifest error, be conclusive and binding on the Borrower, and shall be payable within 10 days after the receipt thereof. In determining such amount, each Lender and each L/C Issuer may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 4.7    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the

Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.7(g)(ii)(A), Section 4.7(g)(ii)(B) and Section 4.7(g)(ii)(4)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)    Any successor or supplemental Administrative Agent that is not a U.S. Person shall deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement, two (2) duly completed copies of IRS Form W-8IMY, with the effect that the Borrower make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction of any Taxes imposed by the United States.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 4.8    Payments, Interest Calculations, etc.
(a)    Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by the Borrower pursuant to or in respect of this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the Pro Rata account of the Lenders entitled to receive such payment, provided, however, that all payments with respect to the Swing Line Loans shall be made only to the Swing Line Lender. All such payments required to be made to the Administrative Agent or the Swing Line Lender (in the case of the Swing Line Loans), as the case may be, shall be made without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent and the Swing Line Lender (in the case of the Swing Line Loans) on the next succeeding Business Day and any applicable interest shall continue to accrue thereon. The Administrative Agent shall promptly remit (and, in any event, on the same Business Day if received by the Administrative Agent is so received on or prior to 11:00 a.m. (New York City time)) in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender.
(b)    All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on Base Rate Loans, 365 days or, if appropriate, 366 days). If a Loan is repaid on the same day it is made one day’s interest shall be charged. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period” with respect to Eurodollar Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.
Section 4.9    Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Pro Rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.10    Setoff. If any Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of the Borrower or any such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or Affiliate, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Lender Parties, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the

Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 4.11    Use of Proceeds.
(a)    The proceeds from all Credit Extensions shall be used (i) to finance working capital and other lawful general corporate purposes of the Loan Parties, (ii) for Permitted Acquisitions pursuant to the terms hereof, (iii) for repurchases of Equity Interests, (iv) to refinance the Existing Indebtedness and (v) pay all fees, commissions and expenses related to the foregoing.
(b)    Neither the Parent nor any of its Subsidiaries will directly or, to the Borrower’s knowledge indirectly, use the proceeds of any Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture, partner or other Person: (i) to fund or facilitate any activities or business with (x) any Sanctioned Person or (y) in any Sanctioned Country, or (ii) in any other manner that will result in a violation of applicable Anti-Corruption Laws, or Sanctions by any Person (including any Person participating in transactions contemplated hereby or thereby).
Section 4.12    Funding and Payment Reliance, etc.
(a)    Unless the Administrative Agent shall have received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date in accordance with Section 2.4(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made its share of the applicable Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at:
(i)    in the case of a payment to be made by such Lender, (A) for the first three (3) Business Days after such payment was due, the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) thereafter, at the interest rate applicable to Base Rate Loans; and
(ii)    in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the

Administrative Agent. Nothing in this Section or otherwise set forth in this Agreement or any other Loan Document shall require the Administrative Agent or any Lender to advance funds on behalf of any other Lender, relieve any Lender from its obligation to fulfill its commitments hereunder or prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of its failure to advance such funds.
(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such demand, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.
Section 4.13    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.3 or Section 4.5, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.7, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 4.3, Section 4.5 or Section 4.7, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 4.14    Replacement of Lenders. If any Lender requests compensation under Section 4.3 or Section 4.5, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.7, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.13, of if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 11.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.3, Section 4.5 or Section 4.7) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.10(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 4.3 or Section 4.5 or payments required to be made pursuant to Section 4.7, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Law; and
(e)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 4.15    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9.6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.10 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.16; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or Letter of Credit Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.3.2 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive a Letter of Credit fee pursuant to Section 3.3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.16.
(C)    With respect to any commitment fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 11.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (B) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.16.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving Loan Commitments (without giving effect to clause (a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Non-Defaulting Lender having been a Defaulting Lender.
(c)    New Swing Line Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 4.16    Cash Collateral by the Borrower. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(v) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Outstandings, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person, other than the Administrative Agent and the L/C Issuers as herein provided (other than Liens permitted by Section 8.3(l)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 4.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and, provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 5.1    Conditions to Effective Date. The effectiveness of this Agreement is subject to the condition that each of the conditions precedent set forth in this Section be satisfied in a manner acceptable to, or waived by, the Administrative Agent and each Lender. There shall be delivered to the Administrative Agent a sufficient number of originally executed counterparts or copies, as the case may be, of each of the items set forth below.
5.1.1    Agreement. The Administrative Agent shall have received this Agreement, duly executed and delivered by each Lender, the Administrative Agent and an Authorized Officer of the Borrower and the Parent.
5.1.2    Officer’s Certificates; Organizational Documents; Good Standing Certificates; Etc. The Administrative Agent shall have received a certificate of an Authorized Officer of each Loan Party, dated the Effective Date and attaching and certifying as to:
(a)    resolutions of its board of directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;
(b)    each Organizational Document of each Loan Party; and
(c)    the incumbency and signatures of each officer (including each Authorized Officer) of each such Loan Party that is authorized to act with respect to each Loan Document executed by it, upon which certificate the Administrative Agent, each L/C Issuer and each Lender may conclusively rely until it shall have received a further certificate of an Authorized Officer of the relevant Loan Party canceling or amending such prior certificate. In addition, the Administrative Agent shall have received good standing certificates for each jurisdiction in which each Loan Party is organized that affirms the good standing of each of such Loan Party.
5.1.3    Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note at least two (2) Business Days prior to the Effective Date, its Swing Line Note and Revolving Note in an amount equal to such Lender’s applicable Commitment Amount, each dated the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower.
5.1.4    Required Consents and Approvals. All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby and from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval the Borrower deems necessary or appropriate to effect the transactions contemplated hereby.

5.1.5    Payment of Outstanding Indebtedness, etc. Except as permitted by Section 8.2(j), the Administrative Agent shall have received satisfactory evidence that all the Indebtedness identified in Schedule 5.1.5 (“Indebtedness to be Paid”), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, will have been paid in full upon the making of the initial Credit Extension and all obligations with respect thereto will, substantially concurrently with the making of the initial Credit Extension, be terminated (other than contingent indemnification obligations), and, except as permitted by Section 8.3(o), that all Liens securing payment of any such Indebtedness will substantially contemporaneously be released at the time of the making of the initial Credit Extension, on terms and in a manner satisfactory to the Administrative Agent. In addition, the Administrative Agent shall have received copies of termination agreements, final drafts of U.C.C. 3 termination statements to be filed or other instruments as may be suitable or appropriate in connection with the foregoing.
5.1.6    Opinions of Counsel. The Administrative Agent shall have received legal opinions, each dated the Effective Date and addressed to the Administrative Agent and all the Lenders, from New York counsel to the Parent, the Borrower and each other Loan Party and from Irish counsel to the Administrative Agent and the Lenders, each in form and substance reasonably satisfactory to the Lenders and the Administrative Agent.
5.1.7    Financial Information, etc. The Administrative Agent shall have received:
(a)    annual audited consolidated financial statements for the Parent and its Subsidiaries for each of their last three Fiscal Years, in each case prepared in accordance with GAAP consistently applied and without any “going concern” (or similar qualification) or any qualification or exception as to the scope of audit, by independent certified public accountants of nationally recognized standing;
(b)    quarterly unaudited consolidated financial statements for the Parent and its Subsidiaries for the Fiscal Quarters ending March 31, 2016, June 30, 2016 and September 31, 2016, certified by a Financial Officer of the Parent, prepared in accordance with GAAP consistently applied and subject to year-end audit adjustments and the absence of footnotes;
(c)    projections for the Parent and its Subsidiaries for the period from the Effective Date through the Maturity Date, certified by a Financial Officer, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, which projections shall be prepared on an annual basis.
5.1.8    Evidence of Insurance. The Administrative Agent shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.4.
5.1.9    Guaranty. The Administrative Agent shall have received the Guaranty, dated as of the date hereof, duly executed by an Authorized Officer of each Domestic Subsidiary of the Parent (other than the Borrower and the Excluded Subsidiaries). The Parent shall have duly executed by an Authorized Officer the Guaranty of the Parent contained in Article XI of this Agreement.

5.1.10    Irish Share Charge. The Administrative Agent shall have received the Irish Share Charge, dated as of the date hereof, duly executed by an Authorized Officer of the Borrower and original certificates (if any) evidencing all of the issued and outstanding Equity Interests required to be pledged pursuant to the Irish Share Charge, which certificates shall be accompanied by undated stock transfer forms and other powers duly executed in blank by the Borrower (to the extent applicable). For the avoidance of doubt, the Irish Share Charge shall not require Borrower to provide a charge over more than 65% of the issued and outstanding voting Equity Interest in Wayfair Stores Limited, a Irish private limited company.
5.1.11    U.C.C. Search Results; etc. The Administrative Agent shall have received:
(a)    U.C.C. or similar search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Effective Date, listing all effective U.C.C. or similar financing statements, federal and state tax Liens, and judgment Liens which name the Parent, the Borrower or any other Loan Party, as the debtor, and which are filed in each jurisdiction in which U.C.C. or similar filings are to be made pursuant to this Agreement or the other Loan Documents and any other appropriate jurisdictions, together with copies of such financing statements (none of which (other than any Liens permitted under this Agreement and Liens to be terminated on or prior to the Effective Date) shall cover any of the Collateral); and
(b)    with respect to all the Intellectual Property Collateral, search results from the United States Patent and Trademark Office and United States Copyright Office to the extent of any patents, trademarks or copyrights form a part of the Collateral.
5.1.12    Security Agreement, Filings, etc. The Administrative Agent shall have received the Security Agreement, dated as of the date hereof, duly executed by an Authorized Officer of each Loan Party, together with:
(a)    U.C.C.-1 financing statements naming the Parent, the Borrower and each of the other Loan Parties, as the case may be, as the debtor and the Administrative Agent as secured party, such U.C.C. financing statements to be filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, appropriate to perfect the first priority security interest of the Administrative Agent for the benefit of the Secured Parties;
(b)    original certificates (if any) evidencing all of the issued and outstanding Equity Interests required to be pledged pursuant to the terms of the Security Agreement, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant grantor;
(c)    the original promissory notes evidencing intercompany Indebtedness required to be pledged pursuant to the terms of the Security Agreement, duly endorsed in blank by each relevant grantor in favor of the Administrative Agent for the benefit of the Secured Parties; and

(d)    delivery of appropriate trademark, copyright and patent security agreements or supplements to be filed with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant.
5.1.13    Solvency Certificate. The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to it, duly executed by a Financial Officer of the Parent, dated the Effective Date.
5.1.14    Bailee Waivers and Landlord Waivers. The Administrative Agent shall have received any Bailee Waivers or Landlord Waivers (if any) the Loan Parties are required to deliver pursuant to the terms of Section 6.14(a).
5.1.15    Satisfactory Due Diligence. The Lenders shall have completed, to their satisfaction, a due diligence analysis with respect to the business, assets, operations and condition (financial and otherwise) of the Parent and its Subsidiaries.
5.1.16    Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information about each Loan Party that is required by bank regulatory authorities under applicable “know your customer”, anti-terrorist financing, government sanction and anti-money laundering rules, guidelines, orders and regulations, including without limitation, the Patriot Act to the extent requested at least fifteen (15) days prior to the Effective Date.
5.1.17    Borrower IRS Forms. The Administrative Agent shall have received an IRS Form W-9 duly executed by an Authorized Officer of the Borrower.
5.1.18    Compliance Certificate. The Administrative Agent shall have received an initial Compliance Certificate, dated the Effective Date and duly executed and delivered by a Financial Officer of the Parent, evidencing (in reasonable detail and with appropriate calculation and computations in all respects satisfactory to the Administrative Agent), compliance with the covenants set forth in Section 8.4 for the Rolling Period ending December 31, 2016.
5.1.19    [Reserved].
5.1.20    Administrative Agent’s Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, and for the account of each other Lender, as the case may be, all costs, fees and expenses (including the costs and expenses of legal counsel to the Administrative Agent) due and payable pursuant to Section 3.3 and, if then invoiced at least one (1) Business Day prior to the Effective Date, Section 11.3.
Section 5.2    Conditions to Each Credit Extension. The obligation of each Lender and L/C Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to the fulfillment of each of the conditions precedent set forth in this Section.

5.2.1    Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension:
(a)    the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and
(b)    no Default or Event of Default shall have then occurred and be continuing or would result therefrom.
5.2.2    Credit Extension Request, etc. The Administrative Agent (and each relevant L/C Issuer, if a Letter of Credit is being requested) shall have received, as herein provided, a duly completed and executed Borrowing Request, if a Loan is being requested or an Issuance Request, if a Letter of Credit is being requested or extended. Each delivery of a Borrowing Request or Issuance Request shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.
Section 5.3    Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to the Lender Parties and their legal counsel.
Section 5.4    Determinations Under Section 5.1. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender and L/C Issuer shall be deemed to have consented to and approved each document or other matter required thereunder to be consented to or approved by each of them unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a notice from such Lender or L/C Issuer prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent its ratable portion of the requested Borrowing or such L/C Issuer shall not have issued the requested Letter of Credit.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
The Parent and the Borrower represent and warrant to the Administrative Agent and each Lender that:
Section 6.1    Organization, etc. Each Loan Party and each of its Subsidiaries (a) (i) is duly organized and formed, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) if applicable, is duly qualified to do business and is in good standing as a foreign corporation or partnership in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (b) has full power and authority and holds all requisite permits, licenses, authorizations, approvals, entitlements and accreditations, from Governmental Authorities or otherwise, to (i) enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and (ii) own and hold under lease its property and to conduct its business substantially as currently conducted by it, except in the case of this clause (b)(ii), where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 6.2    Due Authorization, Non Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document executed or to be executed by it, are within each such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not:
(a)    contravene any such Loan Party’s Organizational Documents;
(b)    contravene any Law binding on any such Loan Party that has or could reasonably be expected to have a or result in a Material Adverse Effect;
(c)    conflict with, result in a material breach of, or constitute (alone or with notice or lapse of time or both) a default or event of default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any material indenture, agreement, document or other instrument;
(d)    violate, conflict with, result in a material breach of, or result in the impairment, forfeiture or non-renewal of, any material permit, license, authorization, approval, entitlement or accreditation of any Governmental Authority; or
(e)    result in, or require the creation or imposition of, any Lien on any such Loan Party’s properties (other than Liens in favor of the Lender Parties pursuant to any Loan Document).
Section 6.3    Required Approvals. Except as duly obtained and in full force and effect prior to (or, in the case of clause (c), substantially concurrently with the occurrence of) the Effective Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for:
(a)    the due execution, delivery or performance by each Loan Party of this Agreement or each other Loan Document to which it is a party;
(b)    the grant by any Loan Party of the security interests, pledges and Liens granted by the Loan Documents; or
(c)    the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document other than such other authorizations, approvals, actions, notices or filings the failure to obtain or perform which would not adversely affect the Liens created under the Loan Documents or could otherwise not reasonably be expected to result in a Material Adverse Effect.
Section 6.4    Validity, etc. This Agreement constitutes, and each other Loan Document executed by the Parent, the Borrower and each other Loan Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Parent, the Borrower and each other relevant Loan Party enforceable in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Each of the Loan Documents which purport to create a security interest in favor of the Administrative Agent (on behalf of the Lender Parties) creates a valid first priority security interest (subject to Liens permitted by Section 8.3) in the Collateral, securing the payment of the Obligations.
Section 6.5    Financial Condition.
(a)    The balance sheets and financial statements of the Parent and its Subsidiaries delivered to the Lenders pursuant to Section 5.1.7 and Section 7.1 have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly in all material respects the financial condition of the Parent and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited interim financial statements are subject to normal year-end adjustments and absence of footnotes. The pro forma balance sheet and financial statements delivered pursuant to Section 5.1.7, (i) have been prepared in good faith based on reasonable assumptions, (ii) are based on the best information available to the Parent and the Borrower after due inquiry, (iii) accurately reflect in all material respects all adjustments necessary to give effect to the Loan Documents as of the Effective Date and (iv) subject to Section 6.16(b), present fairly, in all material respects, the pro forma financial position of the Parent and its Subsidiaries as of each relevant date.
(b)    Except as disclosed in the financial statements referred to above or the notes thereto and for the items disclosed on the Schedules hereof as of the Effective Date, neither the Parent nor any of its Subsidiaries have any material Contingent Liabilities.
Section 6.6    No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2015.
Section 6.7    Litigation, Labor Matters, etc.
(a)    There is no pending or, to the knowledge of any Loan Party, threatened, litigation, action, proceeding or labor controversy against any Loan Party, any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, (i) with respect to any Loan Document or (ii) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    The hours worked by and payments made to employees of each Loan Party and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There are no strikes, slowdowns, labor disputes, work stoppages or controversies pending, or to the knowledge of any

Loan Party threatened, among any Loan Party or any of its Subsidiaries and their employees, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 6.8    Capitalization and Subsidiaries. As of the Effective Date, (a) the outstanding Equity Interests in each Subsidiary of the Parent are held by those Persons set forth in Schedule 6.8 (“Initial Capitalization”), and (b) the type of entity and the jurisdiction of organization of each Loan Party are as set forth on Schedule 6.8. Except as set forth in Schedule 6.8, as of the Effective Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which any Loan Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests or (b) voting rights agreements. The Equity Interests so specified on Schedule 6.8 are fully paid and non-assessable and, except in the case of the Equity Interests of the Parent, are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents).
Section 6.9    Compliance with Laws, etc. Each Loan Party and each of its Subsidiaries is in compliance with all Laws applicable to it or its properties, except (a) where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (b) such Law is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
Section 6.10    Properties, Permits, etc.
(a)    Each Loan Party and each of its Subsidiaries is in compliance with all permits, licenses, authorizations, approvals, entitlements and accreditations of Governmental Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired by such Person, other than those permits, licenses, authorizations, approvals, entitlements and accreditations the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any of the foregoing is not in full force and effect, except where such suspension, revocation, impairment, forfeiture, non-renewal or claim could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.
(c)    Schedule 6.10(c) (“Real Property Assets”) contains a true and complete list of: (i) the location by state and address of all Real Property Assets owned by each Loan Party as of the Effective Date, and describes the interest therein held by such Loan Party, under the heading “Fee Properties”; and (ii) all Real Property Assets leased or subleased by each Loan Party, as lessee or sublessee, as of the Effective Date, and describes the type of interest therein held by each such Loan Party, under the heading “Leased Properties”.
(d)    Each Loan Party and its Subsidiaries has (i) good and marketable title in fee simple to all of its owned Real Property Assets (if any) and (ii) valid leasehold interests in all of its leased Real Property Assets.
(e)    All permits required to have been issued to each Loan Party and its Subsidiaries with respect to its Real Property Assets to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect on the intended use or operation of any such Real Property Assets. No consent or approval of any landlord or other third party in connection with any leased Real Property Assets is necessary for any Loan Party or its Subsidiaries to enter into and execute the Loan Documents.
Section 6.11    Taxes, etc. Each Loan Party and each of its Subsidiaries has (a) timely filed all material Tax returns and reports required by Law to have been filed by it, which Tax returns and reports are correct and complete in all material respects, and (b) paid all income Taxes and other material Taxes of Governmental Authorities thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
Section 6.12    ERISA.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws; (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or Borrower has adopted a volume submitter or prototype plan which has obtained an opinion from the IRS National Office on which the Borrower is entitled to rely; and (iii) nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, during the 36 month period prior to the Effective Date or the making of any Credit Extension: (i) no steps have been taken to terminate any Pension Plan; (ii) no condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrower, any of its Subsidiaries or ERISA Affiliates of any fine or penalty; (iii) neither the Borrower nor any Subsidiaries or ERISA Affiliates have incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan; (iv) all contributions

(if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party or any Commonly Controlled Entity under the terms of the plan or of any collective bargaining agreement or by applicable Law; (v) neither the Borrower nor any member of any Commonly Controlled Entity has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and (vi) neither the Borrower nor any member of any Commonly Controlled Entity has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent. As of the Effective Date and the making of any Credit Extension, no Lien exists with respect to any Pension Plan as a result of Section 303(k) of ERISA or Section 430(k) of the Code (subject to Liens permitted by Section 8.3).
Section 6.13    Environmental Warranties. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license, authorization, approval entitlement or accreditation required under any Environmental Law, (ii) has become subject to any liability under any Environmental Law, (iii) has received any written notice of any claim with respect to any such liability, or (iv) knows of any basis for any such liability.
Section 6.14    Inventory.
(a)    All Inventory of each Loan Party in an amount in excess of $2,500,000 is located on or is in transit to the premises described in Schedule 6.14 (“Inventory Locations”), as the same may hereafter be supplemented from time to time pursuant to Section 7.1(f). If any Inventory or other property of any Loan Party is located in a public warehouse or other facility under the control of a third Person and has an aggregate value which equals or exceeds $50,000,000, the applicable Loan Party shall use its commercially reasonable efforts to cause each such third Person to execute a Bailee Waiver or Landlord Waiver, as the case may be; provided, however, that the fair market value of all such Inventory not subject to an executed Bailee Waiver or Landlord Waiver shall not exceed $50,000,000.
(b)    The Borrower, for and on behalf of itself and each other Loan Party, shall at all times hereafter keep correct and accurate records in all material respects itemizing and describing generally the kind, type, cost and quantity of Inventory.
Section 6.15    Intellectual Property. Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property necessary to its business as currently conducted, and the use thereof by each Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for such infringements which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.15 (“Intellectual Property”), as the same may hereafter be supplemented from time to time pursuant to Section 7.1(f), each Loan Party’s rights to its Intellectual Property are not subject to any material licensing agreement or similar arrangement. Schedule 6.15, as the same may hereafter be supplemented from time to time pursuant to Section 7.1(f), sets forth a complete and accurate list of all (i) all United States Federally registered trademarks and trademark applications, United States Federally registered patents and patent applications and United States Federally registered copyrights and copyright applications and all material domain names; and (ii) all other material Intellectual Property, in each case owned by each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.16    Accuracy of Information.
(a)    The written information (other than any projections and pro forma financial information and any general economic or specific industry information) furnished from time to time (whether prior to or after the Effective Date) by or on behalf of any Loan Party in writing to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, is and will be, as the case may be, true and accurate in all material respects on the date as of which such information is dated or certified, and such information does not, or will not, as the case may be, omit to state any material fact necessary to make such information not misleading.
(b)    The information prepared by any consultant or professional advisor on behalf of any Loan Party which was furnished to the Administrative Agent or any Lender in connection with the preparation, execution and delivery of this Agreement or any other Loan Document has been reviewed by the Borrower, and nothing has come to the attention of the Borrower in the context of such review which would lead it to believe that such information (or the assumptions on which such information is based) is not true and accurate in all material respects on the date as of which such information is dated or certified or that such information omits to state any material fact necessary to make such information not materially misleading.
(c)    All projections and estimates prepared by any Loan Party and delivered to the Administrative Agent or any Lender hereunder have been prepared in good faith on the basis of assumptions believed by the preparer thereof to be reasonable at the time made (it being agreed that projections are subject to uncertainties and contingencies and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and that such differences may be material).
Section 6.17    Absence of Default. No Loan Party nor any of its Subsidiaries is (a) in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness or (b) in violation of any (i) contract, agreement, lease or other instrument or (ii) permit, license, authorization, entitlement or accreditation of any Governmental Authority, which default or violation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 6.18    Margin Regulations. None of the Parent, the Borrower or any of their respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in F.R.S. Board Regulation U). None of the proceeds of any Credit Extension will be used for the purpose of, or be made available by any Loan Party or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying “margin stock” (as so defined) or otherwise in violation of Regulations T, U or X of the F.R.S. Board.
Section 6.19    Investment Company Status. None of the Parent, the Borrower or any of their respective Subsidiaries is an “investment company” nor a “company controlled by an investment company” within the meaning of the Investment Company Act.
Section 6.20    [Reserved].
Section 6.21    Solvency. Each of the Parent and the Borrower is, and after giving effect to any Credit Extension, all Obligations incurred in connection with the Loan Documents and all other Indebtedness will be, Solvent. The Loan Parties are on a consolidated basis, and after giving effect to any Credit Extension, all Obligations incurred in connection with the Loan Documents and all other Indebtedness will be, Solvent.
Section 6.22    Insurance. Schedule 6.22 (“Insurance”) sets forth a true, complete and correct description of all insurance maintained by each Loan Party and each of its Subsidiaries as of the Effective Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.
Section 6.23    Affiliate Transactions. Except as described on Schedule 6.23 (“Affiliate Transactions”), no Affiliate of any Loan Party is a party to any transaction with any Loan Party, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate which would violate Section 8.11.
Section 6.24    Sanctions and Anti-Bribery.
(a)    None of the Loan Parties or any Subsidiary of the Parent, or to the knowledge of any Loan Party, any director, officer, employee, agent, or Affiliate of the Loan Parties or any Subsidiary of the Parent, is (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently a Sanctioned Country.
(b)    The Parent, its Subsidiaries and, to the knowledge of each Loan Party, their respective directors, officers, employees and agents are in compliance with applicable anti-bribery law, including but not limited to, the UK Bribery Act and the FCPA, in all material respects.

Section 6.25    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
ARTICLE VII
AFFIRMATIVE COVENANTS
Each of the Parent and the Borrower agrees with each Lender Party that, until all Commitments have expired or irrevocably terminated and all the Obligations under the Loan Documents (other than unasserted contingent indemnification liabilities) have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 105% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer), the Parent and the Borrower will perform the obligations set forth in this Article.
Section 7.1    Financial Information, Reports, Notices, etc. The Parent and the Borrower will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information (all of which shall be in form and scope reasonably satisfactory to the Administrative Agent):
(a)    upon the earlier of the date that is forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent or the date such information is filed with the SEC, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Parent and its consolidated Subsidiaries for (i) such Fiscal Quarter and (ii) for the portion of the Parent’s Fiscal Year then-ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and such consolidated balance sheets and statements to be certified by a Financial Officer of the Parent as fairly presenting in all material respects the financial position of the Parent and its consolidated Subsidiaries for the period then ended (subject to year-end audit adjustments and the absence of footnotes);
(b)    upon the earlier of the date that is ninety (90) days after the end of each Fiscal Year of the Parent or the date such information is filed with the SEC, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, such consolidated balance sheets and statements to be audited and accompanied by a copy of the annual audit report for such Fiscal Year for the Parent and its Subsidiaries to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, without any “going concern” (or similar qualification) or any qualification or exception as the scope of audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing or otherwise reasonably satisfactory to the Administrative Agent;
(c)    [Reserved];

(d)    concurrently with the delivery of the financial statements pursuant to clause (b) the final management letter, if any, prepared by the independent public accountants who prepared such financial statements with respect to internal audit and financial controls of the Parent and its Subsidiaries;
(e)    concurrently with the delivery of the financial statements pursuant to Section 7.1(a) and Section 7.1(b), a management discussion and analysis of such financial statements and the financial information delivered pursuant to Section 7.1(a) and Section 7.1(b) for the comparable period for the prior Fiscal Year, which shall include information reasonably requested by the Administrative Agent (including, a discussion concerning changes of revenue, Consolidated EBITDA, Consolidated Capital Expenditures, customers and other information that would reasonably assist the Lenders in analyzing such financial statements);
(f)    concurrently with the delivery of the financial statements pursuant to Section 7.1(a) and Section 7.1(b), a Compliance Certificate (i) showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) computations of the financial covenants set forth in Section 8.4 as of the last day of the immediately preceding Fiscal Quarter, (ii) certifying that the Financial Officer executing such Compliance Certificate has no knowledge of any Default or Event of Default existing as of such date except as specified in such Compliance Certificate (and, if any Default or Event of Default then exists, reasonably detailed information regarding the same and the actions which the Parent or the Borrower has taken or propose to take with respect thereto) and (iii) reporting any updates to the inventory locations and/or additional Intellectual Property required to be disclosed in Schedules 6.14 and 6.15, from the Effective Date or from the date the most recent Compliance Certificate was delivered;
(g)    promptly and in any event within three (3) Business Days after a Financial Officer obtains knowledge of the occurrence of any Default, Event of Default or event that could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of the Borrower setting forth reasonably detailed information regarding such Default, Event of Default or event, and the action which the Borrower has taken and proposes to take with respect thereto;
(h)    promptly and in any event within five (5) Business Days after (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy of the type described in Section 6.7, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.7 or (iii) any change in the certified public accountants of the Borrower, notice thereof by an Authorized Officer of the Borrower;
(i)    promptly after the same are available, copies of all (i) material reports and documents which the Parent or any of its Subsidiaries sends to any of holders of its debt securities and (ii) reports, financial statements, registration statements or special reports which the Parent files with the SEC or any securities exchange, except that the Parent and its Subsidiaries shall not be required to deliver any of the foregoing which has previously been delivered hereunder;

(j)    promptly after becoming aware of any events which would give rise to a mandatory prepayment under Section 3.1.2(b), a statement of the Financial Officer setting forth reasonably detailed information regarding the same;
(k)    all such notices and documents required to be delivered pursuant to the Security Agreement and any of the other Collateral Documents;
(l)    promptly when available and, in any event, within forty five (45) days prior to the beginning of any Fiscal Year, (i) projections for the Parent and its Subsidiaries for the next succeeding Fiscal Year and (ii) a projected quarterly consolidated balance sheet of the Parent and its Subsidiaries for the next succeeding Fiscal Year, together with related quarterly consolidated statements of projected cash flow and projected income statements for the next succeeding Fiscal Year, which projections shall be accompanied by a certificate of a Financial Officer of the Parent stating that such projections are based on reasonable estimates, information and assumptions and that such Financial Officer of the Parent has no reason to believe that such projections are incorrect or misleading in any material respect (it being understood that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized);
(m)    substantially concurrently with the receipt or delivery thereof by the Parent or any of its Subsidiaries, all material notices, including notices of default or termination, received or delivered by the Parent or any of its Subsidiaries pursuant to any Indebtedness of any such party in an aggregate principal amount exceeding $5,000,000; and
(n)    such other information respecting the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as any Lender Party through the Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered to the Administrative Agent and each Lender on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. The Parent is required to send electronic mail electronic versions (i.e., soft copies) of the Compliance Certificates required by Section 7.1(f) to the Administrative Agent and shall provide paper copies to the Administrative Agent, if the Administrative Agent so requests.
Section 7.2    Compliance with Laws; Payment of Obligations.
(a)    The Loan Parties will, and will cause each of their Subsidiaries to, comply with all applicable permits, licenses, authorizations, approvals, entitlements and accreditations of each Governmental Authority and all applicable Laws, except (i) where the failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) such Law is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)    The Loan Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, any of their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(c)    The Loan Parties will, and will cause each of their Subsidiaries to, pay before the same become delinquent, all (i) Indebtedness (subject to any subordination provisions relating thereto), (ii) income and other Taxes, assessments and charges imposed by Governmental Authorities upon it or upon its property, and (iii) lawful claims for labor, materials, assessments, charges and supplies or otherwise, in each case, except when the non-payment of such Indebtedness, Taxes and claims (A) are being contested in good faith by appropriate proceedings which suspend collection of the contested Indebtedness, other obligations, Taxes, assessments, charges and claims and enforcement of a Lien, if applicable, other than a Lien permitted hereunder and for which, in the case of claims for Taxes, adequate reserves in accordance with GAAP shall have been set aside on its books or (B) could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. If such contest is terminated, adversely resolved or the conditions set forth in this Section 7.2(c) are no longer met, the Loan Parties and each of their Subsidiaries, as applicable, shall promptly pay or discharge the contested Indebtedness, obligations, Taxes and claims.
Section 7.3    Maintenance of Properties and Franchises.
(a)    The Loan Parties will, and will cause each of their Subsidiaries to, in the exercise of its reasonable business judgment, (i) maintain, preserve, protect and keep its material properties in good repair, working order and condition (ordinary wear and tear excepted), and (ii) make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case except to the extent that any failure to do so could not, individually or in the aggregate, be expected to have a Material Adverse Effect.
(b)    The Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and qualification as a foreign entity in each jurisdiction where it has assets or conducts business and (ii) the permits, licenses, authorizations, approvals, entitlements, accreditations and franchises of all Governmental Authorities or otherwise necessary for the proper conduct of its business; provided, that the foregoing shall not prohibit any transaction permitted by Section 8.5 or Section 8.8 or the termination, revocation, expiration or absence of any of the foregoing that, either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.
Section 7.4    Insurance.
(a)    The Loan Parties will maintain, and will cause each of their Subsidiaries to maintain, insurance policies and coverage with respect to all their property and assets to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations (after giving effect to any self-insurance compatible with such standards). All such insurance policies will be provided by insurance companies not Affiliates of the Loan Parties who are (i) insurers authorized to underwrite such risks, (ii) insurers having an A.M. Best policyholders rating of not less than “A” or (iii) such other insurers as the Administrative Agent may approve.
(b)    All premiums on insurance policies required to be maintained pursuant to this Section 7.4 will be paid by the applicable Loan Party. All insurance policies, in each case if any, relating to business interruption and any loss or damage sustained in respect of any item constituting a part of the Collateral will contain a loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent for the benefit of the Secured Parties. All insurance policies, in each case, if any, relating to general liability, umbrella and excess insurance coverages will contain an additional insured endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent for the benefit of the Secured Parties. All such insurance policies that have been endorsed in favor of the Administrative Agent will provide that the insurer will, simultaneously with the delivery to the Loan Parties or any of their Subsidiaries of any notice of cancellation or termination of such policy, deliver to the Administrative Agent a copy of such notice.
(c)    Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders and the Loan Parties, to file claims under any policy of insurance that is required to be maintained pursuant to this Section 7.4, to receive receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
Section 7.5    Books and Records; Inspections.
(a)    Each Loan Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and transactions, in accordance with GAAP.
(b)    Each Loan Party will, and will cause each of its Subsidiaries to, permit the Administrative Agent and each Lender or any of their respective representatives (including outside auditors, and in the case of a Lender, coordinated through the Administrative Agent), upon reasonable prior notice, at reasonable times and intervals and during normal working hours, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Parent and the Borrower hereby authorize such independent public accountant to discuss the Loan Parties’ and their Subsidiaries’ financial matters with each Lender or its representatives) and to examine (and, at the expense of the Borrower, copy extracts from) any of its Inventory, Accounts, other assets and books or other corporate records (including computer records); provided that excluding any such visits and inspections during the continuation of any Event of Default, only one (1) such visit to each Loan Party and each of their Domestic Subsidiaries during any calendar year shall be at the Borrower’s expense and during the continuation of any Event of Default such visits and inspections may be made without the requirement of prior notice to any Loan Party or any of their Subsidiaries.

(c)    Subject to clause (b), the Borrower will pay all the reasonable fees and expenses of the Administrative Agent and each Lender in the exercise of their rights pursuant to this Section.
Section 7.6    Environmental Covenants.
(a)    The Parent and the Borrower will, and will cause each of their Subsidiaries, lessees and other Persons occupying any of the Real Property Assets of the Loan Parties or any of their Subsidiaries to:
(i)    use and operate all such properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(ii)    take all such actions as are required by Governmental Authorities so that no liability with respect to the Environmental Laws may arise which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(iii)    promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties regarding compliance with, or liability pursuant to, Environmental Laws from Governmental Authorities, and shall cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings regarding compliance with, or liability pursuant to, Environmental Laws which, with respect to the foregoing, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(iv)    promptly notify the Administrative Agent of any Releases at, on or under such properties which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and promptly remediate all such Releases in accordance with applicable Environmental Laws; and
(v)    provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section.
(b)    If any Loan Party breaches the terms of Section 7.6(a) with respect to environmental matters, promptly following a request therefor by the Administrative Agent to the Borrower, the Borrower will permit an environmental consultant selected by the Administrative Agent to perform an environmental assessment on all owned or leased Real Property Assets that are the subject of such breach (including, without limitation, reviewing documents, interviewing knowledgeable persons, and sampling and analyzing soil, air, surface water, groundwater, and/or other media in or about property owned or leased by any Loan Party or any of its Subsidiaries, or on which operations of any Loan Party or any of its Subsidiaries otherwise take place). Such environmental assessment shall be in form, scope, and substance reasonably satisfactory to the Administrative Agent. Each Loan Party and each of its Subsidiaries shall cooperate in permitting the performance of such environmental assessment, and shall pay the reasonable costs of such environmental assessment promptly following written demand therefore by the Administrative Agent. The Administrative Agent shall have the right, but not the duty, to obtain such environmental report.
Section 7.7    Future Subsidiaries. From and after the Effective Date, upon (i) any Person becoming a direct or indirect Subsidiary of any Loan Party (other than an Excluded Subsidiary) or (ii) any Subsidiary ceases to constitute an Excluded Subsidiary, the Borrower shall notify the Administrative Agent of each such event or transaction and, within thirty (30) days from the date such event occurs or the transaction is consummated (or such later date as may from time to time be approved by the Administrative Agent in its sole discretion):
(a)    such Subsidiary shall (A) become a party to the Guaranty, the Security Agreement and any other applicable Collateral Document in a manner reasonable satisfactory to the Administrative Agent, (B) if it maintains any Deposit Accounts, enter into a Deposit Account Control Agreement with a Deposit Account Bank and (C) pledge to the Administrative Agent:
(i)    all of the outstanding Equity Interests owned directly by such Subsidiary (but, in the case of an Excluded Foreign Subsidiary, not more than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Foreign Subsidiary shall be so pledged), along with undated stock or other powers for such certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been pledged to and perfected by the Administrative Agent in accordance with the U.C.C. or any similar Law which may be applicable); and
(ii)    all notes evidencing intercompany Indebtedness in favor of such Subsidiary, as the case may be and in accordance with the terms of the Collateral Documents;
(b)    the Administrative Agent shall have received from such Subsidiary copies of U.C.C. or similar search reports certified by a party reasonably acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of any such Person becoming a direct or indirect Subsidiary of the Parent, listing all effective financing statements, tax liens and judgment liens which name such Person as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, together with copies of such financing statements (none of which (other than Liens permitted under this Agreement or which shall be terminated by or on the date such Acquisition is consummated) shall cover any of the Collateral); and
(c)    the Administrative Agent shall have received from such Subsidiary, acknowledgment copies of properly filed U.C.C. or similar financing statements or such other evidence of filing or delivery for filing as may be acceptable to the Administrative Agent, naming each such Subsidiary as the debtor and the Administrative Agent as the secured party, filed under the U.C.C. (or similar Laws which may be applicable) of all jurisdictions as may be necessary or reasonably requested of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent on the assets of such Subsidiary that is subject to the Security Agreement (including, with respect to any Intellectual Property Collateral, appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and with respect to assets located on leased property, a Landlord Waiver or Bailee Waiver, as the case may be).
The foregoing shall be accompanied with other documentary evidence, reasonably requested by the Administrative Agent, in a form reasonably satisfactory to the Administrative Agent that evidences the foregoing, including copies of the resolutions of the board of directors (or equivalent body) of such Subsidiary authorizing the relevant transactions, copies of such Subsidiary’s Organizational Documents, incumbency certificates of such Subsidiary, opinions of legal counsel and evidence of the insurance required to be maintained pursuant to Section 7.4; provided that any Foreign Subsidiary that is not an Excluded Foreign Subsidiary shall only be required to enter into a Guaranty or guaranty agreement supplement or take any action to pledge its assets under the Collateral Documents if, in each case, (x) the Administrative Agent reasonably determines that the benefits to the Lenders of having such a pledge by such Loan Party governed by foreign Laws or having a Foreign Subsidiary enter into such guaranty or guaranty supplement and pledge its assets outweighs the cost to the Borrower and its Subsidiaries of such actions and (y) the Administrative Agent requests such foreign Law pledge, guaranty, guaranty supplement and/or pledge. Nothing contained in this Section 7.7 shall be construed as a consent to form or acquire any Subsidiary after the Effective Date that is not otherwise permitted pursuant to this Agreement.
Section 7.8    Further Assurances; Additional Collateral.
(a)    The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of U.C.C. or similar financing statements, executing Bailee Waivers, Landlord Waivers and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens (subject to the Liens permitted by Section 8.3) securing all Obligations and created or intended to be created by the Loan Documents, all at the expense of the Borrower.
(b)    If any property or asset forming a part of the Collateral is acquired or leased by any Loan Party after the Effective Date, the Borrower will promptly notify the Administrative Agent thereof; provided, however, that such notice shall not be required if (i) the Administrative Agent has a valid first priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent and (ii) such actions are not required by the terms of Security Agreement, and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 8.3) and the Loan

Parties will take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, (including the actions described in Section 7.7 and Section 7.8(a)) and obtaining Landlord Waivers and Bailee Waivers, to the extent such waivers are required pursuant to the terms of this Agreement.
Section 7.9    Deposit Accounts. The Borrower shall, and shall cause each other Loan Party to, deliver to the Administrative Agent a duly executed Deposit Account Control Agreement with respect to each Deposit Account other than an Excluded Account maintained by the Parent, the Borrower and each other Loan Party within sixty (60) days of the Effective Date (or such longer period as determined by the Administrative Agent in its sole discretion).
ARTICLE VIII
NEGATIVE COVENANTS.
The Parent and the Borrower agree with each Lender Party that, until all Commitments have expired or irrevocably terminated and all the Obligations (other than unasserted contingent indemnification liabilities) have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 105% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer) and performed in full, the Parent and the Borrower will perform the obligations set forth in this Article.
Section 8.1    Business Activities. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, engage in any business activity, except business activity that is the same or similar line of business as their respective businesses on the Effective Date or a business reasonably related, supporting or complementary thereto or a logical extension thereof.
Section 8.2    Indebtedness. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:
(a)    Indebtedness in respect of the Credit Extensions and other Obligations;
(b)    Indebtedness in respect of any Swap Agreement entered into by the Parent or any of its Subsidiaries; provided, that (x)(i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating commercial risks, (ii) such Swap Agreement does not contain any provision exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party and (iii) the aggregate Termination Value thereof shall not exceed $30,000,000 at any time outstanding or (y) such obligations arise under a Permitted Bond Hedge Transaction or Permitted Warrant Transaction;
(c)    Indebtedness of the Parent or its Subsidiaries identified in Schedule 8.2(c) (“Existing Indebtedness”), together with Permitted Refinancing Indebtedness in respect thereof;

(d)    Indebtedness of (i) any Loan Party owed to another Loan Party; provided that all such Indebtedness shall be evidenced by a promissory note in form and substance reasonably acceptable to the Administrative Agent; (ii) a Subsidiary of the Parent that is not a Loan Party owed to another Subsidiary of the Parent that is not a Loan Party; or (iii) any Loan Party owed to any Subsidiary of the Parent that is not a Loan Party; provided that in the case of this clause (iii) the aggregate principal amount of such Indebtedness shall not exceed $10,000,000 and no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto;
(e)    Indebtedness of any Subsidiary of the Parent that is not a Loan Party owed to any Loan Party; provided that (i) the Loan Parties are in compliance on a pro forma basis with the financial covenants set forth in Section 8.4 as of the end of the most recent Fiscal Quarter for which financial statements have been delivered hereunder and (ii) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto;
(f)    (A) Indebtedness of any Loan Party or any Subsidiary that is incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Liabilities and purchase money Indebtedness; provided that (i) the aggregate principal amount of all such Indebtedness that may be incurred in any Fiscal Year shall not exceed $5,000,000 and (ii) such Indebtedness is incurred prior to or within 30 days after such acquisition or the completion of such construction or improvements and (B) Permitted Refinancing Indebtedness in respect thereof;
(g)    Contingent Liabilities of the Parent and its Subsidiaries in respect of Indebtedness of the Parent or any of its Subsidiaries, provided that (i) such Indebtedness is permitted by this Section and (ii) the Contingent Liabilities permitted under this clause shall be subordinated to the Obligations of the Parent and its Subsidiary if, and on the same terms as, the Indebtedness so subject to such Contingent Liabilities is subordinated to the Obligations;
(h)    Permitted Convertible Indebtedness;
(i)    Indebtedness of any Person that becomes a Subsidiary of the Parent in connection with a Permitted Acquisition after the Effective Date (and any Permitted Refinancing Indebtedness in respect of such Indebtedness); provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary of the Parent and is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Parent, (ii) immediately before and after such Person becomes a Subsidiary of the Parent, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $10,000,000 at any time outstanding;
(j)    Prior to the date that is the six month anniversary of the Effective Date (i) that portion of the Borrower’s Existing Indebtedness that constitutes a card program provided by FIA Services, Inc.; provided, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $45,000,000 and (ii) Indebtedness incurred by the Parent or any of its Subsidiaries in connection with those certain letters of credit identified in Schedule 8.2(j) (“Existing Letters of Credit”);

(k)    Guarantees of the Loan Parties in respect of Indebtedness otherwise permitted hereunder;
(l)    check overdrafts paid within ten (10) Business Days;
(m)    Indebtedness with respect to trade letters of credit, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Indebtedness) in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000;
(n)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(o)    Indebtedness of the Parent or any Subsidiary of the Parent that is incurred in connection with lease agreements where such entity is considered the owner for accounting purposes only, or build to suit leases, to the extent such entity is involved in the construction of structural improvements or takes construction risk prior to commencement of a lease where such entity does not meet the sale-leaseback criteria for derecognition of the building assets and liability, incurred in the ordinary course of business, and which in all cases is characterized on the Parent’s balance sheet as “Lease Financing Obligations” or any replacement term in accordance with GAAP;
(p)    Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance and bankers acceptances issued for the account of the Parent or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations of the Parent or any such Subsidiary of the Parent, as applicable, with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for borrowed money); provided, that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $10,000,000;
(q)    Indebtedness incurred in connection with “bonds-for-title” or “bond-lease” transactions in the ordinary course of business under Georgia law;
(r)    other unsecured Indebtedness in an aggregate principal amount not to exceed at any time outstanding $10,000,000; and
(s)    other secured Indebtedness in an aggregate principal amount not to exceed at any time outstanding $5,000,000.
Section 8.3    Liens. The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:
(a)    Liens securing payment of the Obligations and granted pursuant to any Loan Document in favor of any Secured Party in accordance with the terms thereof;

(b)    Liens granted to secure payment of the Indebtedness permitted pursuant to Section 8.2(f), provided that (i) each such Lien covers only those assets acquired with the proceeds of such Indebtedness, (ii) each such Lien attaches to the relevant capital asset concurrently with or within thirty (30) days after the acquisition thereof and (iii) the principal amount of such Indebtedness does not exceed the lesser of the cost or the fair market value of the relevant asset;
(c)    Liens existing on the Effective Date and disclosed on Schedule 8.3(c) (“Existing Liens”) and Liens incurred in connection with replacements, modifications, renewals, extensions or refinancings of the Indebtedness secured by such Liens; provided that such Liens (i) do not spread to cover any additional property or assets after the Effective Date (but shall be permitted to apply to after-acquired property affixed or incorporated into the property covered by such Lien and the proceeds and products of the foregoing) and (ii) only secure the Indebtedness permitted by Section 8.2(c);
(d)    Liens for Taxes, assessments or other charges or levies of any Governmental Authority not at the time delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(e)    Liens of carriers, warehousemen, mechanics, materialmen, suppliers, landlords and similar Liens imposed by Law that are incurred in the ordinary course of business of the Borrower and either (i) secure obligations that are not overdue by more than forty five (45) days or (ii) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(f)    deposits, letters of credit, bank guarantees and pledges of cash securing (i) obligations in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens imposed by ERISA which has resulted or could reasonably be expected to result in material liability), (ii) the performance of tenders, statutory obligations, bids, leases, contracts and other similar obligations (other than for borrowed money) or (iii) to secure obligations on surety or appeal bonds, in each case to the extent the foregoing is incurred or entered into in the ordinary course of business of any Loan Party;
(g)    judgment Liens not constituting an Event of Default under Section 9.1.6;
(h)    easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Parent or any of its Subsidiaries;
(i)    Liens existing on any property or asset prior to the acquisition thereof by the Parent or any of its Subsidiaries (or on the property or asset of any Person prior to such Person becoming a Subsidiary of the Parent); provided that (i) such Liens are not created in contemplation of or in connection with such acquisition, (ii) such Liens do not apply to any other property or assets of the Parent or any its Subsidiaries and (iii) such Liens secure Indebtedness permitted under Section 8.2(i) that are in existence on the date of such acquisition;

(j)    Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers so long as such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(k)    leases of the Real Properties Assets of any Loan Party or any Subsidiary, in each case entered into in connection with a disposition permitted by Section 8.9, a Permitted Acquisition or in the ordinary course of the business of such Loan Party or Subsidiary so long as in each case a Landlord Waiver is obtained to the extent required under Section 7.8 and such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
(l)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalent Investments, Investments made pursuant to the Borrower Investment Policy and other investment property (as defined in the U.C.C.) on deposit in one or more accounts maintained by any Loan Party or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
(m)    licenses of Intellectual Property rights granted by any Loan Party or any Subsidiary in the ordinary course of business and not interfering (i) with the Administrative Agent’s Lien on the Collateral or (ii) in any material respect with the ordinary conduct of business of the Loan Parties and their Subsidiaries;
(n)    the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
(o)    deposits and pledges of cash securing payment of the Indebtedness permitted pursuant to Section 8.2(j)(ii);
(p)    Liens securing Indebtedness permitted pursuant to Section 8.2(q); and
(q)    other Liens securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
Section 8.4    Financial Condition. The Parent and the Borrower will not permit:
(a)    Consolidated Fixed Charge Coverage Ratio. After the Covenant Changeover Date, the Consolidated Fixed Charge Coverage Ratio for the Rolling Period ending on the last day of each Fiscal Quarter to be less than 1.15 to 1.00.
(b)    Consolidated Leverage Ratio. After the Covenant Changeover Date, the Consolidated Leverage Ratio for the Rolling Period ending on the last day of each Fiscal Quarter to be greater than 2.50 to 1.00.

(c)    Free Cash Flow. Prior to the Covenant Changeover Date, the negative Free Cash Flow for the Rolling Period ending on the last day of each Fiscal Quarter to exceed $180 million and the negative Free Cash Flow for the period commencing on the Effective Date to (and including) the Covenant Changeover Date, to exceed $225 million in the aggregate.
Section 8.5    Investments. No Loan Party will, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:
(a)    Investments existing on the Effective Date and identified in Schedule 8.5(a) (“Existing Investments”) and any extensions, renewals or reinvestments thereof;
(b)    Investments held by such Loan Party in the form of cash and Cash Equivalent Investments and Investments made pursuant to the Borrower Investment Policy;
(c)    Investments (i) comprising the Equity Interests of Subsidiaries of the Borrower set forth in Schedule 6.8 (“Initial Capitalization”), (ii) additional Investments by any Loan Party in another Loan Party, (iii) additional Investments by Subsidiaries of the Parent that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (iv) additional Investments by any Loan Party in other Subsidiaries that are not Loan Parties (including acquisitions of Excluded Foreign Subsidiaries to the extent such acquisitions otherwise satisfy the requirements for Permitted Acquisitions); provided that, (A) the Loan Parties are in compliance on a pro forma basis with the financial covenants in Section 8.4 as of the end of the most recent Fiscal Quarter for which financial statements have been delivered hereunder and (B) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto;
(d)    intercompany loans and Contingent Liabilities permitted by Section 8.2(d), Section 8.2(e) or Section 8.2(g);
(e)    notes payable to, or Equity Interests issued by, account debtors, to the Parent or any of its Subsidiaries in good faith settlement of delinquent obligations to the extent reasonably necessary in order to prevent or limit loss;
(f)    Investments in the form of Swap Agreements permitted by Section 8.2(b);
(g)    loans and advances to employees, directors and officers of the Parent and its Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes, in an aggregate amount not to exceed at any time $1,000,000 (determined without regard to any write-downs or write-offs of such loans and advances);
(h)    Investments held by a Subsidiary of the Parent acquired after the Effective Date or of a Person merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries, in each case in accordance with this Section, Section 8.2(i) and Section 8.8, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(i)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(j)    Investments consisting of purchases and acquisitions of supplies, goods, materials and equipment, in each case in the ordinary course of business;
(k)    Investments consisting of (i) negotiable instruments held for collection in the ordinary course of business or (ii) lease, utility and other similar deposits in the ordinary course of business;
(l)    Investments made by the Parent or any Subsidiary that consist of consideration received in connection with an asset sale or disposition made in compliance with Section 8.9;
(m)    purchases of Equity Interests of the Parent to the extent permitted pursuant to Section 8.6;
(n)    Permitted Acquisitions and any Investments in connection with a Permitted Bond Hedge Transaction; and
(o)    other Investments not exceeding $10,000,000 in the aggregate in any Fiscal Year of the Parent.
Section 8.6    Restricted Payments; Payments on Other Indebtedness.
(a)    Restricted Payments. The Parent and the Borrower will not, and will not permit any of its Subsidiaries to (notwithstanding the terms of any Organizational Document or any other agreement or instrument), declare, pay or make on any of its Equity Interests (or any warrants, options or other rights with respect thereto) any dividend, distribution or other payment, on account of its Equity Interests, whether on account of the purchase, redemption, sinking or analogous fund, retirement or defeasance of any Equity Interests and whether in cash, property or obligations (other than dividends or distributions payable solely in its Equity Interests, warrants to purchase its Equity Interests or split ups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests), or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking or analogous fund, retirement or defeasance of, any such Equity Interests (or any options, warrants or other rights with respect thereto) (any such payment, a “Restricted Payment”); provided, however that, except with respect to Disqualified Equity Interests:
(i)    the Parent may make Restricted Payments (including, without limitation, repurchases of Equity Interests of the Parent from employees or directors of the Parent and its Subsidiaries to the extent that the proceeds of such repurchases are applied to satisfy withholding tax obligations arising in connection with the vesting of restricted Equity Interests); provided that both before and after giving effect to such Restricted Payment: (A) as of the end of the most recent Fiscal Quarter for which financial statements have been delivered, the Parent and its Subsidiaries shall be in compliance with Section 8.4; (B) the aggregate amount of such payments shall not exceed $25,000,000 in the aggregate during any one Fiscal Year and $50,000,000 in the aggregate during the term of this Agreement and (C) no Default or Event of Default shall exist or result therefrom;
(ii)    (A) each Subsidiary may make Restricted Payments to a Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made and (B) each Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(iii)    the Parent and its Subsidiaries may make, incur, assume or suffer to exist Investments to the extent permitted by Section 8.5;
(iv)    the Borrower may make dividends, distributions and other payments to the Parent (including to any Loan Party which is owned directly or indirectly by the Parent and such Loan Party directly or indirectly owns the Borrower) for the purpose of the Parent paying its actual (including estimated Tax payments required under applicable Law) federal, state and local (and franchise Taxes imposed in lieu of) Taxes on behalf of such consolidated (or any unitary or combined under applicable state Law) Tax group; provided, however, that such dividends, distributions or other payments, as the case may be, are applied promptly, and in any event within seven (7) Business Days after the receipt thereof, to the payment of such Taxes; provided further, however, that (x) in no event shall the total dividends, distributions or other payments paid by the Borrower to the Parent pursuant to this clause exceed the amount of Taxes that would have been payable by the Borrower if the Borrower was not consolidated with the Parent for Tax purposes and (y) any Tax refunds received by the Parent and attributable to the Parent and its Subsidiaries shall be returned promptly to the Borrower or the applicable Subsidiary;
(v)    the Borrower may make dividends, distributions and other payments to the Parent (including to any Loan Party which is owned directly or indirectly by Parent and such Loan Party directly or indirectly owns the Borrower) for the purpose of the Parent (A) paying its corporate overhead expenses that are incurred in the ordinary course of business on an arm’s-length basis and expenses required to maintain its corporate existence; and (B) making Restricted Payments permitted pursuant to clause (i) above; provided that as of the date of such dividend, distribution or other payment, the Parent and its Subsidiaries are in compliance with each of the requirements set forth therein; and
(vi)    the Parent may make (a) the payment of the premium to the Hedge Provider due under and determined in accordance with the Permitted Bond Hedge Transaction and (b) any payments or deliveries to the Hedge Provider required under and determined in accordance with the Permitted Warrant Transaction, in each case, (i) by delivery of the Parent’s Equity Interests upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof.
(b)    Payments on Other Indebtedness. No Loan Party shall make or permit any of their Subsidiaries to make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any subordinated Indebtedness, except as may be permitted pursuant to the applicable subordination arrangements, the terms and conditions of which are satisfactory to the Required Lenders in their sole and absolute discretion.
Section 8.7    Anti-Corruption Laws.
(a)    The Borrower will not directly, or to the Borrower’s knowledge indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to the Parent or any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).
(b)    No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery Law.
Section 8.8    Fundamental Changes, etc. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, or sell, lease, transfer or otherwise dispose of (in each case in one transaction or series of transactions) all or substantially all of its assets, other than the following if no Default or Event of Default has occurred and is continuing immediately before or after giving effect thereto:
(a)    any Subsidiary may merge, amalgamate, liquidate, dissolve or consolidate with or into (i) the Borrower (provided that the Borrower is the surviving entity) or (ii) any other Subsidiary (provided, that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the surviving entity);
(b)    any Loan Party may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Loan Party;
(c)    any Subsidiary of the Parent that is not a Loan Party may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(d)    in connection with any Permitted Acquisition, the Parent or any Subsidiary of the Parent may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) in the case of a merger to which the Parent is not a party, the surviving entity shall be a direct or indirect Wholly Owned Subsidiary of a Loan Party; (ii) in the case of any merger to which the Borrower is a party, the Borrower shall be the surviving Person and (iii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, the surviving Person in such merger is, or becomes, a Loan Party;
(e)    any dispositions in compliance with Section 8.9; and
(f)    Investments in compliance with Section 8.5.
Section 8.9    Asset Dispositions, etc. No Loan Party will, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions) all or any part of its assets (including Accounts, Inventory and Equity Interests owned by any Loan Party and any of their Subsidiaries) to any Person, except:
(a)    if such sale, transfer, lease, contribution, conveyance or disposition is (i) of Inventory in the ordinary course of business, (ii) in respect of cash or Cash Equivalent Investments in the ordinary course of business or (iii) of Investments made pursuant to the Borrower Investment Policy;
(b)    in respect of (i) Equipment that is surplus, worn out or obsolete and is sold, transferred, leased, contributed, conveyed or disposed of in the ordinary course of business or (ii) assets that are subject to damage or destruction, or a condemnation proceeding instituted by a Governmental Authority;
(c)    if such sale, transfer, lease, conveyance or disposition is a Permitted Disposition;
(d)    if such sale, transfer, lease, conveyance or other disposition is permitted by Section 8.8 or is in the form of an Investment permitted pursuant to Section 8.5;
(e)    sales, transfers, leases, conveyances or other dispositions of Equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such transaction are reasonably promptly applied to the purchase price of such replacement property;
(f)    sales, transfers, conveyances or dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (other than in connection with factoring programs, receivables programs or other similar programs);
(g)    sales, transfers, leases, conveyances or other dispositions consisting of exclusive licenses permitted under Section 8.3(l), provided, however, that such exclusive licenses shall consist of licenses granted in the ordinary course of the Parent or other Loan Parties’ business;
(h)    the unwinding of any Swap Agreement in accordance with its terms;

(i)    dispositions and/or terminations of leases, subleases, licenses or sublicenses which (i) are in the ordinary course of business and (ii) do not materially interfere with the material business of the Parent or its Subsidiaries; and
(j)    sales, transfers or dispositions of assets (i) among Loan Parties, (ii) among Subsidiaries of the Parent that are not Loan Parties, (iii) by non-Loan Parties to a Loan Party and (iv) by Loan Parties to a non-Loan Party; provided, that (A) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to any such sale, transfer or disposition, (B) if the transferor of such property is a Loan Party and the transferee is not a Loan Party, the amount of such transfer must not exceed $2,500,000 in the aggregate during the term of this Agreement, and (C) any such transaction shall be made in compliance with Section 8.11.
Section 8.10    Modification of Certain Agreements. No Loan Party will, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of any of their Organizational Documents or any material agreement to which it is a party, other than any amendments, supplements, waivers or other modifications that do not materially and adversely affect (a) the Administrative Agent’s or the Lenders’ interests in the Collateral or (b) the likelihood of payment of the Loans under the Loan Documents.
Section 8.11    Transactions with Affiliates. No Loan Party will, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Loan Parties; (c) transactions that are otherwise expressly permitted by the terms of this Agreement and the other Loan Documents or (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, equity compensation and other benefit plans) and indemnification arrangements, in each case approved by the board of directors or applicable senior management of the Parent.
Section 8.12    Negative Pledges, Restrictive Agreements, etc. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting:
(a)    the ability of the Parent or any Subsidiary (other than an Excluded Subsidiary) to guarantee the Indebtedness of the Borrower and the other Loan Parties under the Loan Documents;
(b)    the ability of the Parent or any of its Subsidiaries (other than an Excluded Subsidiary) to create or assume any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired; or
(c)    the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, distributions, return on equity, advances,

repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to the Borrower.
The foregoing shall not, in any event, prohibit (i) restrictions imposed by any agreement relating to Liens permitted by Section 8.3 if such restrictions apply only to the property subject to such permitted Liens; (ii) customary restrictions contained in agreements relating to the sale of assets pending the closing of such sale if such restrictions apply only to the assets to be sold; (iii) customary provisions in licenses and of Intellectual Property entered into in the ordinary course of business that do not materially interfere with the business of the Parent and its Subsidiaries; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of either the Parent or any of their Subsidiaries; (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (vi) any immaterial agreement in effect at the time any Subsidiary becomes a Subsidiary of the Parent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent; (vii) in the case of any joint venture which is not a Loan Party, restrictions in such joint venture’s Organizational Documents on the pledge of Equity Interests of such joint venture so long as the Investment in such joint venture is otherwise permitted by Section 8.5; (viii) restrictions in secured Indebtedness otherwise permitted by this Agreement (other than second Lien or subordinated Indebtedness) so long as the terms of such Indebtedness are no more restrictive than the terms of this Agreement; (ix) restrictions in any agreement governing Indebtedness incurred pursuant to Section 8.2(f); provided that any such restriction contained therein relates only to the asset or assets financed thereby and (x) the terms of applicable Law.
Section 8.13    Fiscal Year-End, etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, change its Fiscal Year. In addition, except as required by GAAP neither the Loan Parties nor any of their Subsidiaries shall make any significant change in its accounting treatment or reporting practices.
Section 8.14    Limitation on Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction the Loan Parties or any of their Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset, other than any lease arrangements where such Loan Party or such Subsidiary is considered the owner for accounting purposes only, or build to suit leases, to the extent such Loan Party or its Subsidiary is involved in the construction of structural improvements or takes construction risk prior to commencement of a lease, and which in all cases is characterized on the Parent’s balance sheet as “Lease Financing Obligations” or any replacement term in accordance with GAAP.
Section 8.15    [Reserved].
Section 8.16    [Reserved].

Section 8.17    Deposit Account Control Agreements. The Borrower will not, and will not permit any other Loan Party to, have any Deposit Account other than Excluded Accounts unless the same is subject to a Deposit Account Control Agreement; provided that the Borrower may have Deposit Accounts (a) pursuant to Section 8.2(j) and Section 8.3(o) and (b) during the period set forth in Section 7.9, in each case, that are not subject to the foregoing requirement.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
Section 9.1    Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default”.
9.1.1    Non-Payment of Obligations. Any Loan Party shall fail to (a) pay when due of any principal on any Loan or any Reimbursement Obligation; or (b) pay within three (3) Business Days after the same becomes due, interest on a Credit Extension, fee, indemnity or other amount hereunder or under any other Loan Document.
9.1.2    Breach of Representations and Warranties. Any representation or warranty of any Loan Party made or deemed to be made hereunder, in any other Loan Document or in any other writing or certificate furnished by or on behalf of any Loan Party to any Lender Party in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect in any material respect when made (or in all respects if such representation or warranty is qualified as to materiality).
9.1.3    Non Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any of its obligations under Section 4.11 or Section 7.1 (subject to a five (5) Business Day grace period with respect to Section 7.1, except with respect to Section 7.1(g), for which there shall be no grace period), Section 7.3(b) (with regard to maintenance of corporate existence), Section 7.4, Section 7.5, Section 7.7, Section 7.8 (with respect to maintaining the Administrative Agent’s first priority security interest in the Collateral), Section 7.9 or Article VIII.
9.1.4    Non Performance of Other Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Section 9.1.1 or 9.1.3), and such default shall continue unremedied for a period of 30 days after the earlier of (a) notice thereof from the Administrative Agent to the Borrower or (b) the date a Financial Officer or other executive officer or director of the Borrower or such other Loan Party becomes aware of such failure.
9.1.5    Default on Other Indebtedness. (i) A default shall occur in the payment when due, whether by scheduled repayment, prepayment, acceleration or otherwise, in respect of any Indebtedness (after the application of any grace period, if any, provided in the agreement pursuant to which such Indebtedness was created) (other than Indebtedness described in Section 8.2(a) and Indebtedness under Swap Agreements described in clause (ii) hereof) of any Loan Party or any of its Subsidiaries (A) under Cash Management Liabilities and other Indebtedness having a principal amount, individually or in the aggregate, in excess of $12,500,000, or (B) in the case of clause (i)(A) a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to either (x) accelerate the maturity of any such Indebtedness or (y) permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity (ii) there occurs under any Swap Agreement between the Parent or any of its Subsidiaries, on the one hand, and a counterparty, on the other hand, an Early Termination Date (as defined in such Swap Agreement) resulting from (a) any event of default under such Swap Agreement as to which the Parent or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Agreement) or (b) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which the Parent or any Subsidiary thereof is an Affected Party (as defined in such Swap Agreement) and, in either event, if the counterparty is not a Lender or an Affiliate of a Lender, the Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $10,000,000.
9.1.6    Judgments. Any (a) monetary final and non-appealable judgment, writs or warrants of attachment, executions or similar processes involving any aggregate amount (to the extent not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company does not dispute coverage) in excess of $10,000,000 shall be rendered against any Loan Party or any of its Subsidiaries or any of their respective properties or (b) non-monetary final and non-appealable judgment shall be rendered against any Loan Party or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and, in either case, (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.
9.1.7    ERISA Events. An ERISA Event shall have occurred that, individually or when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to have a Material Adverse Effect.
9.1.8    Change in Control. Any Change in Control shall occur.
9.1.9    Bankruptcy, Insolvency, etc. Any Loan Party or any of its Subsidiaries shall:
(a)    generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;
(b)    apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for any Loan Party or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;
(c)    in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; or
(d)    permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any Debtor Relief Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against any Loan Party or any of its Subsidiaries; provided, however, that if not commenced by any such Loan Party or any of its Subsidiaries such proceeding shall be consented to or acquiesced in by any such Loan Party or any of its Subsidiaries, or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed or unstayed.
9.1.10    Impairment of Loan Documents, Security, etc. Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party that is a party thereto; any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien or security interest in favor of the Administrative Agent for the benefit of the Secured Parties securing (or required to secure) any Obligation, to the extent required by the Loan Documents, shall, in whole or in part, cease to be a perfected first priority security interest (subject to Liens permitted by Section 8.3) and other than by reason of the failure of the Administrative Agent to retain possession of the Collateral physically delivered to it or the Administrative Agent’s failure to timely file UCC continuation statements or intellectual property security agreements with the applicable intellectual property offices).
Section 9.2    Action if Bankruptcy. If any Event of Default described in Section 9.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically become immediately due and payable, without notice or demand.
Section 9.3    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 9.1.9) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent, may, and upon the direction of the Required Lenders, shall, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon (without further notice, demand or presentment) the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall become immediately due and payable and the Commitments shall terminate.
Section 9.4    Foreclosure on Collateral. If any Event of Default shall occur and be continuing, the Administrative Agent shall have, in addition to all rights and remedies provided for in the U.C.C. and applicable Law, all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Security Agreement, each other Collateral Document and each other Loan Document.
Section 9.5    Appointment of Administrative Agent as Attorney in Fact. The Parent and the Borrower hereby constitute and appoint the Administrative Agent as their attorney in fact with full authority in the place and stead of them and in the name of each of them, from time to time in the Administrative Agent’s discretion while any Event of Default is continuing, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement and any other Loan Document, including to: (a) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) enforce the obligations of any account debtor or other Person obligated on the Collateral and enforce the rights of any Loan Party with respect to such obligations and to any property that secures such obligations; (c) file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of the Administrative Agent and the Lenders with respect to any of the Collateral; (d) pay or discharge Taxes or Liens levied or placed upon or threatened against the Collateral in amounts necessary to discharge the same as determined by the Administrative Agent in its sole discretion (all of such payments made by the Administrative Agent shall become Obligations, due and payable immediately without demand); (e) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with the Accounts, chattel paper or general intangibles and other documents relating to the Collateral; (f) take any act required of any Loan Party under this Agreement or any other Loan Document; and (g) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral. The Parent and the Borrower hereby ratify and approve all acts of the Administrative Agent made or taken pursuant to this Section, agree to cooperate with the exercise by the Administrative Agent in the exercise of its rights pursuant to this Section and shall not, either directly or indirectly, take or fail to take any action which could impair, in any respect, any action taken by the Administrative Agent pursuant to this Section. The appointment pursuant to this Section of the Administrative Agent as the Parent’s and the Borrower’s attorney and the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until payment in full in cash of all Obligations (other than unasserted contingent indemnification liabilities).
Section 9.6    Payments Upon Acceleration. After the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 9.2 or Section 9.3, the Administrative Agent shall apply all payments in respect of the Obligations and all proceeds of Collateral to the Obligations in the following order:
(a)    first, to pay Obligations in respect of any fees, expenses or indemnities then due to the Administrative Agent (including, without limitation, fees and expenses referred to in Section 3.3, Section 11.3 and Section 11.4), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;
(b)    second, to pay Obligations (other than Swap Liabilities and Cash Management Liabilities) in respect of any fees, expenses or indemnities then due to the Lenders and the L/C Issuers, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;
(c)    third, to pay interest due in respect of the Loans and Letters of Credit (whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party);
(d)    fourth, to (i) pay the principal outstanding with respect to the Loans and Reimbursement Obligations and (ii) Cash Collateralize all other Letter of Credit Outstandings (in an amount equal to 105% of such Letter of Credit Outstandings) on terms and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer;
(e)    fifth, to pay all other Obligations (including Cash Management Liabilities and Swap Liabilities arising from any Swap Agreement that at the time of entering into was between the Borrower or any of its Subsidiaries, on the one hand, and a Lender or an Affiliate of a Lender, on the other hand); and
(f)    sixth, to pay who may be lawfully entitled thereto.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order of each category and shall only be applied to the next succeeding category after all amounts in the preceding category have been paid in full in cash and (ii) amounts owing to each relevant Lender Party in clauses (b) through (e) shall be allocated to the payment of the relevant Obligations ratably, based on the proportion of each Lender Party’s (or, in the case of Cash Management Liabilities and Swap Liabilities that are referred to above, each such Lender Party’s Affiliates) interest in the aggregate outstanding Obligations described in each such relevant clause.
Section 9.7    Swap Liabilities and Cash Management Liabilities. Except as otherwise expressly set forth in this Agreement or in any Guaranty or any Collateral Document, no Lender or Affiliate of a Lender that obtains the benefits of Section 9.6 as a result of holding Swap Liabilities or Cash Management Liabilities in accordance with the terms of this Agreement, any Guaranty or any Collateral Document by virtue of the provisions of this Agreement, of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision in this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Liabilities or Cash Management Liabilities unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of such Lender, as the case may be.

ARTICLE X
THE ADMINISTRATIVE AGENT
Section 10.1    Appointment; Lender Indemnification.
(a)    Each Lender and L/C Issuer hereby irrevocably appoints Citibank to act on its behalf as Administrative Agent under and for purposes of this Agreement and each other Loan Document. Each Lender and L/C Issuer authorizes the Administrative Agent to act on behalf of such Lender and L/C Issuer under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. In performing its duties hereunder the Administrative Agent is acting solely on behalf of itself, the Lenders and the L/C Issuers, and shall not have any fiduciary, trust or similar relationship with any Loan Party. Without limiting the foregoing, the parties agree that the duties of the Administrative Agent shall be mechanical and administrative in nature. Except for the Borrower’s consultation and notification rights provided in Section 10.5, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under any agency doctrine or any applicable Law. Instead such term is used as a matter of market custom and intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
Section 10.2    Exculpation.
(a)    Neither the Administrative Agent, nor any of its Related Parties, shall be liable to any Lender or L/C Issuer for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except as determined by a final non appealable judgment of a court of competent jurisdiction to have resulted from its or his own willful misconduct or gross negligence. Under no circumstances shall the Administrative Agent or its Related Parties be responsible for, incur any liability with respect to, or have any duty to ascertain or inquire into: (i) any representations or warranties or statements made by any Loan Party in connection with any Loan Document; (ii) the effectiveness, enforceability, validity or due execution of any Loan Document; (iii) the creation, perfection or priority of any Liens purported to be created by any Collateral Document or any other Loan Documents; (iv) the validity, genuineness, enforceability, existence, value or sufficiency of, or taking any action with respect to the care, protection or preservation of, any Collateral; (v) the performance or observance by any Loan Party of any covenants or agreements or other terms or conditions contained in the Loan Documents; (vi) the contents of any certificate, report or document delivered pursuant to or in connection with any Loan Document; (vii) the satisfaction of any conditions (including any conditions set forth in Article V) set forth in the Loan Documents; (viii) the existence of any Default or Event of Default; (ix) the financial condition of any Loan Party or (x) compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
(b)    The Administrative Agent (i) is not required to make any inquiry respecting the performance by any Loan Party of its obligations hereunder or under any other Loan Document (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent), and any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action; (ii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates; (iii) shall not be deemed to have knowledge of the existence of any Default or Event of Default unless it has received written notice from an Authorized Officer or a Lender that specifically refers to and describes the same; (iv) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or Event of Default has occurred and is continuing; and (v) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not, in any event, be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.
(c)    The Administrative Agent shall not in any event be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1).
Section 10.3    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message,

Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.4    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise any and all of its rights under the Loan Documents by or through any of its directors, officers, employees, agents, sub-agents or Related Parties thereof, and the exculpatory provisions of this Article shall apply to each such Person or when acting on behalf of the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any Person appointed by it to act on its behalf, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of any such Person.
Section 10.5    Resignation of Administrative Agent, L/C Issuer and Swing Line Lender.
(a)    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) the Required Lenders shall thereafter perform all the duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 and Section 11.4 shall continue in effect, for the benefit of such retiring Administrative Agent and its directors, officers, employees, agents and Related Parties thereof, in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b)    Resignation as L/C Issuer. Any L/C Issuer may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or extend, renew or increase any existing Letter of Credit.
(c)    Resignation of Swing Line Lender. Any Swing Line Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of a Swing Line Lender hereunder, the retiring Swing Line Lender shall remain a party hereto and shall continue to have all of the rights and obligations of a Swing Line Lender under this Agreement and the other Loan Documents with respect to Swing Line Loans made by it prior to such resignation, but shall not be required to made any additional Swing Line Loans.
Section 10.6    Rights as a Lender. Citibank shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates as any other Lender, and may exercise such rights and powers to the same extent as if it were not the Administrative Agent. Citibank and each of its Affiliates may accept deposits from, lend money to, act as a financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Citibank shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any Subsidiary or Affiliate of any Loan Party to the extent such information was obtained or received in any capacity other than as Administrative Agent.
Section 10.7    Non Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on such Lender’s or L/C Issuer’s review of the financial information of the Loan Parties and each of their Subsidiaries and such other documents, information and investigations as such Lender and L/C Issuer has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents, and to extend its Commitments and make its Credit Extensions. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on other documents, information and investigations as it from time to time shall deem appropriate, continue to make its own decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.
Section 10.8    Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request given to the Administrative Agent by the Parent or the Borrower and required to be delivered to the Lenders pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Parent or the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Parent or the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.
Section 10.9    Certain Collateral Matters.
(a)    The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, to take any action with respect to any Collateral, the Collateral Documents or the other Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents and the other Loan Documents.
(b)    Each Lender and L/C Issuer agrees that none of them shall have any right individually to seek to realize upon the Collateral, it being agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents and the other Loan Documents.
(c)    Each Secured Party irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any Collateral and under any Loan Document (i) upon termination of the Commitments and payment in full in cash or cash collateralization of all Obligations (other than unasserted contingent indemnification Obligations) payable under this Agreement and the other Loan Documents, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or disposition permitted hereunder, (iii) constituting property in which the Loan Parties or any of their Subsidiaries own no interest at the time the security interest and/or Lien is requested to be released, (iv) constituting property leased to the Loan Parties or any of their Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or any such Subsidiary to be, renewed or extended, (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full, or (vi) if approved by the Required Lenders or, if required by Section 11.1, each Lender and L/C Issuer, if applicable.
(d)    Each Secured Party irrevocably authorizes the Administrative Agent, at its option and in its discretion, to subordinate any security interest on property granted to or held by the Administrative Agent under any Loan Document to the holder of a security interest on such property that is permitted by Section 8.3(b).

(e)    Each Secured Party irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted by this Agreement.
(f)    Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral, subordinate certain security interests or release Guarantors, in each case, pursuant to this Section.
Section 10.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable and irrespective of whether the Administrative Agent shall have made any demand on the Parent, the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole or any part of the amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under Section 3.3, Section 11.3 and Section 11.4) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.3, Section 11.3 and Section 11.4.
Section 10.11    Application to L/C Issuers. Each Lender agrees that each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. Each L/C Issuer shall have all of the rights, benefits and immunities (a) provided to the Administrative Agent in this Article with respect to (i) acting in its capacity as L/C Issuer, and (ii) any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article, included such L/C Issuer with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to such L/C Issuer.

ARTICLE XI
MISCELLANEOUS PROVISIONS
Section 11.1    Waivers, Amendments, etc. No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Parent, the Borrower and the Required Lenders, and each such amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which given; provided that:
(a)    without the consent of each Lender, no such amendment, modification, termination or waiver shall: (i) except to the extent permitted by Section 2.11, change any provision of this Credit Agreement regarding the pro rata sharing of payments required hereunder or the term “Pro Rata”; (ii) amend or waive this Section, the definition of “Required Lenders”, or any other provision specifying the number or percentage of Lenders required to take any action under any Loan Document; (iii) release all or substantially all of the Collateral, other than in accordance with the terms of any Loan Document; (iv) release all or substantially all of the Guarantors from their guaranty obligations under any Loan Document, other than in accordance with the terms of any Loan Document or (v) to amend Section 9.6;
(b)    without the consent of each Lender adversely affected thereby, no such amendment, modification, termination or waiver of this Agreement or any other Loan Document shall: (i) except to the extent permitted by Section 2.11, extend or increase the Commitment Amount or change the Percentage of any Lender; (ii) extend the due date for, or reduce the principal of, rate of interest on, or fees payable under the Loan Documents; provided that, only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive any obligation of the applicable Borrower to pay interest or Letter of Credit fees at the Default Rate or (y) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder; or (iii) extend the due date for, or reduce the amount of, any scheduled prepayment under Section 3.1.2(a) or Section 3.1.2(b) of principal on any Loan or Reimbursement Obligation; and
(c)    no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent, the Swing Line Lender or any L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent, the Swing Line Lender or such L/C Issuer, as the case may be.
Notwithstanding anything to the contrary contained in this Section 11.1 or any other Loan Document, (a) if the Administrative Agent and any Loan Party have jointly identified an obvious error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Party shall be permitted to amend such provisions or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Loan Document, (b) guarantees, Collateral Documents and related documents executed by any Loan Party or any of their Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative

Agent and may be amended, supplemented or waived by the Administrative Agent without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guaranty, Collateral Document or other related documents to be consistent with this Agreement and the other Loan Documents and (c) the Loan Parties and the Administrative Agent may, without the input or consent of any other Lender, effect such amendments to the Loan Documents as may be necessary or appropriate to effect the provisions of Section 2.11.
No failure, delay or course of dealing on the part of any Lender Party in exercising any power, right or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or the exercise of any other power, right or privilege. No notice to or demand on the Parent, the Borrower or any other Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances. The remedies provided in this Agreement are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any state or rule of Law or in any of the other Loan Documents.
Section 11.2    Notices.
(a)    Notices Generally. Except in the case of notices and communications expressly permitted to be as provided in clause (b), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, and addressed to such party at its address or facsimile number set forth on Schedule III hereto, in an Assignment and Assumption or at such other address or facsimile number as may be designated by such party in a notice to the other parties given in accordance with this Section. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b), shall be effective as provided therein.
(b)    Electronic Communication. Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Parent, the Borrower and any other Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient

(such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Platform.
(i)    The Parent and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lender Parties by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent and its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any other Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.
Section 11.3    Payment of Costs and Expenses.
(a)    The Parent and the Borrower agree to pay all reasonable fees and out-of-pocket expenses of the Administrative Agent and its Related Parties (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel to the Administrative Agent and accountants, appraisers, investment bankers, environmental advisors, management consultants and other consultants, if any, who may be retained by the Administrative Agent (provided that fees and out-of-pocket expenses of legal counsel shall be limited to one primary counsel, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (for each reasonably necessary specialty), in each case, for the Lenders, the Lead Arranger and the Administrative Agent taken as a whole, and in the case of a conflict of interest of any of the foregoing counsel, one additional local and/or special counsel (as applicable))), in each case, that are incurred in connection with:
(i)    the negotiation, preparation, execution, delivery and administration of this Agreement and each other Loan Document (including with respect to due diligence matters, the preparation of additional Loan Documents, the review and preparation of agreements, instruments or documents pursuant to Section 7.8 and Section 10.9), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Administrative Agent’s consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;
(ii)    the filing, recording, refiling or rerecording of the Collateral Documents executed in connection with the transactions contemplated hereby; and
(iii)    costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers (subject to the limitations otherwise set forth herein).
(b)    The Parent and the Borrower further agree to reimburse each Lender Party for all fees and out-of-pocket expenses (including, without limitation, the fees and out-of-pocket expenses of legal counsel and consultants to each Lender Party who may be retained by each such Lender Party; provided that the fees and out-of-pocket expenses of legal counsel shall be limited to one primary counsel, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (for each reasonably necessary specialty) in each case for the Lender Parties taken as a whole, and in the case of a conflict of interest of any of the foregoing counsel, one additional local and/or special counsel (as applicable)) incurred by each Lender Party in connection with (i) the negotiation of any restructuring or “work out”, whether or not consummated, of any Obligations and (ii) the enforcement or protection of its rights in connection with this Agreement, any Collateral Document or any other Loan Document.
(c)    To the extent that the Parent or the Borrower for any reason fails to pay any amount required under clause (a) to be paid by it to the Administrative Agent or any Related Party, each Lender severally agrees to pay to the Administrative Agent or the applicable Related Party, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint.
(d)    All amounts due under this Section shall be payable promptly and, in any event, not later than three (3) Business Days after receipt of a notice in accordance with the notice provisions set forth in Section 11.2.
(e)    Each party’s obligations under this Section shall survive termination of the Loan Documents and payment of the obligations hereunder.
Section 11.4    Indemnification by the Borrower.
(a)    The Borrower shall indemnify each Lender Party and each of their Related Parties (collectively, the “Indemnified Parties”) against, and hold each Indemnified Party harmless from any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of legal counsel to the Indemnified Parties; provided that such fees, charges and disbursements of counsel are limited to one primary counsel, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (for each reasonably necessary specialty) in each case, for all Indemnified Parties, taken as a whole, and in the case of a conflict of interest of any of the foregoing counsel, one additional local and/or special counsel (as applicable)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person, other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the negotiation, preparation, execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any environmental liability related in any way to the Parent or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This clause shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(b)    To the extent that the Borrower for any reason fails to pay any amount required under clause (a) to be paid by it to the Administrative Agent or any L/C Issuer (or any Related Party thereof), each Lender severally agrees to pay to the Administrative Agent or such L/C Issuer (or any Related Party thereof), such Lender’s Percentage (determined as of the time that the applicable unreimbursed indemnity payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint.
(c)    All amounts due under this Section shall be payable promptly and, in any event, not later than three (3) Business Days after receipt of a notice in accordance with the notice provisions set forth in Section 11.2.
(d)    Each party’s obligations under this Section shall survive the termination of the Loan Documents and the payment of the obligations hereunder.

Section 11.5    Survival. All representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and shall survive the execution and delivery of the Loan Documents and the making of any Credit Extension, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The terms of this Agreement and the other Loan Documents supersede all prior agreements, written or oral, with respect to the matters covered thereby, provided that the Fee Letter shall continue to control the matters covered thereby.
Section 11.6    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.7    Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.
Section 11.8    Execution in Counterparts, Effectiveness, etc. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
Section 11.9    Governing Law. This Agreement and each other Loan Document and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon,

arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall each be governed by, and each be construed in accordance with, the laws of the State of New York.
Section 11.10    Assignments and Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in this Section 11.10(b)(i)(B) in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.
(B)    In any case not described in Section 11.10(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no

Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent of the Borrower not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.10(b)(i)(B) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) any Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of each L/C Issuer and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent or any of the Parent’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.3, Section 4.4, Section 4.5, Section 11.3 and Section 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at an office specified from time to time a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations.
(i)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Lenders and each other Lender Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.4 with respect to any payments made by such Lender to its Participants.
(ii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of all the Lenders or any affected Lender (if it is the same Lender selling the participation to the Participant) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3, Section 4.4 and Section 4.7 (subject to the requirements and limitations therein, including the requirements under Section 4.7(g), (it being understood that the documentation required under Section 4.7(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.13 and Section 4.14 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 4.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.14 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.10), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
Section 11.11    Press Releases and Related Matters. The Parent and the Borrower agree that neither it nor any other Loan Party will issue any press release or other public disclosure using the name of the Administrative Agent, any Lender or its Affiliates (other than the filing of the Loan Documents and related required filings with the SEC or any public disclosure in connection therewith) without the prior consent of the Administrative Agent or each such Lender. The Parent and the Borrower consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Administrative Agent and each such Lender shall provide a draft of any such tombstone or similar advertising material to the Borrower for review and reasonable comment prior to the publication thereof. In addition, the Administrative Agent reserves the right to provide to industry trade organizations customary information for inclusion in league table measurements.
Section 11.12    Forum Selection and Consent to Jurisdiction. The Parent, the Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any other Lender Party or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final and non-appealable judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Parent, the Borrower or any other Loan Party or its properties in the courts of any jurisdiction. The

Parent, the Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 11.12. The Parent, the Borrower and each of the other Loan Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Parent, the Borrower and each other Loan Party hereby irrevocably consents to service of process in the manner prescribed for notices in Section 11.2 at the New York address for such Loan Parties set forth on Schedule IV hereto. Nothing in this Agreement or in any other Loan Document shall affect the right of any party to this Agreement to serve process in any other matter permitted by Law.
Section 11.13    Waiver of Jury Trial, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.14    Waiver of Consequential Damages, etc. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARENT AND THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST EACH LENDER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, ANY CREDIT EXTENSION OR THE USE OR INTENDED USE OF THE PROCEEDS THEREOF. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 11.15    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 11.16    Confidentiality. Each Lender Party agrees to keep confidential the Information (as defined below), except that each Lender Party shall be permitted to disclose Information (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over such Person and its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to the enforcement of its rights hereunder, the Commitment Letter or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights thereunder; (e) to any other party hereto; (f) subject to any agreement containing provisions substantially the same as set forth in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (including in connection with any pledge or assignment permitted by Section 11.10(e)) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or any of its Subsidiaries or any of their obligations, this Agreement or payments hereunder; (g) with the consent of the Borrower or the Parent; (h) on a confidential basis to (i) any rating agency in connection with rating the Parent, the Borrower or their Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party on a non-confidential basis from a source other than the Parent or the Borrower; or (j) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information that is received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses other than any such information that is available to any Lender Party on a non-confidential basis prior to its disclosure by a Loan Party or any of its Subsidiaries, provided, that in the case of information received from any Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 11.17    Patriot Act Information. Each Lender that is subject to the Patriot Act, and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (if applicable) of each Loan Party and other information that will allow such Lender or the Administrative Agent (as applicable) to identify each Loan Party in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
Section 11.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the applicable Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution and (b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability, into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 11.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Parent acknowledge and agree, and acknowledge their Subsidiaries understanding, that: (i) (1) the arranging and other services regarding this Agreement provided by the Lead Arranger and the Lender Parties are arm’s-length commercial transactions between the Loan Parties and their respective Subsidiaries, on the one hand, and the Lead Arranger and the Lender Parties, on the other hand; (2) each of the Borrower and the Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (3) each of the Borrower and the Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transaction contemplated hereby and by the other Loan Documents; (ii) (1) the Lead Arranger and the Lender Parties each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Subsidiaries, or any other Person; and (2) neither the Lead Arranger nor any Lender Party has any obligation to the Loan Parties or any of their respective Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lead Arranger and the Lender Parties, and their respective Subsidiaries and Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties, their respective Subsidiaries, and neither the Lead Arranger nor any Lender Party has any obligation to disclose any of such interests to any of the Loan Parties or any of their respective Subsidiaries. To the fullest extent permitted by law, each of the Borrower and the Parent hereby waives and releases any claims that it may have against the Lead Arranger and the Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.20    Other Agents. Citibank is designated as the Lead Arranger and Bookrunner (in such capacity, the “Lead Arranger”) under this Agreement, and its execution of this Agreement shall evidence its acceptance thereof. Citibank shall not have any additional rights or obligations or any liabilities under this Agreement or any other Loan Document as a result of such designation.
ARTICLE XII
GUARANTY
Section 12.1    Guaranty. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Administrative Agent and the Lenders to make extensions of credit to the Borrower hereunder, the Parent hereby absolutely and unconditionally guarantees the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations. Any term or provision of this Article XII to the contrary notwithstanding, the aggregate maximum amount of the Obligations for which the Parent shall be liable under this Article XII shall not exceed the maximum amount for which the Parent can be liable without rendering this Agreement or any other Loan Document, as it relates to the Parent, void or voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer.
Section 12.2    Waivers. The Parent hereby waives notice of the acceptance of this Guaranty and of the extension or continuation of the Obligations or any part thereof. The Parent further waives diligence, presentment, protest, notice or demand or action or delinquency in respect of the Obligations or any part thereof, including any right to require the Administrative Agent or any Lender to sue the Borrower, any other guarantor or any other Person obligated with respect to the Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Obligations or any part thereof. The Administrative Agent and the other Lender Parties shall have no obligation to disclose or discuss with the Parent their assessments of the financial condition of the Borrower or any other Loan Party.
Section 12.3    Guaranty Absolute. This Guaranty is a guarantee of payment and not of collection, is a primary obligation of the Parent and not merely one of surety, and the validity and enforceability of this Guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other Guaranty with respect to the Obligations or any part thereof, or any other obligation of any Person with respect to the Obligations or any part thereof; (e) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Obligations, any part thereof or amounts which are not covered by this Article XII even though the Administrative Agent or any other Lender Party might lawfully have elected to apply such payments to any part or all of the Obligations or to amounts which are not covered by this Article XII; (g) any change in the ownership of the Borrower or the insolvency, bankruptcy or any other change in the legal status of the Borrower; (h) change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations; (i) the failure of the Borrower or any other Loan Party to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Obligations or this Article XII, or to take any other action required in connection with the performance of all obligations pursuant to the Obligations or this Article XII; (j) the existence of any claim, defense, deduction, recoupment, setoff or other rights which the Parent may have at any time against the Borrower, any other Loan Party or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor (including all defenses based on suretyship or impairment of collateral); all whether or not the Parent shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section. It is agreed that the Parent’s liability hereunder is several and independent of any other Guaranty or other obligations not arising under this Article XII at any time in effect with respect to the Obligations or any part thereof and that the Parent’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other Guaranty or other obligations not arising under this Article XII or any provision of any applicable Law purporting to prohibit payment by the Borrower or any other Loan Party of the Obligations in the manner agreed upon by the Borrower and the Administrative Agent or any other Lender Party. The Parent hereby waives any right to revoke this Guaranty as to any future transaction giving rise to any Obligation.
Section 12.4    Acceleration. The Parent agrees that to the fullest extent permitted by Law, as between the Parent on the one hand, and the Lender Parties on the other hand, the Obligations guaranteed under this Article XII may be declared to be forthwith due and payable as provided in Section 9.2 or Section 9.3, or may be deemed automatically to have been accelerated, as provided in Section 9.2, for purposes of this Article XII, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower, any other Loan Party or otherwise) preventing such declaration as against the Borrower or any other Loan Party and that, in the event of such declaration or automatic acceleration, such Obligations (whether or not due and payable by the Borrower or any other Loan Party) shall forthwith become due and payable by the Parent for purposes of this Article XII.
Section 12.5    Delay of Subrogation, etc. Notwithstanding any payment made by or for the account of the Guarantor pursuant to this Article XII, the Parent shall not be subrogated to any right of any Lender Party, or have any right to obtain reimbursement or indemnification from the Borrower, until such time as this Guaranty is terminated in accordance with Section 12.8.
Section 12.6    Subordination of Indebtedness. Any Indebtedness of any Loan Party now or hereafter owed to the Parent is hereby subordinated in right of payment to the payment of the Obligations, and if a default in the payment of any Obligations shall have occurred and be continuing, any such Indebtedness of any Loan Party owed to the Parent, if collected or received by the Parent, shall be held in trust by the Parent for the holders of the Obligations and be paid over to the Administrative Agent for application in accordance with this Agreement.
Section 12.7    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under its Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.7, or otherwise under its Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full (other than unasserted contingent indemnification liabilities). Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of the Commodity Exchange Act.
Section 12.8    Termination; Reinstatement. This Guaranty is a continuing guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations (other than unasserted contingent indemnification liabilities) and any other amounts payable under this Guaranty are paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 105% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer) and the Commitments and this Agreement with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower, the Parent or any other Loan Party is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Parent under this paragraph shall survive termination of this Guaranty.

Section 12.9    Condition of Borrower. The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Parent requires, and that none of the Secured Parties has any duty, and the Parent is not relying on the Secured Parties at any time, to disclose to the Parent any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Parent waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
WAYFAIR LLC,
as Borrower

By: /s/ Nicholas Malone
Name: Nicholas Malone
Title: Treasurer

WAYFAIR INC.,
as Guarantor

By: /s/ Nicholas Malone
Name: Nicholas Malone
Title: Treasurer

CITIBANK, N.A.,
as Administrative Agent, Swing Line Lender
and L/C Issuer

By: /s/ Ronald Homa
Name: Ronald Homa
Title: Senior Vice President, As Authorized

LENDERS:
CITIBANK, N.A.
By: /s/ Ronald Homa
Name: Ronald Homa
Title: Senior Vice President, As Authorized

SILICON VALLEY BANK
By: /s/ Frank Groccia
Name: Frank Groccia
Title: Vice President

EXHIBIT A-1

[FORM OF]
REVOLVING NOTE
$[___]     [__], 20[__]
FOR VALUE RECEIVED, the undersigned, Wayfair LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), in accordance with the provisions of that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Wayfair Inc., a corporation organized and existing under the laws of the State of Delaware (the “Parent”), the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, promises to pay to [__] or its registered assigns (the “Lender”) on the Maturity Date, the principal sum of [__] Dollars ($[__]) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender pursuant to the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at the rates per annum and on the dates specified in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid on demand, from the due date thereof until the date of actual payment (and before as well as after judgement) computed at the per annum rate set forth in the Credit Agreement.
Other than for payments of principal and interest with respect to Swing Line Loans, which are to be made to the Swing Line Lender, payments of both principal and interest are to be made without set-off or counterclaim in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
This Revolving Note is one of the Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Revolving Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable. This Revolving Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.
The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor of this Revolving Note.
[Signature Page Follows]

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

WAYFAIR LLC

By:
Name:
Title:

[Revolving Note – Signature Page]

EXHIBIT A-2

[FORM OF]
SWING LINE NOTE
up to $10,000,000     [___], 20[__]
FOR VALUE RECEIVED, the undersigned, Wayfair LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), in accordance with the provisions of that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Wayfair Inc., a corporation organized and existing under the laws of the State of Delaware (the “Parent”), the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, promises to pay to Citibank, N.A., or its registered assigns (the “Lender”) on the Maturity Date, the principal sum of Ten Million Dollars ($10,000,000) or, if less, the aggregate unpaid principal amount of all Swing Line Loans made by the Lender pursuant to the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Loan until the principal amount is paid in full, at the rates per annum and on the dates specified in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid on demand, from the due date thereof until the date of actual payment (and before as well as after judgement) computed at the per annum rate set forth in the Credit Agreement.
Payments of both principal and interest are to be made without set-off or counterclaim in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
This Swing Line Note is the Swing Line Note referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swing Line Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Swing Line Note and on which such Indebtedness may be declared to be or shall automatically become immediately due and payable. This Swing Line Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.
The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor of this Swing Line Note.
[Signature Page Follows]

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

WAYFAIR LLC

By:
Name:
Title:

[Swing Line Note – Signature Page]

EXHIBIT B-1

[FORM OF]
BORROWING REQUEST
[DATE]
Citibank, N.A.,
as Administrative Agent

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wayfair LLC (the “Borrower”), Wayfair Inc. (the “Parent”), the lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.
Pursuant to Section 2.4(a) of the Credit Agreement, the Borrower hereby requests that a Revolving Loan be made:
1.On ___________________ (a Business Day) (the “Borrowing Date”).
2.    In the principal amount of $_____________________.
3.    Comprised of (select one): [Eurodollar Rate Loans] [Base Rate Loan].
4.    For Eurodollar Rate Loans, with an Interest Period of (select one):
[one] [two] [three] [six] month(s)

5.	The Account of the Borrower to which proceeds of the Revolving Loans requested on the Borrowing Date are to be made available by the Administrative Agent to the Borrower are as follows:
Bank Name:        ________________________
Bank Address:        ________________________
ABA Number:     ________________________
Account:        ________________________
Attention:        ________________________
Reference:        ________________________
The Borrower hereby certifies that:
(a)each of the representations and warranties set forth in Article VI of the Credit Agreement and in each of the other Loan Documents shall be true and correct in all material respects with the same effect as if made on the date hereof; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and

(b)no Default or Event of Default shall have occurred and be continuing on the Borrowing Date contemplated hereby or and after giving effect to the Credit Extension requested to be made hereunder.
[Signature Page Follows]

WAYFAIR LLC as Borrower

By:
Name:
Title:

[Borrowing Request – Signature Page]

EXHIBIT B-2

[FORM OF]
CONTINUATION/CONVERSION NOTICE
[DATE]

Citibank, N.A.,
as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wayfair LLC (the “Borrower”), Wayfair Inc. (the “Parent”), the lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.
Pursuant to Section 2.5 of the Credit Agreement, the Borrower desires to convert or continue Revolving Loans as follows:

1.	Date of conversion/continuation: ______________.

2.	Amount of Revolving Loans to be converted/continued: $______________.

3.	Nature of conversion/continuation (select one):

[ ] Conversion of [Base Rate Loans] to [Eurodollar Rate Loans]

[ ] Conversion of [Eurodollar Rate Loans] to [Base Rate Loans]

[ ] Continuation of [Eurodollar Rate Loans] as such

4.	If the Revolving Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/continuation date (select one):
[one] [two] [three] [six] month(s)
The Borrower hereby certifies that:
(a)each of the representations and warranties set forth in Article VI of the Credit Agreement and in each of the other Loan Documents shall be true and correct in all material respects with the same effect as if made on the date hereof; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and

(b)no Default or Event of Default shall have occurred and be continuing on the date of conversion/continuation contemplated hereby or and after giving effect to the continuation/conversion requested to be made hereunder.
[Signature Page Follows]

[Continuation/Conversion Notice – Signature Page]

WAYFAIR LLC

By:
Name:
Title:

[Continuation/Conversion Notice – Signature Page]

EXHIBIT B-3

[FORM OF]
LETTER OF CREDIT ISSUANCE REQUEST

[DATE]

Citibank, N.A.,
as L/C Issuer
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wayfair LLC (the “Borrower”), Wayfair Inc. (the “Parent”), the lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.
The Borrower hereby requests to have the following Letter of Credit [issued][amended][renewed][extended] on [insert date of issuance/amendment/renewal/extension]:

L/C Issuer	Type of Letter of Credit	Beneficiary	Stated Expiry Date	Amount
[commercial] [standby]

The Borrower hereby certifies that:
(a)each of the representations and warranties set forth in Article VI of the Credit Agreement and in each of the other Loan Documents shall be true and correct in all material respects with the same effect as of the date hereof; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and

(b)no Default or Event of Default shall have occurred and be continuing on the date of issuance/amendment/renewal/extension contemplated hereby or and after giving effect to the issuance/amendment/renewal/extension requested to be made hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Issuance Request to be executed and delivered by its duly Authorized Officer on the day and year first above written.

WAYFAIR LLC

By:
Name:
Title:

[Letter of Credit Issuance Request – Signature Page]

EXHIBIT C

[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]
Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Commitments and the Loans (including without limitation any Letters of Credit and Swing Line Loans), and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Wayfair LLC

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of February 22, 2017 by and among the Borrower, Wayfair Inc., the Lenders parties thereto, and Citibank N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

7.	Trade Date:	[4]

1For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3Include bracketed language if there are either multiple Assignors or multiple Assignees.
4To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:
[Consented to and] 7Accepted:
CITIBANK N.A., as
Administrative Agent

By:
Title:
[Consented to:]8
[NAME OF RELEVANT PARTY]

By:
Title:

5 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
6 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
7To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
8To be added only if the consent of the Borrower and/or other parties (e.g., Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1
to Exhibit C

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.10 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

[FORM OF]
COMPLIANCE CERTIFICATE
Dated as of [__], 20[__]

Reference is made to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wayfair LLC (the “Borrower”), Wayfair Inc. (the “Parent”), the lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.
The undersigned Financial Officer hereby certifies, in his/her capacity as a Financial Officer and not in his/her personal capacity, that as of the date hereof that he/she is the [___] of the Parent and/or the Borrower, and that, as such he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Parent and/or the Borrower, and that:
[Use the following paragraph 1 for fiscal year-end financial statements]
1.    The Parent and the Borrower have delivered the year-end audited financial statements required by Section 7.1(b) of the Credit Agreement for the Fiscal Year ended as of [___], together with the report and opinion of an independent certified public accountant required by such section.
[Use the following paragraph 1 for fiscal quarter-end financial statements]
1.    The Parent and the Borrower have delivered the unaudited financial statements required by Section 7.1(a) of the Credit Agreement for the Fiscal Quarter ended as of [___]. Such financial statements are complete and correct and fairly present in all material respects the financial position of the Parent and its consolidated Subsidiaries (subject to year-end audit adjustment and the absence of footnotes).
2.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and the Borrower during the accounting period covered by such financial statements.
3.    A review of the activities of the Parent and the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Parent and the Borrower performed and observed its Obligations under the Loan Documents; and [SELECT ONE] [to the knowledge of the undersigned, during such fiscal period the Parent and the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.] --OR-- [to the knowledge of the undersigned, during such financial period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    Each of the representations and warranties set forth in Article VI of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects with the same effect as if made as of the date hereof; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard.
5.    The financial covenant analysis set forth on Schedule I attached hereto are true and accurate as of the date of this Certificate.
6.    [SELECT ONE] [Attached hereto as Schedule II are] -- OR -- [There are no] additional inventory locations and/or Intellectual Property required to be disclosed in Schedules 6.14 and 6.15 of the Credit Agreement from the Effective Date or from the date the most recent Compliance Certificate has been delivered.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

WAYFAIR LLC

By:
Name:
Title:

[Compliance Certificate]

SCHEDULE I
to Exhibit D

[Financial Covenant Calculations]

SCHEDULE II
to Exhibit D

[Updated Schedules 6.14 and 6.15]

EXHIBIT E

[FORM OF]
SECURITY AGREEMENT
SECURITY AGREEMENT, dated as of February 22, 2017 (this “Agreement”), by and among Wayfair LLC, a limited liability company organized under the laws of the State of Delaware (together with its successors and assigns, the “Borrower”), Wayfair Inc., a corporation organized under the laws of the State of Delaware (the “Parent”), Wayfair Maine LLC, a limited liability company organized under the laws of the State of Delaware (“Wayfair Maine”), SK Retail, Inc., a corporation organized under the laws of the State of Massachusetts (“SK Retail”), and CastleGate Logistics Inc., a corporation organized under the laws of the State of Delaware (“CastleGate”, and together the Borrower, Wayfair Maine, SK Retail and the Parent, each a “Grantor” and collectively, the “Grantors”), and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), for the benefit of the Secured Parties.
The Borrower, the Parent, certain Lenders party thereto from time to time and the Administrative Agent are parties to that certain Credit Agreement dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for the making of extensions of credit and other financial accommodations to the Borrower.
To induce the Lenders to enter into the Credit Agreement and to extend credit and other financial accommodations thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors have agreed to grant a security interest in the Collateral (as hereinafter defined) as security for the Obligations (as defined in the Credit Agreement). Accordingly, the parties hereto agree as follows:
ATICLE I
DEFINITIONS; TERMS GENERALLY; ETC.
Section 1.1    Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.
Section 1.2    Certain Uniform Commercial Code Terms. As used herein, the terms “Accession”, “Account”, “As-Extracted Collateral”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Software” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the NYUCC, and the terms “Certificated Security”, “Entitlement Holder”, “Financial Asset”, “Instruction”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the NYUCC.
Section 1.3    Additional Definitions. In addition, as used herein:
“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its

Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
“Collateral” has the meaning set forth in Section 3.
“Contingent Secured Obligations” means obligations of each Grantor in respect of (a) Letters of Credit issued by the L/C Issuer for the account of the Borrower under any Loan Document, (b) acceptances created for the benefit of the Borrower by any Secured Party under any Loan Document, and (c) any other claim that may be payable to any Secured Party by any Grantor under any Loan Document that is not yet due and payable.
“Copyright Collateral” means all Copyrights of a Grantor, whether now owned or hereafter acquired by such Grantor, including each Copyright identified in Annex IV.
“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.
“Excluded Accounts” shall mean (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies with respect to current or former employees of any one or more of the Grantors and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 25 10.3-102 on behalf of or for the benefit of employees of one or more Grantors or amounts used for workers’ compensation and similar expenses of one or more Grantors, (b) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts, trust accounts, social security accounts, any other fiduciary accounts and insurance accounts and (c) certain Deposit Accounts or Securities Accounts of a Grantor; provided that the aggregate balance of all Deposit Accounts and all Securities Accounts excluded from the Collateral pursuant to this clause (c) does not exceed $2,500,000 at any time.
“Excluded Collateral” has the meaning set forth in Section 3.
“Grantor” has the meaning set forth in the preamble hereto.
“Initial Pledged Shares” means the Shares of each Issuer beneficially owned by each Grantor on the date hereof and identified in Annex III (Part A).
“Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral, all Trademark Collateral and all Trade Secret Collateral together with (a) all inventions, processes and production methods; (b) all licenses or user or other agreements granted to a Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by a Grantor; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by a Grantor in respect of any of the items listed above.
“Intellectual Property Security Agreement” has the meaning set forth in Section 4.1(d) hereto.
“Issuers” means, collectively, (a) the respective Persons identified on Annex III (Part A) under the caption “Issuer”, (b) any other Person that shall at any time be a Subsidiary of any Grantor, and (c) the issuer of any equity securities hereafter owned by each Grantor.
“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, if the title thereto is governed by a certificate of title or ownership.
“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Patent Collateral” means all Patents of a Grantor, whether now owned or hereafter acquired by such Grantor, including each Patent identified in Annex V, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.
“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations‑in‑part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.
“Pledged Shares” means, collectively, (a) the Initial Pledged Shares and (b) all other Shares of any Issuer now or hereafter owned by each Grantor, together in each case with (i) all certificates representing the same, (ii) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (iii) without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by an Issuer, all Shares of any successor entity of any such merger or consolidation.
“Secured Party” has the meaning set forth in the Credit Agreement.

“Shares” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person (regardless of whether such interests constitute “securities” or “general intangibles” under applicable law).
“Trade Secrets” has the meaning set forth in the definition of “Trade Secret Collateral.”
“Trade Secret Collateral” means common law and statutory trade secrets and all other confidential or proprietary information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor (including all patent applications in preparation for filing anywhere in the world) (all of the foregoing being collectively “Trade Secrets”), whether or not such Trade Secret has been reduced to a writing or other tangible form (including all documents and things embodying, incorporating or referring in any way to such Trade Secret) all Trade Secret licenses, including each Trade Secret license referred to in Schedule VI attached hereto (as such Schedule may be amended or supplemented from time to time), and including the right to sue for, to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.
“Trademark Collateral” means all Trademarks of a Grantor, whether now owned or hereafter acquired by such Grantor, including each Trademark identified in Annex VI, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.
“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.
ARTICLE II
REPRESENTATION AND WARRANTIES
Section 2.1    Representations and Warranties. Each Grantor represents and warrants to the Administrative Agent and the other Secured Parties on and as of the date hereof that:
Section 2.1.1    Organizational Matters; Enforceability, Etc.
(a)    Such Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Agreement, and the grant of the security interests pursuant hereto, (i) are within such Grantor’s powers and have been duly authorized by all necessary corporate or other action, (ii) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (1) such as have been obtained or made and are in full force and effect, (2) filings and recordings in respect of the security interests created pursuant hereto and (3) such other consent, approval, registration, filing or action the failure to obtain or perform which would not adversely affect the Liens created hereunder and could not reasonably be expected to result in a Material Adverse Effect, (iii) will not violate any applicable Law or the Organizational Documents of such Grantor or any order of any Governmental Authority binding upon such Grantor or its property, (iv) will not conflict with or result in a material default under any material indenture, agreement or other instrument binding upon such Grantor or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (v) except for the security interests created pursuant hereto, will not result in the creation or imposition of any Lien on any asset of such Grantor.
(b)    This Agreement has been duly executed and delivered by such Grantor and constitutes, a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 2.1.2    Title. Such Grantor is the sole beneficial owner of the Collateral and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral, and (b) the Liens expressly permitted by the Loan Documents.
Section 2.1.3    Names; Filing Details; Etc. The full and correct legal name, type of organization, jurisdiction of organization and mailing address of such Grantor as of the date hereof are correctly set forth in Annex I. The U.C.C. financing statements containing the description of the Collateral that have been prepared for filing in the office specified in Annex I hereto constitute all the filings, recordings and registrations (except with respect to Intellectual Property) that are, as of the Effective Date, necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a security interest may be perfected by filing such financing statements.
Section 2.1.4    Changes in Circumstances. Such Grantor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9‑307 of the NYUCC), (b) within the period of five years prior to the date hereof, except as specified in Annex I, heretofore changed its name, or (c) within five years prior to the date hereof, except as specified in Annex II, heretofore become a “new debtor” (as defined in Section 9‑102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.
Section 2.1.5    Pledged Shares.
(a)    The Initial Pledged Shares constitute (i) 100% of the issued and outstanding Shares of each Issuer other than an Excluded Foreign Subsidiary beneficially owned by a Grantor on the date hereof , whether or not registered in the name of such Grantor and (ii) in the case of each Issuer that is an Excluded Foreign Subsidiary, (A) 65% of the issued and outstanding shares of voting stock of such Issuer and (B) 100% of all other issued and outstanding shares of capital stock of whatever class of such Issuer beneficially owned by such Grantor on the date hereof, in each case whether or not registered in the name of such Grantor. Annex III (Part A) correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Shares and (in the case of any corporate Issuer) the respective class and par value of such Shares and the respective number of such Shares (and registered owner thereof) represented by each such certificate.
(b)    The Initial Pledged Shares are, and all other Pledged Shares in which such Grantor shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non‑assessable (in the case of any Shares issued by a corporation) and (ii) duly issued and outstanding (in the case of any Shares in any other entity), and none of such Pledged Shares are or will be subject to any contractual restriction, or any restriction under the Organizational Documents of the respective Issuer thereof, upon the transfer of such Pledged Shares (except for any such restriction contained herein or in the Loan Documents, or under such Organizational Documents).
Section 2.1.6    Promissory Notes. Annex III (Part B) sets forth a complete and correct list of all Promissory Notes (other than any held in a Securities Account referred to in Annex VII) held by such Grantor on the date hereof having an aggregate principal amount in excess of $500,000.
Section 2.1.7    Intellectual Property.
(a)    Annexes IV, V and VI, respectively, set forth a complete and correct list of all U.S. federal copyright registrations, copyright applications, patent registrations, patent applications, trademark registrations and trademark applications owned by such Grantor on the date hereof (or, in the case of any supplement to said Annexes IV, V and VI, effecting a pledge thereof, as of the date of such supplement).
(b)    Except pursuant to all material licenses and other user agreements entered into by such Grantor in the ordinary course of business that are listed in said Annexes IV, V and VI (including as supplemented by any supplement effecting a pledge thereof), such Grantor has done nothing to authorize or enable any other Person to use any Copyright, Patent or Trademark listed in said Annexes IV, V and VI (as so supplemented), and all material registrations listed in said Annexes IV, V and VI (as so supplemented) are, except as noted therein, in full force and effect in all material respects.
(c)    To such Grantor’s knowledge, (i) except as set forth in said Annexes IV, V and VI (as supplemented by any supplement effecting a pledge thereof), there is no violation by others of any right of such Grantor with respect to any Copyright, Patent or Trademark listed in said Annexes IV, V and VI (as so supplemented), respectively, and (ii) such Grantor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings alleging such infringement have been instituted or are pending against such Grantor and no written claim against such Grantor has been received by such Grantor, alleging any such violation, except as may be set forth in said Annexes IV, V and VI (as so supplemented), in each case, except for such violation or infringements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    Such Grantor does not own any material Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.
(e)    The Intellectual Property exclusively owned by such Grantor is subsisting and has not been adjudicated invalid or unenforceable, in whole or in part, and is valid and enforceable, in all material respects.
(f)    With respect to Copyright Collateral, Patent Collateral and Trademark Collateral that is exclusively owned by such Grantor and for which a patent or trademark or copyright registration is in force, such Grantor has made all filings and recordations required by applicable law to have been made with the United States Patent and Trademark Office, the United States Copyright Office, to record its interest in such Patent Collateral, Trademark Collateral and Copyright Collateral (as applicable).
Section 2.1.8    Deposit Accounts, Securities Accounts and Commodity Accounts. Annex VII sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts (in each case, other than any Excluded Accounts) of such Grantor on the date hereof.
Section 2.1.9    Commercial Tort Claims. Annex VIII sets forth a complete and correct list of all commercial tort claims of such Grantor in existence on the date hereof in an amount in excess of $100,000 individually or $500,000 in the aggregate for all Grantors.
ARTICLE III
COLLATERAL
As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, each Grantor hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being collectively referred to herein as “Collateral”):
(a)    all Accounts:
(b)    all As-Extracted Collateral;
(c)    all Chattel Paper;
(d)    all Deposit Accounts;
(e)    all Documents;
(f)    all Equipment;
(g)    all Fixtures;

(h)    all General Intangibles;
(i)    all Goods not covered by the other clauses of this Section 3;
(j)    the Pledged Shares;
(k)    all Instruments, including all Promissory Notes;
(l)    all Intellectual Property;
(m)    all Inventory;
(n)    all Investment Property not covered by other clauses of this Section 3, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;
(o)    all Letter-of-Credit Rights;
(p)    all commercial tort claims, as defined in Section 9‑102(a)(13) of the NYUCC, arising out of the events described in Annex VIII;
(q)    all other tangible and intangible personal property whatsoever of such Grantor; and
(r)    all Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Grantor or any computer bureau or service company from time to time acting for such Grantor),
IT BEING UNDERSTOOD, HOWEVER, that the security interest created by this Agreement shall not extend to and the terms “Collateral” and other terms defining the components of the Collateral in the foregoing clauses (a) through (r) shall not include, and none of the representations, warranties, covenants or any other provisions herein or in any other Loan Document shall be deemed to apply to, any of the following (collectively, the “Excluded Collateral”): (A) in the case of any of the foregoing that consists of general or limited partnership interests in a general or limited partnership or limited liability company interests in a limited liability company, any Share in such partnership or limited liability company to the extent the security interest granted therein is prohibited by the applicable Organizational Documents pursuant to which such partnership or limited liability company is formed; (B)  any lease, license, contract, property rights or agreement to which the Grantor is a party (or to any of its rights or interests thereunder) if the grant of such security interest (i) would constitute or result in either (x) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement, (ii) requires consent, approval, license or authorization from any Governmental Authority or any other Person, or (iii) is prohibited by or is a violation of any applicable law, rule or regulation (in each case, other than to the extent that any such term would be rendered ineffective by Section 9‑406, 9‑407, 9‑408 or 9‑409 of the Uniform Commercial Code as in effect in the relevant jurisdiction); (C) the voting stock of any Issuer that is an Excluded Foreign Subsidiary in excess of 65% of the aggregate issued and outstanding voting stock of such Issuer; (D) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act; (E) any lease, license or other agreement or any property or rights of such Grantor subject to a purchase money security interest, capital lease obligation or similar arrangements (including permitted refinancings thereof), in each case, to the extent permitted under the Loan Documents, if and for so long as the agreement pursuant to which such Lien is granted (or the document providing such capital lease or similar arrangements) prohibits, or requires the consent of any Person (other than any Loan Party) as a condition to, the creation of any other Lien with respect to such lease, license, other agreement, property or rights unless such consent has been received and is in effect; (F) any Excluded Accounts; (G) any Securities Account which contains cash or Cash Equivalents in an amount not to exceed 105% of the Grantor’s obligations arising under the letters of credit listed on Schedule 8.2(j) of the Credit Agreement and (H) any Securities Account which contains cash or Cash Equivalents in an amount equal to $5,000,000, for the purpose of granting security for that certain Indebtedness listed in item 2, Schedule 8.2(c) of the Credit Agreement.
ARTICLE IV
FURTHER ASSURANCES; REMEDIES.
In furtherance of the grant of the security interest pursuant to Section 3, each Grantor hereby agrees with the Administrative Agent and the other Secured Parties as follows:
Section 4.1    Delivery and Other Perfection. Each Grantor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary in the judgment of the Administrative Agent, to the extent required under the Loan Documents and consistent with the terms of the Loan Documents to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights on behalf of the Secured Parties hereunder with respect to such security interest, and without limiting the foregoing, shall:
(a)    if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by the Grantor, forthwith (x) deliver to the Administrative Agent the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent, may reasonably request, all of which thereafter shall be held by the Administrative Agent, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action as the Administrative Agent, may reasonably deem necessary or appropriate to duly perfect the security interest created hereunder in such Collateral;

(b)    promptly from time to time deliver to the Administrative Agent any and all Instruments constituting part of the Collateral in excess of $100,000 individually or $500,000 in the aggregate, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent, may request; provided that (other than in the case of the promissory notes described in Annex III (Part B)) so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course any Instruments received by such Grantor in the ordinary course of business and the Administrative Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Instrument delivered by such Grantor available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Administrative Agent, against trust receipt or like document);
(c)    promptly from time to time enter into such control agreements, each in form and substance reasonably acceptable to the Administrative Agent, as may be required to perfect the security interest created hereby in any and all Deposit Accounts and Securities Accounts (in each case, other than Excluded Accounts);
(d)    promptly upon request of the Administrative Agent, (i) maintain all Electronic Chattel Paper in excess of $500,000 so that the Administrative Agent has control of such Electronic Chattel Paper in the manner specified in Section 9-105 of the Uniform Commercial Code of the applicable jurisdiction and (ii) obtain the consent of the issuer to an assignment of proceeds of the applicable letter of credit with respect to any Letter-of-Credit Rights not constituting Supporting Obligation and are in excess of $500,000, and will promptly furnish to the Administrative Agent true copies thereof;
(e)    promptly from time to time upon the request of the Administrative Agent, execute and deliver such short-form security agreements in the Form of Exhibit II-1, II-2 or II-3 (as applicable) as the Administrative Agent may reasonably deem necessary or desirable to protect the interests of the Secured Parties in respect of that portion of the Collateral consisting of Intellectual Property (each an “Intellectual Property Security Agreement” and collectively, the “Intellectual Property Security Agreements”);
(f)    keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Administrative Agent, may reasonably require in order to reflect the security interests granted by this Agreement; and
(g)    permit representatives of the Administrative Agent, upon reasonable prior notice, at reasonable times and intervals and during normal working hours, to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Administrative Agent to be present at such Grantor’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Grantor with respect to the Collateral, all in such manner as the Administrative Agent, may require; provided that excluding any such visits and inspections during the continuation of any Event of Default, only one (1) such visit during any calendar year shall be at the Grantor’s expense and during the continuation of any Event of Default such visits and inspections may be made without the requirement of prior notice to any Grantor;

provided, however that notwithstanding anything to the contrary herein, it is understood and agreed that no Grantor shall be required by this Agreement or any other Loan Document to perfect any security interest in Motor Vehicles.
Section 4.2    Other Financing Statements or Control. Except as otherwise permitted under the Loan Documents, each Grantor shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Administrative Agent is not named as the sole secured party, except for any filing or instrument made in connection with any Liens permitted by the Loan Documents or (b) cause or permit any Person other than the Administrative Agent to have “control” (as defined in Section 9‑104, 9‑105, 9‑106 or 9‑107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.
Section 4.3    Preservation of Rights. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.
Section 4.4    Special Provisions Relating to Certain Collateral.
(a)    Pledged Shares.
(i)    Each Grantor will cause the Pledged Shares to constitute at all times (1) 100% of the total number of Shares of each Issuer other than an Excluded Foreign Subsidiary then outstanding owned by such Grantor and (2) in the case of any Issuer that is an Excluded Foreign Subsidiary, 65% of the total number of shares of voting stock of such Issuer and 100% of the total number of shares of all other classes of capital stock of such Issuer then issued and outstanding owned by such Grantor.
(ii)    So long as no Event of Default shall have occurred and be continuing, each Grantor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not prohibited by the terms of this Agreement, the Loan Documents or any other instrument or agreement referred to herein or therein; and the Administrative Agent shall execute and deliver to such Grantor or cause to be executed and delivered to such Grantor all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.4(a)(ii).
(iii)    Unless and until an Event of Default shall have occurred and be continuing, each Grantor shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares paid in cash out of earned surplus.
(iv)    If an Event of Default shall have occurred and be continuing, whether or not the Administrative Agent exercises any available right to declare any Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Loan Documents or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Pledged Shares shall be paid directly to the Administrative Agent, for the benefit of the Secured Parties, and retained by it in the Collateral Account as part of the Collateral, subject to the terms of this Agreement, and, if the Administrative Agent shall so request in writing, each Grantor agrees to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Administrative Agent shall, upon request of such Grantor (except to the extent theretofore applied to the Obligations), be returned by the Administrative Agent to such Grantor.
(b)    Intellectual Property.
(i)    For the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 4.5 at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non‑exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
(ii)    Notwithstanding anything contained herein to the contrary, but subject to any provision of the Loan Documents that limit the rights of any Grantor to dispose of its property, so long as no Event of Default shall have occurred and be continuing, each Grantor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of such Grantor. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall from time to time, upon the request of a Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Obligations and the expiration and termination of all Commitments under the Credit Agreement, or earlier expiration of this Agreement or release of the Collateral, the Administrative Agent shall grant back to each Grantor the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 4.5 by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the first sentence of this clause (ii).
(iii)    No Grantor shall do any act, or omit to do any act, whereby any of the Patent Collateral may lapse or become abandoned, dedicated to the public or unenforceable unless such Grantor has either (x) reasonably determined in good faith that such Patent Collateral is of immaterial economic value or (y) has a valid business purpose to do so.
(iv)    No Grantor shall, and no Grantor shall permit any of its licensees to, unless such Grantor has either (x) reasonably determined in good faith that the applicable Trademark Collateral is of immaterial economic value or (y) has a valid business purpose to do otherwise: (A) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force and effect free from any claim of abandonment for non-use; (B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral; (C) fail to employ all of the Trademark Collateral registered with any Federal, state or foreign authority with an appropriate notice of such registration or (D) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable.
(v)    No Grantor shall, unless such Grantor has either (x) reasonably determined in good faith that any of the Copyright Collateral or any of the Trade Secrets Collateral is of immaterial value or (y) has a valid business purpose to do otherwise, do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain expect upon expiration of the end of an unrenewable term of a registration thereof.
(vi)    Each Grantor shall notify the Administrative Agent promptly if it knows that any application or registration relating to any material item of the Intellectual Property could reasonably be expected to become abandoned, dedicated to the public, placed in the public domain, invalid or unenforceable, or of any adverse final, unappealable determinations (including the institution of, or any final determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any material item of the Intellectual Property, its right to register the same or to keep, maintain and enforce the same.
(vii)    Each Grantor shall take necessary steps, including in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that the dedication, abandonment, or invalidation is permitted under the foregoing clauses (iii), (iv) and (v)).
(c)    Chattel Paper. Each Grantor will deliver to the Administrative Agent each original of each item of Tangible Chattel Paper at any time constituting part of the Collateral in excess of $100,000 individually or $500,000 in the aggregate.
Section 4.5    Remedies.

(a)    Rights and Remedies Generally upon an Event of Default. If an Event of Default shall have occurred and is continuing, the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing, the Administrative Agent may, in each case, at any time after the occurrence and during the continuation of an Event of Default:
(i)    in its name or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;
(ii)    make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;
(iii)    require each Grantor to notify (and such Grantor hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Administrative Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Administrative Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by such Grantor they shall be held in trust by such Grantor for the benefit of the Administrative Agent and as promptly as possible remitted or delivered to the Administrative Agent for application as provided herein);
(iv)    require each Grantor to assemble the Collateral at such place or places, reasonably convenient to the Administrative Agent and such Grantor, as the Administrative Agent may direct;
(v)    apply the Collateral Account and any money or other property therein to payment of the Obligations;
(vi)    require each Grantor to cause the Pledged Shares to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any of such Pledged Shares is transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to such Grantor copies of any notices and communications received by it with respect to such Pledged Shares); and

(vii)    sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Administrative Agent or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of any Grantor, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.
The Proceeds of each collection, sale or other disposition under this Section 4.5, including by virtue of the exercise of any license granted to the Administrative Agent in Section 4.4(b), shall be applied in accordance with Section 4.9.
(b)    Certain Securities Act Limitations. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Secured Parties than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.
(c)    Notice. Each Grantor agrees that to the extent the Administrative Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten (10) Business Days’ notice shall be deemed to constitute reasonable prior notice.
Section 4.6    Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.5 are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, each Grantor shall remain liable for any deficiency.
Section 4.7    Locations; Names, Etc. Without at least 10 days’ prior written notice to the Administrative Agent, no Grantor shall (i) change its location (as defined in Section 9‑307 of the NYUCC) or (ii) change its name from the name shown as its current legal name on Annex I.

Section 4.8    Private Sale. The Administrative Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.5 conducted in a commercially reasonable manner. Each Grantor hereby waives any claims against the Administrative Agent or any Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.
Section 4.9    Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 4.9, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent this Section 4, shall be applied by the Administrative Agent:
First, to the payment of the costs and expenses of such collection, sale or other realization, including costs and expenses of the Administrative Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Administrative Agent in connection therewith;
Next, to the payment in full of the Obligations (or, in the case of any Contingent Secured Obligations, to the provision of cover as provided below), in such order as the Administrative Agent, shall determine; and
Finally, to the payment to the relevant Grantor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.
For purposes hereof, whenever this Agreement contemplates that cover shall be provided for Contingent Secured Obligations, such cover shall be effected by the payment to the Administrative Agent of any amount that will be deposited into a Collateral Account to be held by the Administrative Agent as collateral security for the payment of such Contingent Secured Obligations as and when they become due and payable.
Section 4.10    Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Administrative Agent is hereby appointed the attorney‑in‑fact of each Grantor for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Administrative Agent may, deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney‑in‑fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Section 4 to make collections in respect of the Collateral, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 4.11    Perfection and Recordation. Each Grantor authorizes the Administrative Agent to file Uniform Commercial Code financing statements describing the Collateral as “all assets” or “all personal property and fixtures” or words of similar effect of such Grantor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).
Section 4.12    Termination and Release.
(a)    When all Commitments shall have expired or terminated and all Obligations (other than unasserted contingent indemnification liabilities) have been paid in full (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 105% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer), this Agreement shall terminate and the Collateral shall be automatically released from the Liens granted hereunder and the other Loan Documents without further action by any Person. The Administrative Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of each Grantor and to be released and canceled all licenses and rights referred to in Section 4.4(b). The Administrative Agent shall also, at the expense of each Grantor, execute and deliver to such Grantor upon such termination such Uniform Commercial Code termination statements, and such other documentation as shall be reasonably requested by such Grantor to effect the termination and release of the liens on the Collateral as required by this Section 4.12.
(b)    Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor and upon the release of any Grantor from its obligations under its Guaranty, in each case permitted by, and in accordance with, the terms of the Loan Documents, the Administrative Agent will, at such Grantor’s expense, execute and deliver to such Grantor upon such release or termination such Uniform Commercial Code amendment statements or termination statements, as the case may be and such other documentation as shall be reasonably requested by such Grantor to effect the release of the liens on such item of Collateral or Grantor and return all such Collateral in its possession to the applicable Grantor.
ARTICLE V
MISCELLANEOUS.
Section 5.1    Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be in writing, shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, and addressed to such party at its address or telecopy number set forth on Schedule III of the Credit Agreement, in an Assignment and Assumption or at such other address or facsimile number as may be designated by such party in a notice to the other parties given in accordance with Section 10.2 of the Credit Agreement. Each party agrees to conform and comply with the notices obligations undertaken in Section 10.2 of the Credit Agreement. Nothing herein or in Section 10.2 of the Credit Agreement shall prejudice the right of any Secured Party to give notice or other communication pursuant hereto in any other manner specified.

Section 5.2    No Waiver. No failure or delay or course of dealing on the part of the Secured Parties in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Secured Party hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
Section 5.3    Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Grantor and the Administrative Agent.
Section 5.4    Expenses.
(a)    Each Grantor, jointly and severally, agrees to reimburse the Administrative Agent for all costs and expenses incurred by it (including the fees and expenses of legal counsel) in connection with (x) the syndication of the credit facilities provided for in the Credit Agreement including (i) the negotiation, preparation, execution, delivery and administration of the Loan Documents, (ii) the filing, recording, refiling or rerecording of the Collateral Documents any of the other Loan Documents executed in connection with the transactions contemplated thereby, and (iii) the preparation and review of Loan Documents, (y) sums paid or incurred to pay by the Parent, the Borrower or any other Loan Party under the Loan Documents that the Parent, the Borrower or any such Loan Party fails to pay or take, and (z) costs to verify the Collateral.
(b)    The Grantor further agrees to reimburse each Lender Party upon demand for all expenses incurred by each Lender Party in connection with (i) the consideration of their rights and remedies under the Credit Agreement; (ii) the negotiation of any restructuring or “work out”, whether or not consummated, of any Obligations; (iii) the enforcement or protection of its rights in connection with any Loan Document; and (iv) any litigation, dispute, suit or proceeding relating to any Loan Document.
(c)    To the extent that Grantor for any reason fails to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent or any L/C Issuer (or any director, officer, employee, agent or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent or such L/C Issuer (or any such director, officer, employee, agent or Related Party thereof), such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint.
(d)    All amounts due under this Section shall be payable promptly and, in any event, not later than three Business Days after demand therefor.

Section 5.5    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Secured Parties. No Grantor’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Grantor without the prior written consent of the Administrative Agent (and any purported assignment or delegation without such consent shall be null and void).
Section 5.6    Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.
Section 5.7    Applicable Law; Jurisdiction; Service of Process and Venue.
(a)    Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and shall be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.
(b)    Consent to Jurisdiction. Subject to clause (e) of the following sentence, all judicial proceedings brought against any party arising out of or relating hereto or any other Loan Document, or any of the obligations, shall be brought in any State or Federal Court of competent jurisdiction in the state, County and City of New York. By executing and delivering this Agreement, each Grantor, for itself and in connection with its properties, hereby expressly and irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives (i) jurisdiction and venue of courts in any other jurisdiction in which it may be entitled to bring suit by reason of its present or future domicile or otherwise and (ii) any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such loan party at its address provided in accordance with Section 5.1; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable Grantor in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (e) agrees that the Agents and the Lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against such Grantor in the courts of any other jurisdiction in connection with the exercise of any rights under any Loan Document or the enforcement of any judgment.
Section 5.8    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE GRANTOR/SECURED PARTY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL

DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 5.8 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE UNDER THE CREDIT AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 5.9    Headings. The captions and section headings herein are included solely for convenience of reference only and shall not constitute a part hereof for any other purpose, modify or amend the terms or conditions hereof, or be used in connection with the interpretation of any term or condition hereof or be given any substantive effect.
Section 5.10    Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or such provisions or obligations in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdictions). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provision.
Section 5.11    Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement among the parties relating to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party with respect to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
Section 5.12    No Fiduciary Relationship. The Secured Parties and the Administrative Agent may have economic interests that conflict with those of any Grantor, its stockholders and/or its Affiliates. Each Grantor agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Secured Party or the Administrative Agent, on the one hand, and any Grantor, its stockholders or its Affiliates, on the other. Each Grantor acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions and (B) in connection therewith and with the process leading thereto (i) no Secured Party nor the Administrative Agent has assumed an advisory or fiduciary responsibility in favor of any Grantor, its stockholder or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Secured Party or the Administrative Agent has advised, is currently advising or will advise any Grantor, its stockholders or its Affiliates on other matters) or any other obligation to any Grantor except the obligations expressly set forth in the Loan Documents and (ii) each Secured Party and the Administrative Agent is acting solely as principal and not as the agent or fiduciary for any Grantor, its management, stockholders, creditors or any other Person. Each Grantor acknowledges and agrees that such Grantor has consulted its own legal and financial advisors to the extent it deemed appropriate and it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Grantor agrees that it will not claim that the Administrative Agent or any Secured Party has rendered advisory services of any nature or respect, or owes any fiduciary or similar duty to such Grantor, in connection with such transaction or the process leading thereto.
Section 5.13    Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender (which term shall for the purposes of this Section 5.13 include the Issuing Bank) and each of their Affiliates is hereby authorized by each Grantor at any time or from time to time subject to the consent of the Collateral Agent (such consent not to be unreasonably withheld or delayed), without notice to any Grantor or to any other Person (other than the Collateral Agent Agent), any such notice being hereby expressly waived to the fullest extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (time or demand, provisional or final, general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Grantor against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Loan Document, irrespective of whether or not (a) such Lender or such Affiliate shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II of the Credit Agreement and although such obligations and liabilities, or any of them, may be contingent or unmatured.
Section 5.14    Additional Grantors. Each Person that becomes a Subsidiary of the Borrower (other than an Excluded Foreign Subsidiary) after that date hereof (a) is required to become a party to this Agreement pursuant to Section 7.7 and Section 7.8 of the Credit Agreement and (b) shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Person of a Joinder Agreement in the form of Exhibit I hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

WAYFAIR LLC

By:
Name:
Title:

WAYFAIR INC.

By:
Name:
Title:

WAYFAIR MAINE LLC

By:
Name:
Title:

SK RETAIL, INC

By:
Name:
Title:

CASTLEGATE LOGISTICS INC.

By:
Name:
Title:

[Security Agreement – Signature Page]

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Security Agreement – Signature Page]

ANNEX I
to Security Agreement

NAMES, LOCATIONS AND FILING DETAILS

[See Sections 2.1.3 and 2.1.4 and 4.7]

Names

Grantor’s correct legal name:	Previous names:	Additional names:	Type of organization:	Jurisdiction of organization
[GRANTOR 1]
[GRANTOR 2]

Locations

Grantor’s correct legal name:	Place of business or, if more than one, location of chief executive office:	Locations of Goods (other than Motor Vehicles) constituting Equipment:	Locations of other Collateral:	Additional place of business:
[GRANTOR 1]
[GRANTOR 2]

Changes in Name

Grantor’s correct legal name:	Description of name changes:
[GRANTOR 1]
[GRANTOR 2]

ANNEX II
to Security Agreement

NEW DEBTOR EVENTS

[See Section 2.1.4]

ANNEX III
to Security Agreement

PLEDGED SHARES AND PROMISSORY NOTES

[See definition of “Issuers” and “Initial Pledged Shares” in Section 1.3 and Sections 2.1.5, 2.1.6, 3(j), 3(k) and 4.1(b)]

Part A

Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests

Grantor:	Issuer:	Class of Equity Interest:	Par Value:	Certificate No(s).	No. of Shares/Units	Percentage of Outstanding Shares/Units

Part B
Pledged Notes

Grantor:	Issuer:	Amount of Note:	Maturity Date:

ANNEX IV
to Security Agreement

LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS AND
APPLICATIONS FOR COPYRIGHT REGISTRATIONS

[See definition of “Copyright Collateral” in Section 1.3 and Section 2.1.7]

Copyrights

Grantor	Title	Reg. No. or Appln. No.	Date

Copyright Licenses/Agreements

Grantor	Copyright(s) Licensed	Name of Agreement	Parties	Date

Third Party Violations of Copyrights

Claims for Grantor Violation of Copyrights

ANNEX V
to Security Agreement

LIST OF PATENTS AND PATENT APPLICATIONS

[See definition of “Patent Collateral” in Section 1.3 and Section 2.1.7]

Patents

Grantor	Title	Reg. No. or Appln. No.	Date

Patent Licenses/Agreements

Grantor	Patent(s) Licensed	Name of Agreement	Parties	Date

Third Party Violations of Patents

Claims for Grantor Violation of Patents

ANNEX VI
to Security Agreement

LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,
TRADEMARK AND SERVICE MARK REGISTRATIONS AND
APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS

[See definition of “Trademark Collateral” in Section 1.3 and Section 2.1.7]

Trademarks

Grantor	Mark	Reg. No. or Appln No.	Date

Trademark Licenses/Agreements

Grantor	Trademark(s) Licensed	Name of Agreement	Parties	Date

Third Party Violations of Trademarks

Claims for Grantor Violations of Trademarks

Trade Secret Licenses

ANNEX VII
to Security Agreement

LIST OF DEPOSIT ACCOUNTS, AND SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

[See Section 2.1.8]

Securities Accounts

Grantor	Type of Account	Name and Address of Approved Securities Intermediary	Account Number

Commodity Accounts

Grantor	Type of Account	Name and Address of Commodity Intermediary	Account Number

Deposit Accounts

Grantor	Type of Account	Name and Address of Approved Depositary Bank	Account Number

ANNEX VIII
to Security Agreement

LIST OF COMMERCIAL TORT CLAIMS

[See Sections 2.1.9 and 3(p)]

Grantor	Description of Commercial Tort Claim

EXHIBIT I
to Security Agreement

[FORM OF]
JOINDER AGREEMENT

JOINDER AGREEMENT dated as of [_____], 201[_] by [_____], a [place of organization] [type of entity] (the “Additional Grantor”).

Pursuant to the Credit Agreement dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Wayfair LLC (the “Borrower”), Wayfair Inc. (the “Parent”), each of the Lenders party thereto (the “Lenders”) and Citibank N.A., as Administrative Agent, the Borrower, the Parent and certain Subsidiaries of the Parent (collectively, the “Grantors”) have executed and delivered that certain Security Agreement dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) pursuant to which such Grantors have jointly and severally secured the Obligations. Terms defined in the Security Agreement (including terms defined therein by reference to terms in the Credit Agreement) are used herein as defined therein.

In accordance with Section 7.7 and Section 7.8 of the Credit Agreement, the Additional Grantor hereby agrees that, from and after the date hereof, it shall be a “Grantor” for all purposes of the Credit Agreement and the Security Agreement, with all the rights and obligations of a Grantor under the Security Agreement.
Without limiting the foregoing, the Additional Grantor (a) hereby unconditionally, jointly and severally with the other Grantors, grants a security interest in the Collateral to the Administrative Agent for the benefit of the Secured Parties for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations in the same manner and to the same extent as is provided in Section 3 of the Security Agreement and (b) submits to the non-exclusive jurisdiction of the courts, waives jury trial, and appoints and designates the Process Agent as its agent for service of process, all as provided in the Security Agreement as if it were an original signatory thereto.

IN WITNESS WHEREOF, the Additional Guarantor has caused this Joinder Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

ACKNOWLEDGED BY:
CITIBANK, N.A., National Association,
as Administrative Agent
By_________________________
Name:
Title:

[Joinder Agreement – Signature Page]

EXHIBIT II-1
to Security Agreement

[FORM OF]
PATENT SECURITY AGREEMENT
This PATENT AGREEMENT (this “Agreement”), dated as of [__], 20[__], made by each of the Persons listed on the signature pages hereto (each a “Grantor” and collectively, the “Grantors”), in favor of Citibank, N.A., as Administrative Agent for the benefit of the Secured Parties (in such capacity, the “Administrative Agent”).

WHEREAS, pursuant to the Security Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Security Agreement), the Grantors have granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors , and have agreed to execute and deliver this Agreement, for recording with national, federal and state government authorities, including, but not limited to, the United States Patent and Trademark Office.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees with the Administrative Agent as follows:
Section 1.    Grant of Security. Each Grantor hereby unconditionally pledges and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in and to all of such Grantor’s right, title and interest in or to the following assets and properties whether now owned or hereafter acquired or arising and wherever located or in which such Grantor now has or at any time hereafter acquires any right, title or interest in (collectively, the “Patent Collateral”):
(a)    the patents and patent applications set forth in Schedule 1 hereto and all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof and amendments thereto (the "Patents");
(b)    all rights of any kind whatsoever of such Grantor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world; and
(c)    all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by such Grantor against third parties for past, present or future unfair competition with, or violation of intellectual property rights in connection with or injury to, or infringement or dilution of, any Patent owned by such Grantor (including, without limitation, any United States Patent identified in Schedule I hereto).
Notwithstanding the foregoing, the Patent Collateral does not and shall not include any Excluded Collateral.

Section 2.    Security for Obligations. The grant of a security interest in the Patent Collateral by each Grantor under this Agreement secures the payment and performance of all of the Obligations of the Secured Parties now or hereafter existing under the Credit Agreement and is not to be construed as an assignment of any Patent Collateral.
Section 3.    Recordation. Each Grantor authorizes the Commissioner for Patents and any other government officials to record and register this Agreement upon request by the Administrative Agent.
Section 4.    Loan Documents. This Agreement has been entered into pursuant to and in conjunction with the Security Agreement, which is hereby incorporated by reference. The provisions of the Security Agreement shall supersede and control over any conflicting or inconsistent provision herein. The rights and remedies of the Administrative Agent with respect to the Patent Collateral are as provided by the Credit Agreement, the Security Agreement and related documents, and nothing in this Agreement shall be deemed to limit such rights and remedies.
Section 5.    Authorization to Supplement. Grantor shall comply with the obligations set forth in Section 4.4(b) of the Security Agreement in connection with obtaining rights to any new patent application or issued patent or become entitled to the benefit of any patent application or patent for any divisional, continuation, continuation-in-part, reissue, or reexamination of any existing patent or patent application. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize the Administrative Agent unilaterally to modify this Agreement by amending Schedule I to include any such new patent rights of each Grantor identified on the schedules delivered by Grantors to the Administrative Agent pursuant to Section 4.4(b) of the Security Agreement and which become part of the Collateral under the Security Agreement. Notwithstanding the foregoing, no failure to so modify this Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Administrative Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.
Section 6.    Execution in Counterparts. This Agreement may be executed in counterparts and by different parties hereto in different counterparts, each of which shall constitute an original and all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif" format) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 7.    Successors and Assigns. This Agreement will be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.    Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the United States and the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 9.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 10.    Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GRANTOR[S

[GRANTOR]

By:
Name:
Title:

[Patent Security Agreement – Signature Page]

AGREED TO AND ACCEPTED:

CITIBANK, N.A., as Administrative Agent By: _______________________________ Name: Title: Address for Notices: Citibank, N.A., as Administrative Agent [Address] Attention: [__] Facsimile No.: [__]

[Patent Security Agreement – Signature Page]

EXHIBIT II-1
to Security Agreement

Patent Registrations

Grantor	Country	Patent No.	Issue Date	Title
[__]	[__]	[__]	[__]	[__]

Patent Applications

Grantor	Country	Application No.	Filing Date	Title
[__]	[__]	[__]	[__]	[__]

EXHIBIT II-2
to Security Agreement

[FORM OF]
TRADEMARK SECURITY AGREEMENT
This TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of [__], 20[__], made by each of the Persons listed on the signature pages hereto (each a “Grantor” and collectively, the “Grantors”), in favor of Citibank, N.A., as Administrative Agent for the benefit of the Secured Parties (in such capacity, the “Administrative Agent”).

WHEREAS, pursuant to the Security Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Security Agreement), the Grantors have granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed to execute and deliver this Agreement, for recording with national, federal and state government authorities, including, but not limited to, the United States Patent and Trademark Office.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees with the Administrative Agent as follows:
Section 1.    Grant of Security. Each Grantor hereby unconditionally pledges and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in and to all of such Grantor’s right, title and interest in or to the following assets and properties whether now owned or hereafter acquired or arising and wherever located or in which such Grantor now has or at any time hereafter acquires any right, title or interest in (collectively, the “Trademark Collateral”):
(a)    the trademark registrations and applications set forth in Schedule 1 hereto, together with the goodwill connected with the use of and symbolized thereby and all extensions and renewals thereof (the “Trademarks”), excluding only United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant, attachment or enforcement of a security interest therein would, under applicable federal law, impair the registrability of such applications or the validity or enforceability of registrations issuing from such applications;
(b)    all rights of any kind whatsoever of such Grantor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world; and
(c)    all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by such Grantor against third parties for past, present or future unfair competition with, or violation of intellectual property rights in connection with or injury to, or infringement or dilution of, any Trademark owned by such Grantor (including, without limitation, any United States Trademark identified in Schedule I hereto).
Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Excluded Collateral.
Section 2.    Security for Obligations. The grant of a security interest in the Trademark Collateral by each Grantor under this Agreement secures the payment and performance of all of the Obligations of the Secured Parties now or hereafter existing under the Credit Agreement and is not to be construed as an assignment of any Trademark Collateral.
Section 3.    Recordation. Each Grantor authorizes the Commissioner for Trademarks to record and register this Agreement upon request by the Administrative Agent.
Section 4.    Loan Documents. This Agreement has been entered into pursuant to and in conjunction with the Security Agreement, which is hereby incorporated by reference. The provisions of the Security Agreement shall supersede and control over any conflicting or inconsistent provision herein. The rights and remedies of the Administrative Agent with respect to the Trademark Collateral are as provided by the Credit Agreement, the Security Agreement and related documents, and nothing in this Agreement shall be deemed to limit such rights and remedies.
Section 5.    Authorization to Supplement. Grantor shall comply with the obligations set forth in Section 4.4(b) of the Security Agreement in connection with obtaining rights to any new trademark application or issued trademark or become entitled to the benefit of any trademark application or trademark for any divisional, continuation, continuation-in-part, reissue, or reexamination of any existing trademark or trademark application. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize the Administrative Agent unilaterally to modify this Agreement by amending Schedule I to include any such new trademark rights of each Grantor identified on the schedules delivered by Grantors to the Administrative Agent pursuant to Section 4.4(b) of the Security Agreement and which become part of the Collateral under the Security Agreement. Notwithstanding the foregoing, no failure to so modify this Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Administrative Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.
Section 6.    Execution in Counterparts. This Agreement may be executed in counterparts and by different parties hereto in different counterparts, each of which shall constitute an original and all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif" format) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 7.    Successors and Assigns. This Agreement will be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.    Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the United States and the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
Section 9.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 10.    Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GRANTOR[S

[GRANTOR]

By:
Name:
Title:

[Trademark Security Agreement – Signature Page]

AGREED TO AND ACCEPTED:

CITIBANK, N.A., as Administrative Agent By: _______________________________ Name: Title: Address for Notices: Citibank, N.A., as Administrative Agent [Address] Attention: [__] Facsimile No.: [__]

[Trademark Security Agreement – Signature Page]

SCHEDULE I
to Exhibit II-2

Trademark Registrations

Grantor	Country	Trademark	Registration No.	Registration Date
[__]	[__]	[__]	[__]	[__]

Trademark Applications

Grantor	Country	Trademark	Serial No.	Filing Date
[__]	[__]	[__]	[__]	[__]

EXHIBIT II-3
to Security Agreement

[FORM OF]
COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Agreement”), dated as of [__], 20[__], made by each of the Persons listed on the signature pages hereto (each a “Grantor” and collectively, the “Grantors”), in favor of Citibank, N.A., as Administrative Agent for the benefit of the Secured Parties (in such capacity, the “Administrative Agent”).

WHEREAS, under the terms of the Security Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Security Agreement), the Grantors have granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed to execute and deliver this Agreement, for recording with national, federal and state government authorities, including, but not limited to, the United States Copyright Office.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees with the Administrative Agent as follows:
Section 1.    Grant of Security. Each Grantor hereby unconditionally pledges and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in and to all of such Grantor’s right, title and interest in or to the following assets and properties whether now owned or hereafter acquired or arising and wherever located or in which such Grantor now has or at any time hereafter acquires any right, title or interest in (collectively, the “Copyright Collateral”):
(a)    the copyright registrations, applications and copyright registrations and applications exclusively licensed to each Grantor set forth in Schedule 1 hereto, and all extensions and renewals thereof (the "Copyrights");
(b)    all rights of any kind whatsoever of such Grantor accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world; and
(c)    all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by such Grantor against third parties for past, present or future unfair competition with, or violation of intellectual property rights in connection with or injury to, or infringement or dilution of, any Copyright owned by such Grantor (including, without limitation, any United States Copyright identified in Schedule I hereto).
Notwithstanding the foregoing, the Copyright Collateral does not and shall not include any Excluded Collateral.

Section 2.    Security for Obligations. The grant of a security interest in the Copyright Collateral by each Grantor under this Agreement secures the payment and performance of all of the Obligations of the Secured Parties now or hereafter existing under the Credit Agreement and is not to be construed as an assignment of any Copyright Collateral.
Section 3.    Recordation. Each Grantor authorizes the Commissioner for Copyrights to record and register this Agreement upon request by the Administrative Agent.
Section 4.    Loan Documents. This Agreement has been entered into pursuant to and in conjunction with the Security Agreement, which is hereby incorporated by reference. The provisions of the Security Agreement shall supersede and control over any conflicting or inconsistent provision herein. The rights and remedies of the Administrative Agent with respect to the Copyright Collateral are as provided by the Credit Agreement, the Security Agreement and related documents, and nothing in this Agreement shall be deemed to limit such rights and remedies.
Section 5.    Authorization to Supplement. Grantor shall comply with the obligations set forth in Section 4.4(b) of the Security Agreement in connection with obtaining rights to any new copyright application or issued copyright or become entitled to the benefit of any copyright application or copyright for any divisional, continuation, continuation-in-part, reissue, or reexamination of any existing copyright or copyright application. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize the Administrative Agent unilaterally to modify this Agreement by amending Schedule I to include any such new copyright rights of each Grantor identified on the schedules delivered by Grantors to the Administrative Agent pursuant to Section 4.4(b) of the Security Agreement and which become part of the Collateral under the Security Agreement. Notwithstanding the foregoing, no failure to so modify this Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Administrative Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.
Section 6.    Execution in Counterparts. This Agreement may be executed in counterparts and by different parties hereto in different counterparts, each of which shall constitute an original and all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif" format) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 7.    Successors and Assigns. This Agreement will be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 8.    Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the United States and the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
Section 9.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 10.    Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GRANTOR[S

[GRANTOR]

By:
Name:
Title:

[Copyright Security Agreement – Signature Page]

AGREED TO AND ACCEPTED:

CITIBANK, N.A., as Administrative Agent By: _______________________________ Name: Title: Address for Notices: Citibank, N.A., as Administrative Agent [Address] Attention: [__] Facsimile No.: [__]

[Copyright Security Agreement – Signature Page]

SCHEDULE I
to Exhibit II-3

Copyright Registrations

Grantor	Country	Registration No.	Registration Date	Title
[__]	[__]	[__]	[__]	[__]

Copyright Applications

Grantor	Country	Filing Date	Author(s)	Title
[__]	[__]	[__]	[__]	[__]

EXHIBIT F

[FORM OF]
GUARANTY
GUARANTY, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”), made by each of the Persons listed on the signature pages hereof as a “Guarantor” (such Persons, together with the Additional Guarantors, collectively, the “Guarantors” and each, a “Guarantor”), in favor of Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wayfair LLC, (the “Borrower”), Wayfair Inc. (the “Parent”), the Lenders party thereto and the Administrative Agent, the Lenders have extended Commitments to make Credit Extensions to the Borrower;
WHEREAS, each Guarantor is a Subsidiary of the Parent;
WHEREAS, as a condition precedent to the making of the initial Credit Extension under the Credit Agreement, each Guarantor is required to execute and deliver this Guaranty; and
WHEREAS, each Guarantor has duly authorized the execution, delivery and performance of this Guaranty and will receive direct and indirect benefits by reason of the availability of such Commitments and the making of Credit Extensions from time to time to the Borrower by the Lenders;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby agrees with the Administrative Agent, for its benefit and the benefit of each other Secured Party, as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Terms. The following terms (whether or not underscored) when used in this Guaranty (including its preamble and recitals) shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
“Additional Guarantor” has the meaning set forth in Section 4.2(b).
“Administrative Agent” has the meaning set forth in the preamble.
“Borrower” has the meaning set forth in the first recital.
“Credit Agreement” has the meaning set forth in the first recital.
“Discharge of Obligations” has the meaning set forth in Section 2.3.

“Guarantor” and “Guarantors” have the meanings set forth in the preamble.
“Guaranty” has the meaning set forth in the preamble.
“Guaranty Supplement” has the meaning set forth in Section 4.2(b).
“Parent” is has the meaning set forth in the first recital.
Section 1.2    Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.
ARTICLE II
GUARANTY
Section 2.1    Guaranty. Each Guarantor hereby jointly and severally unconditionally, absolutely and irrevocably guarantees as primary obligor and not merely as surety to the Administrative Agent for the benefit of the Secured Parties, the full and prompt payment and performance when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. 362(a)) of the Obligations.
This Guaranty constitutes a guaranty of payment when due and not merely of collection and shall apply to all Obligations whenever arising. Each Guarantor hereby specifically, unconditionally jointly and severally agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Parent, the Borrower, any other Loan Party or any Collateral before or as a condition to the obligations of each Guarantor hereunder. Notwithstanding any term or provision of this Guaranty to the contrary, (a) the aggregate maximum amount of the Obligations for which any Guarantor shall be liable under this Guaranty shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, void or voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer; and (b) the Obligations, as to any Guarantor, shall not include any Excluded Swap Obligations.
Section 2.2    Acceleration of Guaranty. Each Guarantor agrees that, if any Event of Default under clauses (a), (b), (c) and (d) of Section 9.1.9 of the Credit Agreement shall occur or the Credit Extensions are declared due and payable, each Guarantor will, automatically and without the requirement that any demand for payment be made, pay to the Administrative Agent for the account of the Secured Parties forthwith the full amount of the Obligations that are then due and payable and for purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower or otherwise) preventing such declaration as against the Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by each Guarantor for purposes of this Guaranty.

Section 2.3    Guaranty Absolute. This Guaranty is a continuing, absolute, unconditional and irrevocable guaranty of payment and shall remain in full force and effect until (i) all the Obligations under the Loan Documents (other than unasserted contingent indemnification obligations) have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized, in each case in an amount equal to 105% of such Letter of Credit Outstandings) and (ii) all Commitments shall have expired or irrevocably terminated (the occurrence of clauses (i) and (ii), the “Discharge of Obligations”). Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the agreement under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of such Guarantor under this Guaranty and the validity and enforceability of this Guaranty, shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following:
(a)    any lack of validity, legality or enforceability of any Loan Document or any other agreement or instrument relating to any thereof;
(b)    the failure of any Secured Party:
(i)    to assert any claim or demand or to enforce any right or remedy against the Parent, the Borrower, any other Loan Party or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or
(ii)    to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations;
(c)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any compromise, renewal, extension, acceleration or release with respect thereto, or any other amendment or waiver of or any consent to departure from any Loan Document;
(d)    any addition, exchange, release, impairment or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;
(e)    any defense, set-off or counterclaim which may at any time be available to or be asserted by the Parent, the Borrower or any other Loan Party against any Secured Party;
(f)    any reduction, limitation, impairment or termination of the Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Obligations or otherwise; or

(g)    any other circumstances (other than the Discharge of Obligations) which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Parent, the Borrower, any other Loan Party or any Guarantor, including as a result of any proceeding of the nature referred to in Section 9.1.9 of the Credit Agreement;
all whether or not any Guarantor shall have had any notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (g). It is agreed that each Guarantor’s liability hereunder is several and independent of any other guarantees or other obligations not arising under this Guaranty at any time in effect with respect to the Obligations or any part thereof and that each Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or other obligations not arising under this Guaranty or any provision of any applicable Law purporting to prohibit payment by the Borrower or any other Loan Party of the Obligations in the manner agreed upon by the Borrower and the Administrative Agent or any other holder of Obligations. Each Guarantor hereby waives any right to revoke this Guaranty as to any future transaction giving rise to any Obligation
Section 2.4    Reinstatement, etc. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Discharge of Obligations. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Loan Party is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 2.4 shall survive the termination of this Guaranty.
Section 2.5    Waiver. Each Guarantor hereby waives, to the extent permitted under applicable law, presentment, protest, promptness, diligence, demand, action, delinquency, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty, including but not limited to the extension or continuation of the Obligations or any part thereof, and any requirement that any Secured Party protect, secure, perfect or insure any Lien on any property or exhaust any right or take any action against the Parent, the Borrower, any other Loan Party or any other Person (including any other guarantor of the Obligations) or any collateral securing the Obligations.
Section 2.6    Waiver of Subrogation. Each Guarantor hereby irrevocably waives to the extent permitted by applicable Law, until the Discharge of Obligations, any claim or other rights which it may now or hereafter acquire against the Parent, the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration or indemnification, and any right to participate in any claim or remedy of any Secured Party against the Parent, the Borrower or any other Loan Party or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract or Law. If any amount shall be paid to any Guarantor in violation of the preceding sentence, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for, the Secured Parties, and shall forthwith be paid to the Administrative Agent on behalf of the Secured Parties to be credited and applied against the Obligations, whether matured or unmatured. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 2.6 is knowingly made in contemplation of such benefits.
Section 2.7    Payments; Payments Free of Taxes. All payments made by the Guarantors hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim to an account designated by the Administrative Agent from time to time and shall be shall be free and clear of all Taxes except as provided in Section 4.7 of the Credit Agreement.
Section 2.8    Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
Section 2.9    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed by such other Guarantor from time to time to honor all of its obligations under its Guaranty in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Guaranty voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 2.9 shall remain in full force and effect until the Discharge of Obligations. Each Qualified ECP Guarantor intends this Section 2.9 to constitute, and this Section 2.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each other Guarantor for all purposes of the Commodity Exchange Act.
ARTICLE III
REPRESENTATIONS AND COVENANTS
Section 3.1    Representations and Warranties. Each Guarantor represents and warrants to the Administrative Agent for the benefit of the Secured Parties that each of the representations and warranties made by the Parent and the Borrower in respect of such Guarantor in Article VI of the Credit Agreement is true with the same force and effect as if made by such Guarantor.

Section 3.2    Covenants. Each Guarantor agrees to comply with all the covenants contained in the Credit Agreement and the other Loan Documents that are applicable to it.
ARTICLE IV
MISCELLANEOUS
Section 4.1    Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Section 1.3 and Article XI thereof.
Section 4.2    Amendments; Additional Guarantors; Successors and Assigns.
(a)    No amendment to or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom, shall be effective unless the same shall be in writing and signed by each Guarantor affected thereby, the Administrative Agent and the percentage of the Lenders as required by Section 11.1 of the Credit Agreement, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.
(b)    Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each a “Guaranty Supplement”), such Person shall be referred to as an “Additional Guarantor” and shall be and become a Guarantor, and each reference in this Guaranty to “Guarantor” shall also mean and refer to such Additional Guarantor.
(c)    Any Guarantor that becomes an Excluded Foreign Subsidiary or is sold or disposed of in accordance with the terms of the Credit Agreement after the date hereof shall, promptly following a written notification by such Guarantor or the Borrower to the Administrative Agent, be automatically released from the terms hereof and of the other Loan Documents. Promptly following such notice by such Guarantor, the Administrative Agent shall, at the sole cost of the Guarantor, sign any releases or similar documentation reasonably requested by such Guarantor in order to evidence such release.
(d)    This Guaranty shall be binding upon each Guarantor and its successors, transferees and assignees, and shall inure to the benefit of and be enforceable by the Administrative Agent and each other Secured Party and their respective successors and assigns; provided, however, that no Guarantor may assign its obligations hereunder without the prior written consent of the Administrative Agent (except in the case of an assignment resulting directly from a consolidation or merger of such Guarantor into or with another Loan Party as permitted under clause (a) of Section 8.8 of the Credit Agreement). Without limiting the generality of the foregoing, any Lender may assign or otherwise transfer (in whole or in part) any Credit Extension held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Guaranty) or otherwise, subject, however, to the provisions of Section 11.10 and Article X of the Credit Agreement.

Section 4.3    Addresses for Notices. All notices and other communications provided for hereunder shall be made as provided in, and subject to the terms of, Section 11.2 of the Credit Agreement. All notices to each Guarantor shall be sent care of the Parent at its address set forth in the Credit Agreement and all notices to the Administrative Agent shall be sent as provided in the Credit Agreement.
Section 4.4    No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The Administrative Agent and each other Secured Party shall have all remedies available at law or equity, including without limitation, the remedy of specific performance for any breach of any provision hereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or equity.
Section 4.5    Right to Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each other Secured Party are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or any such Secured Party, as the case may be, to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under this Guaranty, irrespective of whether the Administrative Agent or any such Secured Party shall have made any demand under this Guaranty. The Administrative Agent and each other Secured Party agrees promptly to notify the Parent and the Administrative Agent (if applicable) after any such set-off and application made by the Administrative Agent or any such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each other Secured Party under this Section 4.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or any of the other Secured Parties may have.
Section 4.6    Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provisions in any other jurisdiction.
Section 4.7    Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1 of the Credit Agreement, this Guaranty shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Guaranty.
Section 4.8    Governing Law; Entire Agreement. This Guaranty and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guaranty and the transactions contemplated hereby and under any Loan Document shall each be governed by, and each be construed in accordance with, the laws of the State of New York. This Guaranty and each other Loan Document constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
Section 4.9    Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY SECURED PARTY OR ANY GUARANTOR. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT ENTERING INTO THIS GUARANTY.
Section 4.10    Forum Selection and Consent to Jurisdiction. Each Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any other Secured Party or any related party of the foregoing in any way relating to this Guaranty or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any Appellate Court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such Courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such Federal Court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other loan document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction. Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in this Section 4.10. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. To the extent that any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, holdings, such Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and the other Loan Documents. Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 11.2 of the Credit Agreement at the New York address for such parties set forth on Schedule III thereto. Nothing in this Guaranty or in any other Loan Document shall affect the right of any party to this Guaranty to service process in any other matter permitted by law.
Section 4.11    Waiver of Certain Claims. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR, ON THE ONE HAND, AND THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES, ON THE OTHER HAND, SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE OTHER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, ANY CREDIT EXTENSION OR THE USE OF THE PROCEEDS THEREOF. NO SECURED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 4.12    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date and year first above written.

WAYFAIR MAINE LLC

By:
Name:
Title:

SK RETAIL, INC

By:
Name:
Title:

CASTLEGATE LOGISTICS INC.

By:
Name:
Title:

[Guaranty – Signature Page]

Acknowledged and Accepted:
CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Guaranty – Signature Page]

EXHIBIT A
to Guaranty

[FORM OF]
GUARANTY SUPPLEMENT
[DATE]
Citibank, N.A.
as Administrative Agent

Ladies and Gentlemen:
Reference is made to the Guaranty, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”; capitalized terms used herein without being defined have the meaning provided for in the Guaranty), made by each of the Persons listed on the signature pages hereto as a Guarantor (such Persons, together with such Persons executing an agreement in substantially the form hereof, each a “Guarantor” and, collectively, the “Guarantors”), in favor of Citibank, N.A., as administrative agent (together with any successors thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.
The undersigned hereby agrees, as of the date hereof, to become a Guarantor under the Guaranty as if it were an original party thereto and agrees that from the date hereof, each reference in the Guaranty to a Guarantor shall also mean and refer to the undersigned.
The undersigned hereby jointly and severally (together with each other Guarantor and the Parent) unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, all the Obligations, subject to all the terms of the Guaranty.
In accordance with Section 7.7 and Section 7.8 of the Credit Agreement, the undersigned hereby agrees that, from and after the date hereof, it shall be a “Guarantor” for all purposes of the Credit Agreement and the Guaranty, with all the rights and obligations of a Guarantor under the Guaranty.
[Signature Page Follows]

This letter shall be governed by and construed in accordance with the Laws of the State of New York.

Very truly yours,
[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:
ACKNOWLEDGED AND ACCEPTED:
CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Guaranty Supplement – Signature Page]

Exhibit G-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wayfair LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), Wayfair Inc., a corporation organized and existing under the laws of the State of Delaware (the “Parent”), the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 4.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit G-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wayfair LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), Wayfair Inc., a corporation organized and existing under the laws of the State of Delaware (the “Parent”), the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 4.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exhibit G-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wayfair LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), Wayfair Inc., a corporation organized and existing under the laws of the State of Delaware (the “Parent”), the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 4.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit G-4

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wayfair LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), Wayfair Inc., a corporation organized and existing under the laws of the State of Delaware (the “Parent”), the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Pursuant to the provisions of Section 4.7 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT H

[FORM OF]
INCREMENTAL COMMITMENT JOINDER AGREEMENT
INCREMENTAL COMMITMENT JOINDER AGREEMENT, dated as of [_______] [_], 20[_] (as amended, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”), made by and among each Incremental Lender from time to time party hereto (each an “Incremental Lender” and collectively, the “Incremental Lenders”); Wayfair LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”); and Wayfair Inc., a corporation organized under the laws of the State of Delaware (the “Parent”), in favor of Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.
W I T N E S S E T H:
WHEREAS, reference is made to that certain Credit Agreement, dated as of February 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower; the Parent; the various financial institutions as are, or may from time to time become, parties thereto (each a “Lender” and collectively, the “Lenders”); and Citibank, acting as Administrative Agent, Swing Line Lender and L/C Issuer; and
WHEREAS, pursuant to Section 2.11 of the Credit Agreement one or more existing Lenders or new Lenders may provide an Incremental Commitment (as defined below) to the Borrower;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1. Incremental Commitment and Incremental Loans. As of the date hereof, the Incremental Lender agrees to make loans (collectively, the “Incremental Loans”) [and participate in Letters of Credit] to the Borrower pursuant to the Revolving Loan Commitment in an aggregate principal amount not to exceed [$________] (each, an “Incremental Commitment”), on the terms and subject to the conditions set forth below. [Schedule I hereto sets forth each Incremental Lender’s Incremental Commitment as of the date hereof.] [The Incremental Commitment is in addition to the Incremental Lender’s existing Commitments under the Credit Agreement, which shall continue to be subject in all respects to the terms of the Credit Agreement and the other Loan Documents].

1Include if there are multiple Incremental lenders signing the Incremental Commitment Joinder Agreement.

Section 2. Confirmations, Etc. The Incremental Lender (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform, in accordance with the terms of the Credit Agreement, all obligations that are required to be performed by it as an Incremental Lender.
Section 3. Terms of Incremental Commitment. The Incremental Lender hereby agrees to make its Incremental Commitment and Incremental Loans [and participate in Letters of Credit] on the following terms and conditions:
Section 4.12.1    Applicable Margin. The Applicable Margin for the Incremental Loans is [●%] [the same as provided in the Credit Agreement].
Section 4.12.2    Maturity Date. The maturity date for the Incremental Commitment and the Incremental Loans is [_____].
Section 4.12.3    Other. [COMPLETE].
Section 4. Incremental Lender Obligations. The Incremental Lender acknowledges and agrees that, upon its execution of this Agreement, such Incremental Lender shall become a Lender under, and entitled to the benefits of, the Credit Agreement and the other Loan Documents with respect to its Incremental Commitment and Incremental Loans, and shall be subject to and bound by the terms thereof.
Section 5. Credit Agreement Governs. Except as set forth in this Agreement, the Incremental Commitment and Incremental Loans shall otherwise be subject in all respects to the provisions of the Credit Agreement and the other Loan Documents.
Section 6. Borrower’s Certifications. By its execution of this Agreement, the Borrower hereby certifies, as of the Incremental Commitment Effective Date, that:
(a)    the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, provided, that any such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and
(b)    no Default or an Event of Default has occurred and is continuing.

Section 7. [Eligible Assignee.2 By its execution of this Agreement, the Incremental Lender represents and warrants that it is an Eligible Assignee.]
Section 8. [Notices. For purposes of the Credit Agreement, the initial notice address for the Incremental Lender shall be as set forth below its signature below.]
Section 9. [Foreign New Lenders. The Incremental Lender that is a Foreign Lender, hereby delivers to the Administrative Agent those forms that are required to be delivered pursuant to clause (g) of Section 4.7 of the Credit Agreement].
Section 10. [Reserved].
Section 11. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
Section 12. Governing Law, Entire Agreement, Etc. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL EACH BE GOVERNED BY, AND EACH BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
Section 13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

2Include if the Incremental Lender is not an existing Lender under the Credit Agreement.

Section 14. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the day and year first above written.

[NAME OF INCREMENTAL LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Telephone:

WAYFAIR LLC, as Borrower

By:
Name:
Title:

WAYFAIR INC., as Parent

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED
CITIBANK, N.A.,
as Administrative Agent

By:
Title:

[Incremental Commitment Joinder Agreement – Signature Page]

Schedule I
to Exhibit H

Incremental Commitments

Incremental Lender	Incremental Commitment